Exhibit 10.1
THIRD AMENDMENT TO AMENDED AND RESTATED MASTER LEASE
THIS THIRD AMENDMENT TO AMENDED AND RESTATED MASTER LEASE (this “Amendment”) is dated as of April 21, 2026 (the “Effective Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”), and acknowledged and agreed to by MGM Resorts International, a Delaware corporation (“Guarantor”), as set forth on the Consent and Ratification attached to this Amendment.
RECITALS
A.    Landlord and Tenant are parties to that certain Amended and Restated Master Lease entered into as of April 29, 2022 (“A&R Master Lease”), as amended by that certain First Amendment to Amended and Restated Master Lease, dated as of December 19, 2022 (the “First Amendment”), as further amended by that certain Second Amendment to Amended and Restated Master Lease, dated as of February 15, 2023 (the “Second Amendment”, and together with the A&R Master Lease and the First Amendment, collectively, the “Master Lease”);
B.    On the date hereof, MGM Resorts International, a Delaware corporation, and NP GAMING ACQUISITION, LLC, a Delaware limited liability company (the “Purchaser”) are closing a purchase and sale transaction under that certain Purchase Agreement, dated as of October 15, 2025, as amended, restated, modified or supplemented from time to time in accordance with its terms, with respect to the outstanding equity interests in Northfield Park Associates LLC, an Ohio limited liability company (the “Company”), which subleases, operates and manages the hotel, gaming, and entertainment facility known as MGM Northfield Park located at 10777 Northfield Rd., Northfield, Ohio 44067 and 10705 Northfield Rd., Northfield, Ohio 44067 (the “Northfield Facility”), which facility is (prior to the effectiveness of this Amendment) subject to the Master Lease (the “Northfield Transaction”);
C.    In connection with the Northfield Transaction, on the Effective Date (x) the Northfield Facility will be removed from the Master Lease and (y) Landlord will enter into a new lease with the Company, which, on the Effective Date, shall be a wholly-owned Subsidiary of Purchaser, in respect of the Northfield Facility;
D.    The project that is the subject of the NDOT Condemnation (as described on Schedule 4 of the Master Lease) has been completed and Landlord and Tenant desire to amend the Master Lease by (i) modifying the legal descriptions of the Facilities described as the New York-New York Hotel and Casino and the Excalibur Hotel and Casino to reflect the NDOT Condemnation, and (ii) deleting in their entireties Section 15.3(a) and Schedule 4 of the Master Lease (and all references in the Master Lease to Section 15.3(a) and Schedule 4); and
E.    In connection with the Northfield Transaction and the NDOT Condemnation, Landlord and Tenant desire to amend the Master Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Definitions. Except as otherwise defined herein, all capitalized terms used herein without definition shall have the meanings applicable to such terms, respectively, as set forth in the Master Lease.
2.    Termination of the Master Lease as to Northfield Facility. Effective as of the Effective Date, the Master Lease is hereby terminated solely with respect to the Northfield Facility, and each of Landlord, Tenant and Guarantor shall have no further obligations or liabilities under the Master Lease or Guaranty, as applicable, with respect to the Northfield Facility from and after the Effective Date; it being understood, however, that any claims against, and any liabilities, obligations and indemnities of, Guarantor, Tenant or Landlord in respect of the Northfield Facility, to the extent arising out of or accruing in respect of any period prior to the Effective Date, shall survive such termination and shall not be terminated, limited, impaired or affected by or upon entry into this Amendment.
3.    Amendments to Master Lease. Effective as of the Effective Date, the Master Lease is hereby amended in its entirety to read as set forth in Exhibit A hereto, it being understood, for the avoidance of doubt, that during the period from (i) the Commencement Date of the Master Lease until December 19, 2022, the terms of the Master Lease applied to the fourteen (14) original Facilities and all matters then arising under the Master Lease, without regard to the First Amendment and the termination of the Master Lease with respect to the Mirage Facility, (ii) December 19, 2022 until February 15, 2023, the terms of the Master Lease applied to the remaining thirteen (13) Facilities after giving effect to the removal of the Mirage Facility pursuant to the First Amendment and all matters then arising under the Master Lease, without regard to this Amendment and the termination of the Master Lease with respect to the Gold Strike Facility, and (iii) February 15, 2023 until the Effective Date of this Amendment, the terms of the Master Lease applied to the remaining twelve (12) Facilities after giving effect to the removal of the Gold Strike Facility pursuant to the Second Amendment and all matters then arising under the Master Lease, without regard to this Amendment and the termination of the Master Lease with respect to the Northfield Facility. Solely for purposes of clarity, changes effectuated by this Amendment to the text of the Master Lease from the form of the Master Lease that was in effect immediately prior to the Effective Date are set forth in the changed “redlined” pages attached as Exhibit B hereto.
4.    No Waiver. Except to the extent expressly set forth in this Amendment, Landlord is not waiving any obligations of Tenant under the Master Lease or any rights of Landlord under the Master Lease or at law, nor is Landlord waiving or consenting to any other events that may have occurred under or in relation to the Master Lease.
5.    Incorporation into the Master Lease. The provisions of this Amendment are hereby incorporated into the Master Lease and made an integrated, non-severable part thereof.
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6.    Other Documents. Any and all agreements entered into in connection with the Master Lease which make reference therein to “the Master Lease” shall be intended to, and are deemed hereby, to refer to the Master Lease as amended by this Amendment.
7.    Miscellaneous.
(a)    This Amendment shall be construed according to and governed by the laws of the jurisdictions which are specified by the Master Lease without regard to its conflicts of law principles. The parties hereto hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such applicable jurisdiction in connection with any proceeding arising out of or relating to this Amendment.
(b)    If any provision of this Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Amendment will remain in full force and effect.
(c)    Neither this Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, discharge or termination is sought.
(d)    The paragraph headings and captions contained in this Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this Amendment or any of the provisions or terms hereof.
(e)    This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.
(f)    This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Facsimile and/or .pdf signatures shall be deemed as originals for all purposes.
(g)    Except as specifically modified in this Amendment, all of the provisions of the Master Lease remain unchanged and continue in full force and effect.
(h)    Tenant represents and warrants to Landlord that there are no gaming regulatory approvals, notices and/or waiting periods necessary or advisable to be obtained or fulfilled in connection with the effectiveness of this Amendment other than such approvals, notices, and/or waiting periods that have already been obtained or fulfilled.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the Effective Date.

LANDLORD:
MGP LESSOR, LLC,
a Delaware limited liability company
By:     /s/ David A. Kieske
Name: David A. Kieske
Title: Treasurer
TENANT:
MGM LESSEE, LLC,
a Delaware limited liability company
By:     /s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Chief Financial Officer
[Signature Page to Third Amendment to Amended and Restated Master Lease]

CONSENT AND RATIFICATION
By executing this Amendment in the space provided below, the undersigned Guarantor hereby: (i) consents to the execution and delivery of this Amendment, (ii) ratifies and confirms Guarantor’s obligations, as modified by this Amendment, under that certain Amended and Restated Guaranty of Master Lease dated as of April 29, 2022 executed by Guarantor (the “Guaranty”), (iii) acknowledges and agrees that the Guaranty is in full force and effect and is valid, binding and enforceable in accordance with its terms, as modified by this Amendment and (iv) acknowledges and agrees that nothing in this Amendment in any way impairs or lessens Guarantor’s obligations under the Guaranty except to the extent of Obligations (as defined in the Guaranty) pertaining to the Northfield Facility as and to the extent arising from and after the Effective Date for which Guarantor is hereby released (it being understood, for the avoidance of doubt, that any Obligations in respect of the Northfield Facility, as and to the extent arising out of or accruing in respect of any period prior to the Effective Date, shall continue to comprise Obligations, and shall survive and shall not be terminated, limited, impaired or affected by or upon entry into this Amendment).

MGM RESORTS INTERNATIONAL,
a Delaware corporation
By:     /s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Chief Financial Officer
[Consent and Ratification to Third Amendment to Amended and Restated Master Lease]

Execution Version
Exhibit A

CONFORMED AMENDED AND RESTATED MASTER LEASE
Conformed through Third Amendment

AMENDED AND RESTATED MASTER LEASE

TO
MASTER LEASE

Page

ARTICLE I	LEASED PROPERTY	2
1.1	Leased Property	2
1.2	Single, Indivisible Lease	3
1.3	Term	4
1.4	Renewal Terms	4
1.5	Separation of Leases	5

ARTICLE II	DEFINITIONS	7
2.1	Definitions	7

ARTICLE III	RENT	38
3.1	Rent	38
3.2	Late Payment of Rent or Additional Charges	38
3.3	Method of Payment of Rent	39
3.4	Net Lease	39
3.5	Fair Market Rent	39

ARTICLE IV	IMPOSITIONS	40
4.1	Impositions	40
4.2	Utilities, Encumbrances and Other Matters	42
4.3	Impound Account	43
4.4	Sustainability	43

ARTICLE V	NO ABATEMENT	43
5.1	No Termination, Abatement, etc	43

ARTICLE VI	OWNERSHIP OF LEASED PROPERTY	45
6.1	Ownership of the Leased Property	45
6.2	Tenant’s Property	46
6.3	Tenant’s Intellectual Property	46

ARTICLE VII	CONDITION AND USE OF LEASED PROPERTY	47
7.1	Condition of the Leased Property	47
7.2	Use of the Leased Property	47
7.3	Other Facilities	49
7.4	Landlord ROFO	50

ARTICLE VIII	COMPLIANCE WITH LAW; GROUND LEASES	51
8.1	Representations and Warranties	51
8.2	Compliance with Legal and Insurance Requirements, etc	51
8.3	Zoning and Uses	52
8.4	Compliance with Ground Leases	53
8.5	Tax Agreements	56

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MASTER LEASE
(Continued)
Page

ARTICLE IX	MAINTENANCE AND REPAIR	56
9.1	Maintenance and Repair	56
9.2	Encroachments, Restrictions, Mineral Leases, etc	58

ARTICLE X	CAPITAL IMPROVEMENTS	59
10.1	Construction of Capital Improvements to the Leased Property	59
10.2	Construction Requirements for Capital Improvements	60
10.3	Intentionally Omitted	61
10.4	Ownership of Tenant Capital Improvements at end of Term	61
10.5	Funding of Tenant Capital Improvements	61

ARTICLE XI	NO LIENS	61
11.1	Liens	61
11.2	Landlord Encumbrance Obligations	63

ARTICLE XII	PERMITTED CONTESTS	64
12.1	Permitted Contests	64

ARTICLE XIII	INSURANCE	64
13.1	General Insurance Requirements	64
13.2	Additional Insurance	67
13.3	Waiver of Subrogation	67
13.4	Policy Requirements	67
13.5	Increase in Limits	68
13.6	Blanket Policy	68
13.7	No Separate Insurance	69

ARTICLE XIV	CASUALTY	69
14.1	Property Insurance Proceeds	69
14.2	Tenant’s Obligations Following Casualty	70
14.3	No Abatement of Rent	72
14.4	Waiver	73
14.5	Insurance Proceeds Paid to Facility Mortgagee	73
14.6	Termination of Master Lease; Abatement of Rent	73
14.7	Multiple Facility Mortgagees	73

ARTICLE XV	CONDEMNATION	74
15.1	Condemnation	74
15.2	Award Distribution	75
15.3	Temporary Taking	75
15.4	No Abatement of Rent	75
15.5	Waiver	75
15.6	Award Paid to Facility Mortgagee	76

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MASTER LEASE
(Continued)
Page

15.7	Termination of Master Lease; Abatement of Rent	76

ARTICLE XVI	DEFAULT; REMEDIES	76
16.1	Events of Default	76
16.2	Certain Remedies	79
16.3	Damages	80
16.4	Receiver	81
16.5	Waiver	81
16.6	Application of Funds	81

ARTICLE XVII	TENANT’S FINANCING	81
17.1	Permitted Leasehold Mortgagees	81
17.2	Landlord’s Right to Cure Tenant’s Default	89
17.3	Tenant’s Debt Agreements	89
17.4	Landlord Cooperation	89

ARTICLE XVIII	SALE OF LEASED PROPERTY	90
18.1	Sale of the Leased Property	90
18.2	Transfers to Tenant Competitors	90
18.3	Identity of Tenant Competitors	91

ARTICLE XIX	HOLDING OVER	91
19.1	Holding Over	91

ARTICLE XX	RISK OF LOSS	91
20.1	Risk of Loss	91

ARTICLE XXI	INDEMNIFICATION	92
21.1	General Indemnification	92

ARTICLE XXII	SUBLETTING AND ASSIGNMENT	92
22.1	Subletting and Assignment	92
22.2	Permitted Assignments	93
22.3	Permitted Sublease Agreements	95
22.4	Required Assignment and Subletting Provisions	97
22.5	Costs	97
22.6	No Release of Tenant’s Obligations; Exception	98
22.7	Separate Lease; Rent Allocated	98
22.8	Management Agreements	99

ARTICLE XXIII	REPORTING; CONFIDENTIALITY	99
23.1	Officer’s Certificate and Financial Statements	99
23.2	Confidentiality; Public Offering Information	103
23.3	Financial Covenants	105

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MASTER LEASE
(Continued)
Page

23.4	Landlord Obligations	106

ARTICLE XXIV	LANDLORD’S RIGHT TO INSPECT	107
24.1	Landlord’s Right to Inspect	107

ARTICLE XXV	NO WAIVER	107
25.1	No Waiver	107

ARTICLE XXVI	REMEDIES CUMULATIVE	107
26.1	Remedies Cumulative	107

ARTICLE XXVII	ACCEPTANCE OF SURRENDER	108
27.1	Acceptance of Surrender	108

ARTICLE XXVIII	NO MERGER	108
28.1	No Merger	108

ARTICLE XXIX	CONVEYANCE BY LANDLORD	108
29.1	Conveyance by Landlord	108

ARTICLE XXX	QUIET ENJOYMENT	108
30.1	Quiet Enjoyment	108

ARTICLE XXXI	LANDLORD’S FINANCING	109
31.1	Landlord’s Financing	109
31.2	Attornment	110

ARTICLE XXXII	HAZARDOUS SUBSTANCES	110
32.1	Hazardous Substances	110
32.2	Notices	111
32.3	Remediation	111
32.4	Indemnity	111
32.5	Environmental Inspections	112

ARTICLE XXXIII	MEMORANDUM OF LEASE	113
33.1	Memorandum of Lease	113

ARTICLE XXXIV	APPOINTING EXPERTS	113
34.1	Expert Dispute Resolution Process	113

ARTICLE XXXV	NOTICES	117
35.1	Notices	117
35.2	Deemed Approval Period with respect to certain Items Requiring Consent	118
35.3	Unavoidable Delays	119

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MASTER LEASE
(Continued)
Page

ARTICLE XXXVI	TRANSITION UPON EXPIRATION OR TERMINATION	119
36.1	Transfer of Tenant’s Assets at the Facilities	119

ARTICLE XXXVII	ATTORNEY’S FEES	120
37.1	Attorneys’ Fees	120

ARTICLE XXXVIII	BROKERS	120
38.1	Brokers	120

ARTICLE XXXIX	OFAC	120
39.1	Sanctions Representations	120

ARTICLE XL	REIT REQUIREMENTS	121
40.1	REIT Protection	121

ARTICLE XLI	MISCELLANEOUS	123
41.1	Survival	123
41.2	Severability	123
41.3	Non-Recourse	123
41.4	Successors and Assigns	123
41.5	Governing Law	123
41.6	Waiver of Trial by Jury	124
41.7	Entire Agreement	124
41.8	Headings; Consent	124
41.9	Counterparts	124
41.10	Interpretation	124
41.11	Time of Essence	125
41.12	Further Assurances	125
41.13	Gaming Regulations	125
41.14	Regulatory Requirements	125
41.15	Certain Provisions of Nevada Law	128
41.16	Sale/Leaseback Accounting	129

EXHIBITS AND SCHEDULES

EXHIBIT A	—	LIST OF FACILITIES
EXHIBIT B	—	LEGAL DESCRIPTIONS
EXHIBIT C	—	FORM OF OFFICER’S CERTIFICATE
EXHIBIT D	—	GAMING LICENSES
EXHIBIT E	—	FORM OF GUARANTY
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TO
MASTER LEASE
(Continued)

EXHIBIT F-1	—	FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT F-2	—	FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT G	—	FORM OF MEMORANDUM OF LEASE
EXHIBIT H	—	FINANCIAL COVENANTS COMPLIANCE REPORT
EXHIBIT I	—	INTELLECTUAL PROPERTY LICENSE AGREEMENT
SCHEDULE 1	—	EXCLUDED ASSETS
SCHEDULE 2	—	PARK MGM TENANT CAPITAL IMPROVEMENTS
SCHEDULE 3	—	ORIGINAL COMMENCEMENT DATE OF EACH FACILITY
SCHEDULE 4	—	INTENTIONALLY OMITTED
SCHEDULE 5	—	EXISTING MANAGEMENT AGREEMENTS
SCHEDULE 6	—	LANDLORD COOPERATION MATTERS
SCHEDULE 7	—	SPECIFIED EASEMENTS AND OTHER AGREEMENTS

AMENDED AND RESTATED MASTER LEASE
This AMENDED AND RESTATED MASTER LEASE (the “Master Lease”) is entered into as of the 29th day of April, 2022 (the “Commencement Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).
RECITALS
A.    Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.
B.    Landlord and Tenant entered into that certain Master Lease, dated as of April 25, 2016, as amended by that certain (i) First Amendment to Master Lease dated as of August 1, 2016, (ii) Second Amendment to Master Lease dated as of October 5, 2017, (iii) Third Amendment to Master Lease dated as of January 29, 2019, (iv) Fourth Amendment to Master Lease dated as of March 7, 2019, (v) Fifth Amendment to Master Lease dated as of April 1, 2019, (vi) Sixth Amendment to Master Lease dated as of February 14, 2020 and (vii) Seventh Amendment to Master Lease dated as of October 29, 2021 (collectively, the “Original Master Lease”) pursuant to which each of the Facilities has been demised since the respective Original Commencement Date (as hereinafter defined) for each Facility.
C.    Landlord and Tenant thereafter amended and restated the Original Master Lease in its entirety on the terms set forth in the Amended and Restated Master Lease dated as of the Commencement Date (the “Original Amended and Restated Master Lease”).
D.    Landlord and Tenant thereafter amended the Original Amended and Restated Master Lease by entry into that certain First Amendment to Amended and Restated Master Lease, dated as of December 19, 2022 (the “First Amendment”) and that certain Second Amendment to Amended and Restated Master Lease, dated February 15, 2023 (the “Second Amendment”) (the Original Amended and Restated Master Lease as amended by the First Amendment and the Second Amendment, the “Amended and Restated Master Lease”).
E.    Landlord and Tenant desire to amend the Amended and Restated Master Lease to be in its entirety as set forth herein.
F.    The eleven (11) facilities covered by this Master Lease after giving effect to the Third Amendment are described on Exhibit A attached hereto (each a “Facility,” and collectively, the “Facilities”). Each of the Facilities will continue to be subleased by Tenant to Operating Subtenants pursuant to subleases (the “Operating Subleases”) between Tenant and each Operating Subtenant.

G.    Tenant and Landlord intend this Master Lease to constitute one indivisible lease of the Facilities and not separate leases governed by similar terms. The Facilities constitute one economic unit, and the Rent and all other provisions of this Master Lease have been negotiated and agreed to based on a demise of all of the Facilities to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Master Lease shall be amended and restated in its entirety as follows:
ARTICLE I

LEASED PROPERTY
1.1    Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interests in and to the following with respect to each of the Facilities (collectively, the “Leased Property”):
(a)    the real property or properties described in Part I of Exhibit B attached hereto together with the leasehold estates described in Part II of Exhibit B (as to which this Master Lease will constitute a sublease) (collectively, the “Land”);
(b)    all buildings, structures, barges, and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of each such Facility (collectively, the “Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Master Lease which specify that Tenant shall be entitled to certain benefits of or rights with respect to the Tenant Capital Improvements;
(c)    all easements, rights and appurtenances relating to the Land and the Leased Improvements;
(d)    all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); provided, however, that the foregoing shall not affect or contradict the provisions of this Master Lease which specify that Tenant shall be entitled to certain benefits of or rights with respect to the Tenant Capital Improvements; and

(e)    all other properties or rights, real, personal or otherwise of Landlord or Landlord’s Subsidiaries relating to the Leased Property;
in each case, with respect to clauses (b), (d) and (e) above, to the extent constituting “real property” as that term is defined in Treasury Regulation §1.856-3(d).
The Leased Property shall not, for any purposes under this Master Lease, include those assets described on Schedule 1 attached hereto (collectively, “Excluded Assets”).
The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters permitted by this Master Lease or as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property as of the Commencement Date.
Notwithstanding the foregoing, following (a) the removal of any Facility from this Master Lease pursuant to Section 1.5, (b) the assignment by Tenant of its Leasehold Estate with respect to any Facility pursuant to Section 22.2(iii), (c) the termination of this Master Lease with respect to any Facility pursuant to Section 14.2, or (d) the termination of the Master Lease with respect to any Facility pursuant to Section 15.1, such Facility shall no longer constitute Leased Property hereunder.
1.2    Single, Indivisible Lease. (a) This Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. Upon the occurrence and during the continuance of any Event of Default, Landlord shall be entitled to exercise any applicable remedies under Article XVI with respect to all of the Leased Property regardless of the portion of the Leased Property to which such Event of Default relates. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may amend this Master Lease from time to time to add or remove one or more additional Facilities as part of the Leased Property and such future addition to, or removal from, the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force. Each party agrees that it shall not assert that this Master Lease is not, and shall not challenge the characterization of this Master Lease as, a single indivisible lease of all of the Leased Property. Each party hereby waives any claim or defense based on a recharacterization of this Master Lease as any agreement other than a single indivisible lease of all of the Leased Property.
(b)    Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (x) none of (1) Landlord’s ability to remove one of more Facilities from this Master Lease pursuant to Section 1.5, (2) Tenant’s ability to assign its Leasehold Estate with respect to one or more individual Facilities pursuant to Section 22.2(iii), (3) Tenant’s or Landlord’s ability to terminate this Master Lease with respect to an affected Facility following certain Casualty Events pursuant to Section 14.2 or (4) Tenant’s or Landlord’s ability to terminate this Master Lease with respect to an affected Facility following certain Condemnations pursuant to Section 15.1 shall in any way change the indivisible and nonseverable nature of this Master Lease (as set forth in this Section 1.2) and (y) following any such removal, assignment or termination, this Master Lease shall continue as a single indivisible lease with respect to the remaining Leased Property.
1.3    Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) shall commence on the Commencement Date and shall end on April 30, 2047, subject to renewal as set forth in Section 1.4 below.
1.4    Renewal Terms.
(a)    The term of this Master Lease may be extended for three (3) separate “Renewal Terms” of ten (10) years each if: (i) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a “Renewal Notice” that Tenant desires to exercise its right to extend this Master Lease for one (1) Renewal Term; and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term; provided, however, that if Tenant fails to deliver to Landlord a Renewal Notice prior to the date that is twelve (12) months prior to the then current expiration date of the Term that Tenant does not intend to renew in accordance with this Section 1.4, then it shall automatically and without further action be deemed for all purposes that Tenant has delivered the Renewal Notice required by this Section 1.4(a)(i). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect.
(b)    Tenant may exercise such options to renew with respect to all (and no fewer than all) of the Facilities which are subject to this Master Lease as of the Exercise Date.
(c)    During each Renewal Term, Rent shall continue to be determined pursuant to the definition of such term set forth in this Master Lease.

1.5    Separation of Leases. (a) From time to time, at the election of Landlord, but only in connection with the sale of a Facility in accordance with Article XVIII, Landlord may remove one or more Facilities in accordance with Article XVIII (individually, “Removal Facility,” and collectively, “Removal Facilities”) from this Master Lease and place such Removal Facilities in one (1) or more separate leases on terms and conditions substantially similar to, and in any case no less favorable to Tenant than, those set forth in this Master Lease and as otherwise provided in this Section 1.5 (individually, “Separate Lease,” and collectively, “Separate Leases”), to facilitate the sale of such Removal Facilities.
(b)    If Landlord elects to remove a Removal Facility, Landlord shall give Tenant not less than thirty (30) days’ Notice thereof (a “Removal Notice”), and Tenant shall thereafter, within said thirty (30) day period (or such other period of time as Landlord may reasonably require; it being understood that Landlord may delay removal or cancel the Removal Notice in the event that the underlying sale of a Removal Facility is delayed or cancelled for any reason), execute, acknowledge and deliver to the new owner of the Removal Facilities, as designated by Landlord at no cost or expense to Tenant, one (1) or more Separate Leases with respect to the relevant Removal Facilities effective as of the date set forth in the Removal Notice (“Removal Date”) for the remaining Term and on substantially the same terms and conditions as, and in any case no less favorable to Tenant than the terms and conditions of, this Master Lease, except for appropriate adjustments (including to Exhibits and Schedules), including as follows:
(i)    Rent. The initial Rent for each Removal Facility shall be equal to the Allocable Rent Amount in respect of such Removal Facility and thereafter shall be adjusted on the same basis as provided in this Master Lease; it being understood that the specification in this Section 1.5(b)(i) of the methodology for determining the initial Rent for a Removal Facility shall not in any way change the indivisible and nonseverable nature of this Master Lease (as set forth in Section 1.2).
(ii)    Liabilities and Obligations. The Separate Lease shall provide that Landlord and Tenant shall be responsible for the payment, performance and satisfaction of all of the duties, obligations and liabilities of Landlord and Tenant, respectively, arising under this Master Lease, with respect to the Removal Facility, that were not paid, performed and satisfied in full prior to the commencement date of the Separate Lease, and shall further provide that (x) landlord and tenant under the Separate Lease shall not be responsible for the payment, performance or satisfaction of any duties, obligations or liabilities of Landlord or Tenant under this Master Lease first arising after the Removal Date and (y) Landlord and Tenant and Guarantor shall not be responsible for the payment, performance or satisfaction of any duties, obligations or liabilities of the landlord or tenant under the Separate Lease, except to the extent they are a party to such Separate Lease. Except as provided in clause (iv) below, Landlord and Tenant’s obligations under this Master Lease with respect to the remainder of the Facilities not removed in accordance with this Section 1.5 shall remain unaffected and shall continue in accordance with the terms of this Master Lease.

(iii)    Deletion of REIT Provisions. At the election of Landlord or any new landlord, any one or more of the provisions of the Separate Lease pertaining to the REIT status of any member of Landlord (or any Affiliate of any member of Landlord) shall be deleted.
(iv)    Amendments to this Master Lease. Upon execution of such Separate Lease, and effective as of the effective date of such Separate Lease, this Master Lease shall be deemed to be amended as follows: (i) the Removal Facilities shall be excluded from the Leased Property hereunder and (ii) Rent hereunder shall be reduced by the amount of the Allocable Rent Amount with respect to the Removal Facilities. Such amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord’s or Tenant’s election, the same shall be reflected in a formal amendment to this Master Lease, which amendment shall be promptly executed by Landlord and Tenant.
(v)    Other Undertakings. Landlord and Tenant shall each take such actions and execute and deliver such documents, including, without limitation, the Separate Lease and new or amended Memorandum(s) of Lease and, if requested by the other, an amendment to this Master Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 1.5, and as otherwise are appropriate or as Landlord, Tenant or any title insurer may reasonably request to evidence such removal and new leasing of the Removal Facilities, including memoranda of lease with respect to such Separate Leases and amendments of all existing memoranda of lease with respect to this Master Lease and an amendment of this Master Lease.
(c)    No Cross Default. No default under any Separate Lease shall be a default under this Master Lease and no default or Event of Default under this Master Lease shall be a default under any Separate Lease. In all cases, so long as any Facility Mortgage shall apply to any Removal Facility or Separate Lease, such Removal Facility and/or Separate Lease shall continue to be subject either to any existing subordination, nondisturbance and attornment agreement with respect to the Master Lease, or subject to a new subordination, nondisturbance and attornment agreement to be delivered by Facility Mortgagee, the landlord under the Separate Lease and Tenant on substantially the same terms and conditions as the existing subordination, nondisturbance and attornment agreement (having regard to the terms and conditions of the Separate Lease).
(d)    Guaranty. Upon the execution of a Separate Lease, Guarantor shall execute and deliver to the new owner of the Removal Facility a new Guaranty of Tenant’s obligations with respect to the Removal Facility. The original Guaranty delivered to Landlord shall be of no further force or effect with respect to any obligations related to the Removal Facilities.
(e)    Costs and Expenses. All costs and expenses relating to a Separate Lease (including reasonable attorneys’ fees and other reasonable, documented out-of-pocket costs incurred by Tenant or Guarantor for outside counsel, if any) shall be borne by Landlord and not Tenant.

(f)    Cooperation. Landlord and Tenant shall cooperate with Gaming Authorities in all reasonable respects to facilitate all necessary regulatory reviews, approvals and/or authorization of the Separate Lease in accordance with applicable Gaming Regulations.
ARTICLE II

DEFINITIONS
2.1    Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision; and (v) for the calculation of any financial ratios or tests referenced in this Master Lease (including the EBITDAR to Rent Ratio, and the Indebtedness to EBITDA Ratio), this Master Lease, and any similar lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder, or under a similar lease, shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.
“10 Year Treasury Yield”: The yield published in The Wall Street Journal from time to time for the “U.S. 10 Year Treasury Note.” If The Wall Street Journal ceases to publish the “U.S. 10 Year Treasury Note,” Landlord shall select an equivalent publication that publishes such “U.S. 10 Year Treasury Note,” and if such “U.S. 10 Year Treasury Note” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Landlord shall select a comparable yield index.
“121A Entity”: MGM Springfield ReDevelopment, LLC, a Massachusetts 121A limited liability company.
“Accounts”: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.
“Act”: As defined in Section 41.14(a)(i).

“Additional Charges”: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay or cause to be paid any of those items, except where such failure is due to the wrongful or negligent acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.
“Additional Empire Facility”: As defined in Section 7.4.
“Additional Facility”: As defined in the definition of Allocable Rent Amount.
“Affiliate”: When used with respect to any corporation, limited liability company, partnership or any other Person, the term “Affiliate” shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such other Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.
“Allocable Percentage Share”: For any Facility, the fraction converted to a percentage determined by dividing the EBITDAR for such Facility by the EBITDAR for all Facilities then subject to the Master Lease, with each such EBITDAR being based on the most recent Fiscal Year required to be reported by Tenant to Landlord under Section 23.1(b) of this Master Lease.
“Allocable Rent Amount”: As of any date of determination, with respect to one or more Facilities, and with respect to any amount of Rent in question, the amount determined by multiplying the then current total amount of Rent in question by the Allocable Percentage Share of such Facility(ies). To the extent the Additional Empire Facility is purchased by Landlord and made subject to this Master Lease as a Leased Property in accordance with Section 7.4 or any other facility is purchased by Landlord and made subject to this Master Lease as a Leased Property (an “Additional Facility”), but has not been subject to this Master Lease as Leased Property for the entirety of the applicable 12 month period prior to the date of determination of Allocable Rent Amount, the Allocable Rent Amount calculation for all purposes of this Master Lease that includes the Additional Empire Facility and/or Additional Facility shall reflect, with respect to the Additional Empire Facility and/or the Additional Facility, the stabilized EBITDAR projections prepared by the Tenant and reasonably approved by the Landlord. In the event that Landlord and Tenant are unable to agree on such stabilized EBITDAR projections of the Additional Empire Facility and/or the Additional Facility, either party may elect to have the same determined by an Expert in accordance with Section 34.1.
“Appraiser”: As defined in Section 3.5.
“Assumed Rate”: The 10 Year Treasury Yield plus six percent (6%).

“Award”: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.
“Blue Tarp”: As defined in Section 41.14(c)(ii).
“Borgata”: As defined in Section 41.14(a)(i).
“Borgata Fair Market Value”: As defined in Section 41.14(a)(vii).
“Borgata Purchase Notice”: As defined in Section 41.14(a)(vi).
“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.
“Capital Improvements”: With respect to any Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story, in each case which are permanently affixed to the Leased Property such that they constitute real property under applicable Legal Requirements.
“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.
“Casualty Event”: Any loss of title or any loss of or damage to or destruction of, or any Condemnation or other taking (including by any governmental authority) of, any portion of the Leased Property for which Landlord, Tenant or any Operating Subtenant or any of their respective Subsidiaries receives cash insurance proceeds or proceeds of a Condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any portion of the Leased Property, in or by Condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of or any part thereof by any governmental authority, civil or military.
“Casualty Shortfall”: As defined in Section 14.2(g).
“Code”: The Internal Revenue Code of 1986 as amended from time to time.
“Commencement Date”: As defined in the Preamble.
“Commission”: As defined in Section 41.14(a)(ii).
“Condemnation”: A taking by the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
“Condemnor”: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.
“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of Landlord or Tenant or their respective Related Persons, whether furnished before or after the date of this Master Lease, and regardless of the manner in which it was furnished, and any material prepared by either Landlord or Tenant or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Landlord or Tenant or their respective Related Persons in breach of this Master Lease; (ii) was or becomes available to either Landlord or Tenant or their respective Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of Landlord or Tenant or their Related Persons, provided, that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.
“Control”: The ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the managing member or general partner of the Person in question), to (i) direct or cause the direction of the management and policies of a Person or (ii) conduct the day-to-day business operations of a Person.
“Corporate Shared Services Property”: The Property used in the provision of services by an Affiliate of Tenant (including, by way of example and not limitation, aircraft, limos, certain information technology equipment and K-9 units) to a Facility (and to other facilities owned or operated by direct or indirect Subsidiaries of Tenant’s Parent) in the ordinary course and in a Non-Discriminatory manner.
“Covenant Failure Period”: The period (x) beginning upon the failure of Tenant to satisfy the Financial Covenant for two (2) consecutive Test Periods as determined on the last day of two (2) consecutive fiscal quarters (e.g., if Tenant fails to satisfy the Financial Covenant for the Test Periods ending on September 30, 2022 and December 31, 2022, the Covenant Failure Period would begin on December 31, 2022) and (y) ending upon a Covenant Security Coverage Cure with respect to such failure.
“Covenant Failure (Unavoidable Delay)”: A failure to satisfy the Financial Covenant substantially caused by an Unavoidable Delay, which Unavoidable Delay affects a substantial portion of the Leased Property (i.e., a substantial number of Facilities) for more than thirty (30) consecutive days (e.g., the COVID – 19 Pandemic) (it being understood that an

Unavoidable Delay that has a duration that exceeds thirty (30) consecutive days does not by itself indicate that a Covenant Failure (Unavoidable Delay) has occurred).
“Covenant Security Coverage Cure”: Following the commencement of a Covenant Failure Period, as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period (each of such Test Periods ending as of the last day of two (2) consecutive fiscal quarters), the Tenant’s Parent EBITDA to Rent ratio described in Section 23.3(a) shall have been equal to or greater than the Coverage Ratio (e.g., if, following the commencement of a Covenant Failure Period for the Test Periods ending September 30, 2023 and December 31, 2023, Tenant satisfies the Financial Covenant for the Test Periods ending March 31, 2024 and June 30, 2024, then the Covenant Security Coverage Cure will be deemed to have occurred on June 30, 2024).
“Covenant Security Escrow Account”: An escrow account established by Tenant with a reputable, nationally recognized title insurance company selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) with an office located in Las Vegas, Nevada. Fidelity Title Insurance Company is hereby preapproved by Landlord and Tenant.
“Coverage Ratio”: As defined in Section 23.3.
“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States as reasonably determined by Landlord and Tenant.
“CPI Increase”: The quotient of (i) the CPI most recently published as of the beginning of each Lease Year, divided by (ii) the CPI most recently published as of the Commencement Date (except that in connection with determining the Escalation, the preceding clause (ii) will be replaced with “the CPI as of the date which is one year prior to the date described in the preceding clause (i)”). If the quotient is less than one, the CPI Increase shall be equal to one.
“Date of Taking”: The date the Condemnor has the right to possession of the property being condemned.
“Debt Agreement”: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant, any Operating Subtenant and/or their respective Subsidiaries, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant, any Operating Subtenant and/or their respective Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Master Lease) and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder.
“Defaulting Operating Subtenants”: Operating Subtenants operating forty-one and one-half percent (41.5%) or more (by number) of the Facilities.
“Discretionary Transferee”: A transferee that meets all of the following requirements:
(a) such transferee has:
    (1)    (i) except as provided in (a)(1)(ii) or (iii) below, at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casino properties with revenues in the immediately preceding fiscal year of at least (x) Five Hundred Million Dollars ($500,000,000) in the case of a transfer of any Facility located in Las Vegas, Nevada, (y) Two Hundred Fifty Million Dollars ($250,000,000) in the case of a transfer of any Facility not located in Las Vegas, Nevada or (z) Seven Hundred Fifty Million Dollars ($750,000,000) in the case of a transfer of all Facilities then under the Master Lease (or, in any case, retains a manager with such qualifications, which manager shall not be replaced other than by another manager meeting the foregoing requirements) and as to which the primary business of such Person and its Affiliates taken as a whole is not the leasing of properties to gaming operators, or
        (ii)     in the case of a Permitted Leasehold Mortgagee Foreclosing Party at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casino properties (or, in any case, retains a manager with such qualifications, which manager shall not be replaced other than by another manager meeting the foregoing requirements), or
        (iii)    in the case of a transfer of any Facility of which no material portion is a Gaming Facility, at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing properties similar to the Facility being transferred (or retains a manager with such qualifications, which manager shall not be replaced other than by another manager meeting the foregoing requirements); or
    (2) agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least

        (i) eighty percent (80%) of Tenant Parties and their respective Subsidiaries personnel employed at the Facilities who have employment contracts as of the date of the relevant agreement to transfer, and
        (ii) eighty percent (80%) of Tenant Parties and Tenant’s Parent’s ten most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Exchange Act, as amended;
(b) such transferee (directly or through one or more of its Subsidiaries), and all persons or entities associated with such transferee who are deemed relevant by the applicable Gaming Authority(ies) with jurisdiction over any portion of the Leased Property have the requisite Gaming Licenses required by such Gaming Authority(ies) for the applicable transfer to be consummated;
(c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and
(d)     (i) except in the case of clause (ii) below, (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment or other transaction, its Indebtedness to EBITDA Ratio on a consolidated basis in accordance with GAAP is less than 6:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction, or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or
    (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant has an Indebtedness to EBITDA Ratio of less than 6:1 on a pro forma based on projected earnings and after giving effect to the proposed transaction, (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or (z) such entity is an entity whose only asset is or will be ownership of the leasehold estate created by this Master Lease and related assets reasonably necessary for conduct of the Primary Intended Use with respect to the Facilities and who, after giving effect to such entity becoming Tenant hereunder, has no Indebtedness.
“Division”: As defined in Section 41.14(a)(ii).
“Dollars” and “$”: The lawful money of the United States.
“EBITDA”: For any Test Period and with respect to any Person or Facility (as applicable), the sum of Net Income of such Person or Facility for that period, (I) plus or minus the following to the extent reflected in Net Income for that period, plus (a) any extraordinary loss, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (b) any extraordinary gain, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (c) interest expenses of such Person or Facility for that period, plus (d) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period (whether or not payable during that period), minus (e) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period (whether or not receivable during that period), plus (f) depreciation, amortization and all non-recurring and/or other non-cash expenses to the extent deducted in arriving at Net Income for that period, plus (g) loss on sale or disposal of an asset, and write downs and impairments of an asset; minus (h) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset; plus (i) expenses classified as “preopening and start-up expenses” on the applicable financial statements of that Person or Facility for that fiscal period; plus (j) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans of the Company or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights; minus (k) any income from an equity investment in an unconsolidated affiliate; plus (l) any loss from an equity investment in an unconsolidated affiliate; plus (II) (a) cash dividends or distributions received from equity investments;, in each case as determined in accordance with GAAP to the extent applicable. The expenses associated with this Master Lease or any Ground Lease shall be treated as rent, and not interest expense for purposes of determining EBITDA hereunder, regardless of its treatment under GAAP.
“EBITDAR”: For any Test Period, with respect to any Person or Facility, EBITDA plus, without duplication, any rent expense associated with any ground leases forming part of the Leased Property and this Master Lease (as may be amended from time to time).
“EBITDAR to Rent Ratio”: As at any date of determination, the ratio for any period of EBITDAR derived from the Facilities by Tenant or its Affiliates (without duplication) to Rent. For purposes of calculating the EBITDAR to Rent Ratio, EBITDAR and Rent shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease during any Test Period as if such increase or decrease had been effected on the first day of such Test Period.
“Eligible Institution”: Either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. or Bank of America, N.A. or any of their affiliates or successors provided that the rating by S&P and Moody’s for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in clause (a) hereof.
“Empire Adjacent Property”: As defined in Section 7.3(b).

“Empire Facility”: The Empire City Casino and Yonkers Raceway, Yonkers, New York.
“Encumbrance”: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.
“End of Term Asset Transfer Notice”: As defined in Section 36.1.
“Environmental Costs”: As defined in Section 32.4.
“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.
“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
“Escalated Rent”: For the first Lease Year (except as otherwise provided in the definition of Rent contained in this Section 2.1) the amount of Seven Hundred Thirty Million Dollars ($730,000,000). For the second Lease Year (except as otherwise provided in the definition of Rent contained in this Section 2.1) the amount of Seven Hundred Forty-Four Million Six Hundred Thousand Dollars ($744,600,000). For the third Lease Year (except as otherwise provided in the definition of Rent contained in this Section 2.1) the amount of Seven Hundred Fifty-Nine Million Four Hundred Ninety-Two Thousand Dollars ($759,492,000). For the fourth Lease Year (except as otherwise provided in the definition of Rent contained in this Section 2.1), the amount of Seven Hundred Twenty-One Million Seven Hundred Twenty-Three Thousand Two Hundred Nineteen Dollars ($721,723,219). Thereafter, “Escalated Rent” (i) for each Lease Year until and including the tenth (10th) Lease Year shall mean an amount equal to one hundred and two percent (102%) of the Rent as of the end of the immediately preceding Lease Year, and (ii) for each Lease Year commencing with the eleventh (11th) Lease Year and continuing through the end of the Term, an amount equal to the Rent as of the end of the immediately preceding Lease Year multiplied by the greater of (x) one hundred and two percent (102%) and (y) the CPI Increase; provided, however, that commencing with the eleventh (11th) Lease Year and continuing through the end of the Term, in no event shall the Escalated Rent for any Lease Year equal more than one hundred and three percent (103%) of the Rent payable as of the end of the immediately preceding Lease Year.
“Escalation”: For any Lease Year (other than the first Lease Year), an amount equal to the difference between (i) the Escalated Rent for such Lease Year and (ii) the Rent for the immediately preceding Lease Year as in effect as of the end of such immediately preceding Lease Year. Notwithstanding the foregoing, in the event that an Unavoidable Delay directly causes Tenant to cease to operate seventy-five percent (75%) or more (by number) of the Facilities for a period of ninety (90) consecutive days or more at any time, then the Escalation shall not apply to the Lease Year immediately following the end of such ninety (90) day period and instead the Rent will continue to be the same for such following Lease Year as in effect at the end of the Lease Year in which the end of such ninety (90) day period occurred; provided, however, that the foregoing provision regarding the impact of an Unavoidable Delay on Escalation shall be applicable no more than two (2) times during the Initial Term and no more than three (3) times during the entire Term including Renewals.
“Event of Default”: As defined in Article XVI.
“Event of Default Notice”: As defined in Section 16.2(b).
“Exchange Act”: The U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.
“Excluded Assets”: As defined in Section 1.1.
“Exercise Date”: As defined in Section 1.4.
“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.
“Facilit(y)(ies) ”: As defined in the Recitals, but excluding, from time to time, any Removal Facilities or Facilities otherwise removed from this Master Lease in accordance with the terms of this Master Lease, and including, from time to time, the Additional Empire Facility or other facilities otherwise added to this Master Lease in accordance with the terms hereof. Facilit(y)(ies) shall also exclude any off-track betting facilities located off-site or other offsite gaming facilities.
“Facility Mortgage”: As defined in Section 13.1.
“Facility Mortgage Documents”: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.
“Facility Mortgagee”: As defined in Section 13.1.

“Facility Tax Action”: Any action or decision Landlord has the right to take or make, as applicable, under any Facility Tax Agreement to reduce taxes pursuant to the applicable Facility Tax Agreement that would otherwise be payable with respect to such Facility Tax Agreement if such action or decision is not taken or made, as applicable.
“Facility Tax Agreement”: Any tax agreement (i) related to a Facility and (ii) the substance of which pertains to property taxes, PILOT programs, or any similar state or local taxes, which agreement is being entered into or amended in order to reduce such taxes that would otherwise be payable with respect to such Facility if such agreement(s) were not entered into.
“Fair Market Rent”: With respect to the Leased Property or any Facility, at any time in question, the prevailing fair market Rent which would be determined in an arm’s-length negotiation by Landlord and Tenant if neither party were under any compulsion to enter into a lease, taking into account all of the material terms and conditions of this Master Lease (including the obligation to pay Rent and Additional Charges and the presence of any remaining Renewal Terms) and, taking into account the fact that Landlord will not be entitled to the benefit of any of Tenant’s Property other than its rights with respect to Tenant’s Property pursuant to Article XXXVI, for a ten-year term beginning as of the commencement of the applicable Renewal Term, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Section 3.5.
“Fair Market Rent Assumptions”: The Expert shall assume the following (1) neither the tenant nor landlord is under any compulsion to lease and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, (2) such lease contains terms and conditions identical to the terms and conditions of this Master Lease as in effect as of such time that the Fair Market Rent is determined, other than with respect to the amount of Rent that is due, (3) neither party is paying any broker a commission in connection with the transaction, (4) that the tenant thereunder will pay such Fair Market Rent for the entire term of such demise (i.e., no early termination)) subject to any provisions in this Master Lease for adjustment to the Rent during such term, (5) the Leased Property to be valued pursuant hereto (as improved by all then existing Leased Improvements, and all Capital Improvements thereto), shall be valued as (or as part of) a fully-permitted Facility operated in accordance with the provisions of this Master Lease for the Primary Intended Use, free and clear of any lien or encumbrance evidencing a debt (including any Permitted Leasehold Mortgage) or judgment (including any mortgage, security interest, tax lien, or judgment lien), (6) in determining the Fair Market Rent with respect to damaged or destroyed Leased Property, such value shall be determined as if such Leased Property had not been so damaged or destroyed, (7) in determining the Fair Market Rent with respect to any portion of the Leased Property for which Tenant has temporarily ceased operations, such value shall be determined as if such operations had not been ceased, (8) the Fair Market Rent shall represent the normal rent for the Leased Property unaffected by sales (or leasing) concessions granted by anyone associated with the transaction, (9) the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Rent as the case may be: (i) the negative value of (x) any deferred maintenance or other items of repair or replacement of the Leased Property to the extent arising from breach or failure of Tenant to perform or observe its obligations hereunder, (y) any then current or prior Gaming or other licensure violations by Tenant, Guarantor or any of their Affiliates, and (z) any breach or failure of Tenant to perform or observe its obligations hereunder (in each case with respect to the foregoing clauses (x), (y) and (z), without giving effect to any applicable cure periods hereunder), shall not be taken into account; rather, the Leased Property and every part thereof shall be deemed to be in the condition required by this Master Lease and Tenant shall at all times be deemed to have operated the Facilities in compliance with and to have performed all obligations of Tenant under this Master Lease, and (ii) such determination shall be without reference to any savings Landlord may realize as a result of any extension of the Term of this Master Lease, such as savings in free rent and tenant concessions, and without reference to any “start-up” costs a new tenant would incur were it to replace the existing Tenant for any Renewal Term or otherwise, and (10) the Leased Property will be leased as a whole or substantially as a whole to a single user.
“Finance Lease”: As applied to any Person, any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a finance lease on the balance sheet of that Person (provided, that any lease that is accounted for by any Person as an operating lease as of the Commencement Date and any similar lease entered into after the Commencement Date by any Person may, in the sole discretion of Tenant, be treated as an operating lease and not as a Finance Lease).
“Finance Lease Obligations”: For any Person, all obligations of such Person to pay rent or other amounts under a Finance Lease as determined in accordance with GAAP.
“Financial Covenant”: As defined in Section 23.3.
“Financial Statements”: (i) For a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries of operations, shareholders’ equity and cash flows for such Fiscal Year and the related consolidated balance sheet as at the end of such Fiscal Year, prepared in accordance with GAAP as at such date and audited by a “big four” or other independent public accountants of recognized standing, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any Fiscal Year), the consolidated statement of operations of Tenant’s Parent and its Subsidiaries for such fiscal quarter, the consolidated statement of cash flows for the portion of the Fiscal Year ended with such fiscal quarter and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP.
“First Amendment”: As defined in the Recitals.
“First Amendment Date”: December 19, 2022.
“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.
“Fixtures”: As defined in Section 1.1(d).
“Foreclosure Assignment”: As defined in Section 22.2(ii).

“Foreclosure COC”: As defined in Section 22.2(ii).
“Foreclosure Purchaser”: As defined in Section 31.1.
“GAAP”: Generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that, after the Commencement Date, if any change in accounting principles is required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or the Securities and Exchange Commission and such change results in a change in the method of calculation of any financial ratio or term in this Master Lease, then Tenant and Landlord shall negotiate in good faith in order to amend such provision so as to equitably reflect such change with the desired result that the criteria for evaluation the relevant Person’s financial condition shall be the same after such change as if such change had not occurred; provided further that until such time as an amendment shall have been executed, all such financial covenants and terms in this Master Lease shall continue to be calculated or construed as if such change had not occurred.
“Gaming Authority”: As defined in the definition of Gaming License.
“Gaming Corridor”: The greater Las Vegas Strip area bounded on the south by St. Rose Parkway (but, for the avoidance of doubt, including the M Resort), on the north by US 95, on the east by Paradise Road or Maryland Parkway, as applicable, and on the west by Decatur Boulevard.
“Gaming Equipment”: All equipment, software systems and/or gaming devices used to conduct gambling games authorized by applicable Gaming Regulations at a Gaming Facility including without limitation, all slot machines, video lottery terminals, table games, gaming kiosks, pari-mutuel wagering systems, and/or other software systems and devices used now or in the future (including any variation or derivative of any of the foregoing, or any newly created equipment, software system or gaming device) for the purposes of conducting gambling games.
“Gaming Facility”: The portion of any property upon which Gaming Equipment is utilized to generate gaming revenues in accordance with a required Gaming License.
“Gaming License”: Any license, permit, approval, finding of suitability, finding of qualification or other authorization issued by a United States federal, state or local licensing or regulatory agency, commission, board or other governmental body (each a “Gaming Authority”) to operate, carry on or conduct any gambling game, race book or sports pool, pari-mutuel wagering and/or offer for play any Gaming Equipment on the Leased Property, as required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit D, as amended from time to time, and those related to any Facilities that are added to this Master Lease after the Commencement Date.

“Gaming Regulation(s)”: Any and all United States federal, state, or local laws, statutes, ordinances, rules, regulations, policies, orders, resolutions, codes, decrees or judgments, and Gaming License conditions or restrictions, and requirements of any agreement with a local municipality, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a Person holding a Gaming License, including, without limitation, any contractual requirements or requirements imposed by a regulatory agency, commission, board, municipality, county, parish or other governmental body (including any Gaming Authority) pursuant to the jurisdiction and authority granted to it under applicable law.
“Gold Strike Facility”: As defined in the Second Amendment.
“Ground Leased Property”: The real property leased pursuant to the Ground Leases.
“Ground Leases”: Those certain leases with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant and which leases have either been approved by Tenant or are in existence as of the Commencement Date and listed on Part II of Exhibit B hereto.
“Ground Lessor”: As defined in Section 8.4(a).
“GRT Payment”: As defined in Section 4.1(g).
“Guarantor”: Tenant’s Parent or any replacement guarantor pursuant to a replacement guaranty given in accordance with this Master Lease or consented to by Landlord.
“Guaranty”: That certain Amended and Restated Guaranty of Master Lease dated as of the Commencement Date, a form of which is attached as Exhibit E hereto, as the same may be amended, supplemented or replaced from time to time, by and between Tenant’s Parent and Landlord, and any other form of guaranty in form and substance reasonably satisfactory to Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.
“Handling”: As defined in Section 32.4.
“Hazardous Substances”: Collectively, any petroleum, petroleum product or by product or any substance, material or waste that is defined, regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect.
“Impositions”: All taxes, special and general assessments, including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term, rents or other amounts payable under any Ground Leases, water rents, rates and charges, commercial rent taxes, sewer and other utility rents, rates and charges, excise tax levies, gross receipts tax (including, without limitation, the Nevada Commerce Tax (it being understood Tenant’s obligation to pay such gross receipts tax shall be subject to Section 4.1(g) hereof), fees including license, permit, inspection, authorization and similar fees, and other governmental impositions, levies and charges of every kind and nature whatsoever, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property or any part thereof or any rent therefore or any estate, right, title or interest therein or any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof prior to, during or with respect to any period during the Term hereof through the expiration or earlier termination of this Master Lease together with (i) any taxes and assessments that may be levied, assessed or imposed upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for any Imposition and (ii) all interest and penalties on the foregoing attributable to any failure in payment by Tenant (other than failures arising from the wrongful or negligent acts of Landlord; provided, however, the foregoing shall not vitiate Landlord’s obligations set forth in clause (b) below).  Except as described in clause (ii) above, the term “Impositions” shall, however, not include any of the following, all of which shall be the responsibility of (and paid, before any fine, penalty, interest or cost may be added for non-payment, by) Landlord: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, capital levy or profits of Landlord, (b) (x) any tax imposed or an increased amount with respect to the sale, exchange or other disposition by Landlord of the fee estate in the Leased Property or Landlord Change of Control and (y) the incremental portion of any of the items in this paragraph that would not have been levied, imposed or assessed but for any sale of the fee estate in the Leased Property or Landlord Change of Control, in each case during the period from the date of this Master Lease through the expiration or earlier termination of the Master Lease, and (c) interest, penalties and other charges with respect to the foregoing items “a” and “b”.
“Indebtedness”: Of any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding accounts payable and accrued obligations incurred in the ordinary course of business); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) all Finance Lease Obligations of such Person; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including swap contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all guaranty obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above; provided, that for purposes of this definition, deferred purchase price obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. The amount of Indebtedness of the type described in clause (d) shall be determined in accordance with GAAP. Notwithstanding anything to the contrary contained in this Lease, none of this Master Lease, the Ground Leases or any other gaming lease shall be treated as Indebtedness, regardless of how they are treated under GAAP.
“Indebtedness to EBITDA Ratio”: As at any date of determination and with respect to any transferee, the ratio of (a) Indebtedness of the transferee and its subsidiaries on a consolidated basis (excluding (i) Indebtedness of the type referenced in clauses (g) or (h) of the definition of Indebtedness or Indebtedness referred to in clauses (e) or (j) of the definition of Indebtedness to the extent relating to Indebtedness of the type referenced in clauses (g) or (h) of the definition of Indebtedness), to (b) EBITDA of the transferee and its consolidated subsidiaries for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the transferee or any such subsidiary since the beginning of such Test Period as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period. In addition, for the avoidance of doubt, (i) if the transferee or any such subsidiary has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the applicable Test Period, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable transferee becomes party to the Master Lease permitted under Section 22.2.
“Initial Term”: As defined in Section 1.3.
“Instruments”: As defined in the definition of Property Documents.
“Insurance Requirements”: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Item Subject to Deemed Consent”: As defined in Section 35.2.
“Intellectual Property License Agreement”: That certain Trademark License Agreement between Tenant’s Parent and Landlord, dated as of the Commencement Date, as amended, in the form of Exhibit I attached hereto.
“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Master Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.
“Land”: As defined in Section 1.1(a).
“Landlord”: As defined in the preamble.
“Landlord Approved Capital Improvements”: As defined in Section 10.1(b).
“Landlord Approved Construction/Closure Project”: A Landlord Approved Capital Improvement or such other Capital Improvement in respect of any Facility, in each case, (i) for which Landlord’s prior written approval shall have been obtained in accordance with Section 10.1(b), and (ii) which will require ceasing operations at the applicable Facility for more than twelve consecutive (12) months.
“Landlord Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as amended from time to time, and any successor statute) other than Landlord’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Landlord entitled to vote in an election of directors of Landlord or Landlord’s Parent, (ii) except as permitted or required hereunder, the direct or indirect sale by Landlord or Landlord’s Parent of all or substantially all of Landlord’s assets, whether held directly or through Subsidiaries of Landlord, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Landlord or its Subsidiaries), (iii) Landlord ceasing to be Controlled (directly or indirectly) by Landlord’s Parent, or (iv) Landlord or Landlord’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Landlord or Landlord’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Landlord or Landlord’s Parent ordinarily entitled to vote in an election of directors of Landlord or Landlord’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Landlord or Landlord’s Parent ordinarily entitled to vote in an election of directors of Landlord or Landlord’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction). Notwithstanding the foregoing, no transfer or acquisition of Equity Interests in Landlord’s Parent or any direct or indirect owner thereof in one or more transactions shall result in a Landlord Change of Control.
“Landlord Tax Agreement Refusal Conditions”: As defined in Section 8.5.
“Landlord’s Parent”: VICI Properties Inc., a Maryland corporation, and its successors or assigns from time to time.
“Landlord REIT Affiliate”: VICI Properties Inc., a Maryland corporation, and its successors or assigns, or Affiliates of Landlord that that are treated as real estate investment trusts for U.S. federal income tax purposes.
“Landlord Representatives”: As defined in Section 23.4.
“Landlord Tax Returns”: As defined in Section 4.1(b).
“Landlord’s Termination Right”: As defined in Section 7.2(d).
“Lease Year”: The first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first anniversary of the Commencement Date occurs, and each subsequent Lease Year shall be each period of twelve (12) full calendar months thereafter.
“Leased Improvements”: As defined in Section 1.1(b).
“Leased Property”: As defined in Section 1.1.
“Leased Property Rent Adjustment Event”: As defined in Section 14.6.
“Leasehold Estate”: As defined in Section 17.1(a).
“Legal Requirements”: All applicable United States federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting any of the parties to this Lease, the Guaranty, Leased Property, Tenant’s Property or Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.
“Lessor Lien”: Any lien, encumbrance, attachment, title retention agreement or claim (other than any of the foregoing that arise as a result of a Facility Mortgage (or other security interest filing in relationship to a Facility Mortgage), or directly result from the transactions contemplated by this Master Lease) encumbering the Leased Property and that arises after the Commencement Date solely as a result of (a) any act or omission of Landlord or any of its Affiliates which is in violation of any of the terms of this Master Lease after notice from Tenant and failure to cure within all applicable cure periods, (b) any third-party claim against Landlord or its Affiliates that is unrelated to the use, ownership, operation or maintenance of the Leased Property and (i) for which Tenant is not required to indemnify Landlord pursuant to this Master Lease, and (ii) that is unrelated to the acts or omissions of Tenant, Tenant’s Subsidiaries or any of their respective Affiliates, or (c) any third-party claim against Landlord arising out of any transfer, sale, assignment, encumbrance or disposition by Landlord of all or any portion of the interest of Landlord in the Leased Property or any portion thereof (or any Landlord Change of Control) in violation of this Master Lease.
“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord in favor of Landlord and entitling Landlord to draw thereon based solely on a statement executed by an officer of Landlord stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord, issued by one or more domestic Eligible Institutions or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Landlord shall have the right to draw in full: (a) if Landlord has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days or less prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and/or (c) thirty (30) days after Landlord has given a proper notice to Tenant that any of the financial institutions issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.
“Lien”: As defined in Section 11.1.
“Liquor Authority”: As defined in Section 41.13(a).
“Liquor Laws”: As defined in Section 41.13(a).
“Master Lease”: As defined in the preamble.
“Material Indebtedness”: Any Indebtedness of the type referenced in clauses (a) or (b) of the definition of Indebtedness of Tenant or the Operating Subtenants the outstanding principal amount of which is in excess of Two Hundred Fifty Million Dollars ($250,000,000).
“Material Portion”:  More than 40% of the gross floor area of casino space (but not any hotel, convention or other space that is not casino space) of any Facility; provided, however, with respect to any Facility that is not located in Las Vegas, Nevada and the Excalibur Hotel and Casino, Tenant may sublease or enter into management agreements covering more than 40% of the gross floor area of the casino space of any such Facility without Landlord’s consent as would not reasonably be expected to result in a material adverse effect on the applicable Facility.

“Mirage Facility”: As defined in the First Amendment.
“MGP REIT”: MGM Growth Properties LLC.
“National Harbor Ground Lease”: The description of the National Harbor ground lease described in Part II of Exhibit B.
“Net Income”: With respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person, determined in accordance with GAAP, consistently applied.
“Net Revenue”: With respect to any fiscal period, the net revenue derived from the Facilities by Tenant or its Affiliates (without duplication) for that period, determined in accordance with GAAP existing from time to time, consistently applied, adjusted as necessary such that any Rent will constitute “rents from real property” within the meaning of Section 856(d) of the Code and Treasury Regulation Section 1.856-4. For the avoidance of doubt, Net Revenues will not be reduced by any expenses whatsoever, unless such expense is a component of net revenue as determined in accordance with GAAP, except that in Tenant's sole discretion, Net Revenues may, but shall not be required to, be reduced by any component thereof representing expense reimbursements by third parties at no profit to Tenant or its Affiliates or subtenants.
“New Lease”: As defined in Section 17.1(f).
“NH Release”: As defined in Section 8.4(f).
“Non-Discriminatory”: Consistent, commercially reasonable treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services (and whether such goods are purchased or leased), in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a reasonable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Leased Property under the terms of this Master Lease to be deemed “Non-Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Leased Property exists for the manner in which such goods and services are provided, as reasonably determined by Tenant in good faith, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce the rights of Landlord under this Master Lease, as reasonably determined by Tenant in good faith.

“Northfield Facility”: As defined in the Third Amendment.
“Notice”: A notice given in accordance with Article XXXV.
“Notice of Termination”: As defined in Section 17.1(f).
“NRS”: As defined in Section 41.15.
“OFAC”: As defined in Section 39.1.
“Operating Partnership”: MGM Growth Properties Operating Partnership LP
“Operating Standard”: Operation of the Leased Property for the Primary Intended Use (x) consistent with the standards of operations, maintenance and repair that a reasonable and prudent operator would reasonably be expected to undertake and follow for the operation, maintenance and repair of a comparable facility in the geographic location in which the applicable Facility is located, (y) at least substantially consistent with the standard of operations of each Facility, as applicable, on the Commencement Date, with due regard to reasonable wear and tear, and (z) which shall be performed (i) with respect to Facilities located in Las Vegas, Nevada, in a Non-Discriminatory manner with other similar assets owned, leased, managed or operated by Tenant’s Parent and/or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of gaming, hotel and related businesses, centralized services, purchasing programs, insurance programs, Tenant’s Intellectual Property, complimentaries, room rates and cross-marketing and cross-promotional activities with other similar properties owned, leased or operated by Tenant’s Parent and/or its Subsidiaries in Las Vegas, Nevada (it being understood that Aria, Vdara, Bellagio, Mandalay Bay and MGM Grand shall be excluded for the purpose of the foregoing analysis), and (ii) with respect to Facilities not located in Las Vegas, Nevada, in a Non-Discriminatory manner with other similar assets owned, leased, managed or operated by Tenant’s Parent and/or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of gaming, hotel and related businesses, centralized services, purchasing programs, insurance programs, Tenant’s Intellectual Property, complimentaries, room rates and cross-marketing and cross-promotional activities with other similar properties owned, leased or operated by Tenant’s Parent and/or its Subsidiaries outside of Las Vegas, Nevada (taking into account the quality of the operations and level of services provided at each of the applicable Facilities not located in Las Vegas, Nevada).
“Operating Subleases”: As defined in the Recitals.
“Operating Subtenant”: Each of the Persons listed as an Operating Subtenant in Exhibit D together with any other Person that is an Affiliate of Tenant to whom all or any portion of a Facility is sublet by Tenant pursuant to an Operating Sublease.
“Original Commencement Date”: The applicable Commencement Date for each Facility pursuant to the Original Master Lease, as set forth on Schedule 3 attached hereto.

“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under Legal Requirements.
“Pandemic”: Any disaster or public health issue of any form as determined by public health officials whether it has an overriding effect on the general public or its effect is limited to the Leased Property, including without limitation, a mass influenza outbreak or any other illness or health issue, or any pandemic, epidemic, or widespread contagion or threat to human health, including but not limited to COVID-19, and any event or situation that a governmental authority has labelled a pandemic or similar term or as to which any governmental or quasi-governmental authority has issued a mandate, directive or recommendation to close, limit or restrict any of the operations or occupancy at any of the Facilities.
“Parent Company”: With respect to any Person in question, any other Person (other than an Investment Fund) (x) as to which such Person in question is a Subsidiary; and (y) which other Person is not a Subsidiary of any other Person (other than an Investment Fund, which shall be deemed not to have any Parent Company and, in the case of a Discretionary Transferee that is an Investment Fund, therefore shall not be required to provide a Parent Guaranty pursuant to Section 22.2, if applicable).
“Park MGM Tenant Capital Improvements”: The Tenant Capital Improvements set forth on Schedule 2 attached hereto.
“Payment Date”: Any due date for the payment of the installments of Rent or any other sums payable under this Master Lease.
“Permitted Capital Improvements”: As defined in Section 10.1(a).
“Permitted Encumbrance”:
(i)    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law) and which are being contested in good faith by appropriate proceedings in accordance with Article XII and have not proceeded to judgment, provided, that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;
(ii)    Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings in accordance with Article XII and have not proceeded to judgment, provided, that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(iii)    minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
(iv)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, or facilities or equipment, which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
(v)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
(vi)    rights reserved to or vested in any governmental authority to control or regulate, or obligations or duties to any governmental authority with respect to, the use of any Property;
(vii)    rights reserved to or vested in any governmental authority to control or regulate, or obligations or duties to any governmental authority with respect to, any right, power, franchise, grant, license, or permit;
(viii)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;
(ix)    statutory Liens, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith in accordance with Article XII, provided, that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;
(x)    covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
(xi)    rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;
(xii)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(xiii)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Tenant or its Subsidiaries are a party as lessee, provided, the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed twenty percent (20%) of the annual fixed rentals payable under such lease;
(xiv)    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);
(xv)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;
(xvi)    Liens consisting of deposits of Property to secure statutory obligations of Tenant or any of its Subsidiaries;
(xvii)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Tenant or any of its Subsidiaries is a party;
(xviii)    Liens created by or resulting from any litigation or legal proceeding involving Tenant or its Subsidiaries in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings in accordance with Article XII, provided, that adequate reserves have been set aside by Tenant or the relevant Subsidiary and no material Property is subject to a material risk of loss or forfeiture;
(xix)    non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Tenant and its Subsidiaries, taken as a whole;
(xx)    Liens arising under applicable Gaming Regulations;
(xxi)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Tenant or its Subsidiaries in the ordinary course of business;
(xxii)     Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business; and
(xxiii)     Liens on cash and cash equivalents deposited to discharge, redeem or defease Indebtedness.
“Permitted Leasehold Mortgage”: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased

Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.
“Permitted Leasehold Mortgagee”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) in respect of real estate financings generally or corporate credit facilities generally; and provided, further, that, in all events, (i) no agent, trustee or similar representative shall be Tenant, Tenant’s Parent, Guarantor or any of their Affiliates, respectively (each, a “Prohibited Leasehold Agent”), and (ii) no (A) Prohibited Leasehold Agent (excluding any Person that is a Prohibited Leasehold Agent as a result of its ownership of publicly-traded shares in any Person), or (B) entity that owns, directly or indirectly higher than the lesser of (1) ten percent (10%) of the Equity Interests in Tenant or (2) a Controlling legal or beneficial interest in Tenant, may collectively hold an amount of the indebtedness secured by a Permitted Leasehold Mortgagee higher than the lesser of (x) twenty-five percent (25%) thereof and (y) the principal amount thereof required to satisfy the threshold for requisite consenting lenders to amend the terms of such indebtedness that affect all lenders thereunder.
“Permitted Leasehold Mortgagee Designee”: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.
“Permitted Leasehold Mortgagee Foreclosing Party”: A Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that forecloses on this Master Lease and assumes this Master Lease or a Subsidiary of a Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that assumes this Master Lease in connection with a foreclosure on this Master Lease by a Permitted Leasehold Mortgagee.
“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Primary Impositions”: Real estate taxes (if not publicly available), insurance premiums and ground lease rents.
“Primary Intended Use”: Hospitality, entertainment, entertainment venues, gaming and/or pari-mutuel use generally consistent with prevailing hospitality, entertainment or gaming industry use at any time, together with all ancillary or complementary uses consistent with such use and operations (including hotels, resorts, convention centers, retail facilities, restaurants, clubs, bars, etc.), together with any other uses in effect on the Commencement Date and together with any other uses otherwise generally consistent with uses of property in the immediate vicinity of the Facilities and the Operating Standard.

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.
“Proceeding”: As defined in Section 23.1(b)(vi).
“Prohibited Leasehold Agent”: As defined in the definition of Permitted Leasehold Mortgagee.
“Prohibited Persons”: As defined in Section 39.1.
“Property”: any right, title or interest in or to property or assets of any kind whatsoever, whether real, Personal (as defined in the UCC) or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, equity interests or other ownership interests of any other Person owned by the first Person.
“Property Documents”: Any (a) declarations, reciprocal easements and/or easements, covenants, exceptions, conditions, restrictions and other encumbrances in each case affecting the Leased Property or any portion thereof (collectively, “Instruments”) that are filed of public record, or (b) Instruments that are not filed of public record and (i) have been entered into or assumed by Tenant, any Operating Subtenant or any of their respective Affiliates and (ii) with respect to which Tenant’s, Operating Subtenant’s or their Affiliate’s failure to comply would result in a material adverse effect on the applicable Facility or Landlord’s interest therein, and, with respect to any of the Instruments described in clauses (a) and (b), (x) only such Instruments that are in effect on the Commencement Date or made after the Commencement Date in accordance with the terms of this Master Lease or otherwise made or agreed to in writing by Tenant, any Operating Subtenant or any of their respective Affiliates (and with respect to any Instruments entered into by Landlord, provided that Tenant or the applicable Operating Subtenant has actual knowledge thereof) and (y) excluding all Facility Mortgage Documents.
“Related Persons”: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, partners, managers, members, advisors and controlling persons of such party and its Affiliates and Subsidiaries.
“Removal Date”: As defined in Section 1.5(b).
“Removal Facility”: As defined in Section 1.5.
“Removal Notice”: As defined in Section 1.5.
“Renewal Notice”: As defined in Section 1.4.

“Renewal Term”: A period for which the Term is renewed in accordance with Section 1.4.
“Rent”: An annual amount equal to (I) Seven Hundred and Thirty Million Dollars ($730,000,000) per annum for the first Lease Year, (II) Seven Hundred Forty-Four Million Six Hundred Thousand Dollars ($744,600,000) per annum for the second Lease Year, (III) Seven Hundred Fifty-Nine Million Four Hundred Ninety-Two Thousand Dollars ($759,492,000) per annum for the third Lease Year, and (IV) Seven Hundred Twenty-One Million Seven Hundred Twenty-Three Thousand Two Hundred Nineteen Dollars ($721,723,219) per annum for the fourth Lease Year; provided, however, that (a) commencing on the first day of the fifth Lease Year and continuing at the beginning of each Lease Year thereafter during the Initial Term and continuing through the first Renewal Term, the Rent shall increase to an annual amount equal to the sum of (i) the Rent per annum as of the end of the immediately preceding Lease Year, and (ii) the Escalation, and (b) it is understood that immediately prior to (i) the First Amendment Date and the related removal of the Mirage Facility from this Lease, the Rent was equal to Eight Hundred Sixty Million Dollars ($860,000,000) per annum, (ii) the Second Amendment Date and the related removal of the Gold Strike Facility from this Lease, the Rent was equal to Seven Hundred Seventy Million Dollars ($770,000,000) per annum, and (iii) the Third Amendment Date and the related removal of the Northfield Facility from this Lease, the Rent was equal to Seven Hundred Seventy-Four Million Six Hundred Eighty-One Thousand Eight Hundred Forty Dollars ($774,681,840) per annum.
At the commencement of each of the second and third Renewal Terms, the Rent shall be reset to be equal to the greater of (i) the sum of (x) the Rent as of the end of the immediately preceding Lease Year, and (y) the Escalation, and (ii) the Fair Market Rent as of the first day of the applicable Renewal Term as determined pursuant to Section 3.5 hereof. The Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the second or third, as applicable, Renewal Term except that the Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Rent as of the end of the immediately preceding Lease Year, and (y) the Escalation.
Rent shall be subject to further adjustment as and to the extent provided in Sections 7.4 and 14.6.
“Replacement Lease”: As defined in Section 7.2(d).
“Replacement Lease Closing Period”: As defined in Section 7.2(d).
“Replacement Tenant”: As defined in Section 7.2(d).
“Representative”: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.
“Responsible Officer”: Tenant’s Parent’s chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of the Tenant’s Parent, provided, that the Tenant’s Parent may designate one or more other officers as Responsible Officers.
“Restricted Information”: As defined in Section 23.1(c).
“Re-tenanting Period”: As defined in Section 7.2(d).
“Sale Offer”: As defined in Section 7.4(a).
“Sale Offer Notice”: As defined in Section 7.4(a).
“Sanctions Authority”: As defined in Section 39.1(a).
“SEC”: The United States Securities and Exchange Commission.
“SEC Filing Deadline”: As defined in Section 23.1(b)(i).
“SEC Reports”: All quarterly and annual reports required under the Exchange Act and related rules and regulations to be filed with the SEC on Forms 10-Q and 10-K.
“Second Amendment”: As defined in the Recitals.
“Second Amendment Date”: February 15, 2023.
“Secondary Impositions”: Impositions that are not Primary Impositions.
“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Separate Lease”: As defined in Section 1.5.
“Solvent”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).
“Specified Debt Agreement Default”: Any event or occurrence under any Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under any Material Indebtedness.
“Specified Communications”: Each of the following items to the extent required to be delivered to Landlord in accordance with the indicated provisions of this Master Lease:
(a)    Any certificates and related backup required to be delivered pursuant to Section 4.1;
(b)    Any Financial Statements, together with a report from the accounting firm (for annual statements) or certificate from a Responsible Officer (for quarterly statements), required to be delivered pursuant to Section 23.1(b)(i);
(c)    Any “no default” certificate required to be delivered pursuant to Section 23.1(b)(i);
(d)    Any budget and projection information required to be delivered pursuant to Section 23.1(b)(ii); and
(e)    Any notices required to be delivered pursuant to Section 32.2.
“Springfield”: MGM Springfield.
“Springfield Ground Lease”: The description of Springfield ground lease described in Part II of Exhibit B.
“Springfield MTA”: As defined in Section 41.14(c)(ii).
“State”: With respect to each Facility, the state or commonwealth in which such Facility is located.
“Subsidiary”: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

“Tenant”: As defined in the preamble.
“Tenant Capital Improvement”: A Capital Improvement constructed by or at the direction of Tenant or any applicable Operating Subtenant at a Facility.
“Tenant Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as amended from time to time, and any successor statute) other than Tenant’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant entitled to vote in an election of directors of Tenant or its direct or indirect parent, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries) to a Person that is not wholly owned and controlled (directly or indirectly) by Tenant’s Parent, (iii) Tenant ceasing to be a wholly-owned and controlled Subsidiary (directly or indirectly) of Tenant’s Parent, or (iv) any Operating Subtenant ceasing to be a controlled Subsidiary (directly or indirectly) of Tenant’s Parent. Notwithstanding the foregoing, no acquisition of shares of or transfer of any interest in Tenant’s Parent or any other publicly traded Person in one or more transactions shall result in a Tenant Change of Control, provided that after giving effect to such Tenant Change of Control, Tenant would be able to make the representations in Section 39.1 of this Master Lease without qualification.
“Tenant Competitor”: A Person or Affiliate of any Person (other than an Affiliate of Tenant) which is (i) among the top 25 global gaming companies by annual revenues, or (ii) any Person that has or is proposing to build, own or operate a casino resort located in the Gaming Corridor, or (iii) any Person identified in a letter of even date herewith from Tenant to Landlord, or their Affiliates; provided, that the foregoing shall not include commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate banks which funds principally invest in commercial loans or debt securities and shall not apply to any holder or purchaser of only unsecured Indebtedness, provided; further, that clauses (i) and (ii) above shall not include any Person that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include Gaming Facilities.
“Tenant Competitor Notice”: As defined in Section 18.3.
“Tenant NH Guarantor”: As defined in Section 8.4(f).
“Tenant NH Guaranty”: As defined in Section 8.4(f).
“Tenant Parties”: Collectively, Tenant and each of the Operating Subtenants.
“Tenant Representatives”: As defined in Section 23.4.
“Tenant’s GRT Payment Share”: As defined in Section 4.1(g).

“Tenant’s Intellectual Property”: As defined in Section 6.3.
“Tenant’s Notice of Intent”: As defined in Section 7.2(d).
“Tenant’s Parent”: MGM Resorts International and its successor by merger, consolidation or other transaction pursuant to which any such successor acquires all or substantially all of the assets of MGM Resorts International.
“Tenant’s Portion of a Casualty Shortfall”: As defined in Section 14.2(g).
“Tenant’s Property”: With respect to each Facility, all assets, including the Gaming Equipment (other than the Leased Property and Excluded Assets) that are (i) owned by Tenant or any Operating Subtenant or any of their Subsidiaries, respectively, and (ii)(x) located at the Leased Property, or (y) primarily related to or primarily used in connection with the operation of the business conducted on or about the Leased Property or any portion thereof, together with all replacements, modifications, additions, alterations and substitutes therefor.
“Tenant’s Property FMV”: As defined in Section 36.1.
“Tenant’s Recommencement Period”: As defined in Section 7.2(d).
“Term”: As defined in Section 1.3.
“Termination Notice”: As defined in Section 17.1(d).
“Test Period”: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person for which financial statements are available or are required to have been delivered hereunder.
“Third Amendment”: That certain Third Amendment to Amended and Restated Master Lease dated as of the Third Amendment Date.
“Third Amendment Date”: April 21, 2026
“Title Insurance Proceeds”: As defined in Section 5.1.
“Treasury Regulations”: The regulations promulgated under the Code, as such regulations may be amended from time to time.
“UCC”: Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unavoidable Delay”: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental or quasi-governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, governmental mandates, directives or recommendations, Pandemic, environmental or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder, including any situation in which other similar businesses are generally closed; provided, that lack of funds shall not be deemed a cause beyond the reasonable control of a party.
“Unsuitable for Its Primary Intended Use”: A state or condition of any Facility such that by reason of damage or destruction, or a partial Condemnation, such Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.
“Voluntarily Closed Facility”: As defined in Section 22.2(iii).
“Voluntary Cessation”: As defined in Section 7.2(d).
“Voluntary Termination Notice”: As defined in Section 7.2(d).
ARTICLE III

RENT
3.1    Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. Rent payable during any Lease Year or portion thereof consisting of more or less than twelve (12) calendar months shall be prorated on a monthly basis such that the Rent for each calendar month is equal to the annual Rent divided by twelve (12).
3.2    Late Payment of Rent or Additional Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.
3.3    Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.
3.4    Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever.
3.5    Fair Market Rent. In the event that it becomes necessary to determine the Fair Market Rent of any Facility for any purpose of this Master Lease, and the parties cannot agree among themselves on such Fair Market Rent within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a person selected to act as appraiser (such person, and each other person selected as provided herein, an “Appraiser”) on its behalf. Within fifteen (15) days after receipt of any such Notice, the other party shall by notice to the first party appoint a second person as Appraiser on its behalf. The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto, or, if no such organization exists, a similarly nationally recognized real estate appraisal organization) with at least ten (10) years of experience appraising properties similar to the Facilities, shall, within forty-five (45) days after the date of the notice appointing the first appraiser, proceed to appraise the applicable Facility to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within fifty (50) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties. If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, either party may request the appointment of Experts pursuant to Article XXXIV.
ARTICLE IV

IMPOSITIONS
4.1    Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make, or cause to be made, such payments directly to the taxing authorities (or any such other party imposing the same) and (i) with respect to Primary Impositions, furnish to Landlord once per calendar quarter, a listing of such payments, together, upon the reasonable request of Landlord, with copies of official invoices or receipts or other reasonably satisfactory proof evidencing such payments, and (ii) with respect to Secondary Impositions, furnish to Landlord once per calendar year upon request, provided that Landlord has reasonable justification for any such request in this clause (ii) and includes the same in its request to Tenant, a listing of such material payments, and, upon the reasonable request of Landlord, copies of official invoices or receipts or other reasonably satisfactory proof evidencing such payments. If Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make (or cause to be made) such payments directly to the taxing authorities or other applicable party, then Tenant shall make (or cause to be made) such payments to Landlord at least ten (10) Business Days prior to the due date, and Landlord shall make such payments to the taxing authorities or other applicable party prior to the due date. Tenant’s obligation to pay (or cause to be paid) Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.
(b)    Landlord or Landlord’s Parent shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property.
(c)    Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant.
(d)    Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it or any Operating Subtenant possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.
(e)    Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.
(f)    Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Commencement Date shall be Tenant’s obligation to pay or cause to be paid.
(g)    Notwithstanding anything to the contrary in this Master Lease, Tenant’s obligation to reimburse Landlord in respect of gross receipts tax (including the Nevada Commerce Tax) shall not exceed fifty percent (50%) (“Tenant’s GRT Payment Share”) of any such gross receipts tax to the extent that such tax is actually paid by Landlord as a result of the payment of Rent and Additional Charges (each, an “GRT Payment”).  As a condition to Tenant’s obligation to reimburse Landlord for Tenant’s GRT Payment Share, Landlord shall provide Tenant with Landlord’s computation of the GRT Payment paid by Landlord together with such information as Tenant may reasonably request to evidence or substantiate such GRT Payment and Tenant shall pay the amount of Tenant’s GRT Payment Share to Landlord within ten (10) Business Days following Tenant’s receipt of such computation and information; provided, that, Tenant shall have the right to dispute Landlord’s computation of any GRT Payment and any such dispute will be resolved by Experts pursuant to Section 34.1.
4.2    Utilities, Encumbrances and Other Matters. (a) Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or reimburse Landlord for, all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property (other than a Facility Mortgage) without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to Instruments that do not adversely affect in any material respect the use or future development of the Facility as a Gaming Facility or any other use consistent with the Primary Intended Use or increase Additional Charges payable under this Master Lease); provided, Tenant is given reasonable opportunity to participate in the process leading to such Instrument. Tenant will not enter into Instruments that will encumber Landlord’s interest in the Leased Property or which require Landlord’s signature without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to Instruments that do not adversely affect the value or use of the Leased Property or the Facility (other than a de minimis effect)) unless such Instrument benefits a Tenant Competitor or an Affiliate of Tenant at the expense or to the detriment of such Facility or inappropriately or unfairly discriminates, in Landlord’s reasonable discretion, against the Facility to which such Instrument relates in favor of another Facility or other property which is not a Facility or Leased Property; provided, Landlord is given reasonable opportunity to participate in the process leading to such Instrument, and with respect to any Instruments which do not require Landlord’s consent, provided that they (x) expressly provide that they do not affect Landlord’s interest in the Leased Property and (y) do not result in any physical structures or other matters which may need to be removed or restored after the expiration of this Master Lease unless the same are minor in nature and Tenant agrees to remove and/or restore the same at no cost to Landlord (which is not otherwise reimbursed by Tenant).
    (b)     Without limitation of the final sentence of Section 4.2(a), (i) Landlord shall reasonably cooperate with Tenant, as may be reasonably requested by Tenant, at Tenant’s sole cost and expense, in connection with the consummation or completion of the projects or other matters more particularly described on Schedule 6, and (ii) Landlord acknowledges that the Facilities located in Las Vegas may be participating in the Vegas Loop Project. Nothing contained in this Section 4.2(b) shall be deemed to vitiate or supersede or otherwise reduce any of Landlord’s rights under this Master Lease, including Section 4.2(a) and Section 8.3 hereof.

(c)    Landlord agrees not to withhold its consent to the easements and other agreements listed on Schedule 7, to the extent not yet finalized before the Commencement Date, provided such easements and agreements are substantially in the form previously disclosed to Landlord’s Parent or its representatives pursuant to that certain Master Transaction Agreement by and among Landlord’s Parent, Tenant’s Parent and certain of their respective Affiliates dated August 4, 2021, or to the extent not provided to Landlord’s Parent or its representatives, in a form reasonably acceptable to Landlord.
4.3    Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ Notice to Tenant); Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual rent and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.
4.4    Sustainability. Tenant acknowledges that Landlord values and supports environmental sustainability initiatives and practices at the Leased Property to, among other things, reduce the environmental impact of operations thereat, which may include energy efficiency and carbon emissions reduction, water usage reduction, recycling and waste reduction, environmental stewardship and conservation, and other sustainability efforts, as well as those related to Capital Improvements, interior design, operations, and maintenance.
ARTICLE V

NO ABATEMENT
5.1    No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Master Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided, that such assignment does not adversely affect Landlord’s rights under any such policy and provided, further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord. In furtherance of the foregoing, in the event that Landlord receives proceeds (“Title Insurance Proceeds”) from any policy of title or similar insurance maintained by Landlord, any such Title Insurance Proceeds shall be shared between Landlord and Tenant as follows: Tenant shall be entitled to the portion of such Title Insurance Proceeds that is attributable to the damage to the leasehold estate incurred by Tenant during the Term of this Master Lease (assuming that all Renewal Terms are exercised by Tenant) and Landlord shall be entitled to the portion of such Title Insurance Proceeds that is attributable to the damage to the residual estate remaining after the expiration of the Term (assuming that all Renewal Terms are exercised) provided that, if Tenant subsequently does not exercise one or more Renewal Terms, Tenant shall pay to Landlord the portion of such Title Insurance Proceeds received by or paid to Tenant pursuant to this Section 5.1 that is allocable to the Renewal Terms that are not exercised. Landlord agrees for the benefit of Tenant that in the event that Tenant desires to cause to be asserted a claim against any title insurer providing coverage under any policy of title or similar insurance maintained by Landlord, Landlord will reasonably cooperate with Tenant in asserting such claim and use commercially reasonable efforts to enforce such policy so that all available Title

Insurance Proceeds are received, provided that Tenant bears all costs and expenses of such enforcement. In the event that Landlord and Tenant are unable, within thirty (30) days of receipt of any such Title Insurance Proceeds, to agree on the allocation between Landlord and Tenant of such Title Insurance Proceeds, either Landlord or Tenant may request that such allocation be determined by an Expert in accordance with Section 34.1. Landlord shall pay any amount owing pursuant to this Section 5.1 to Tenant within thirty (30) days after agreement upon, or determination by the Expert of, such amount. For the avoidance of doubt, Landlord and Tenant hereby agree that the references to title insurance and Title Insurance Proceeds in this Section 5.1 shall include any title insurance and Title Insurance Proceeds of Landlord and any Affiliates of Landlord and that Landlord shall cause its Affiliates to comply with the provisions of this Section 5.1 with respect to the provisions concerning title insurance and Title Insurance Proceeds.
ARTICLE VI

OWNERSHIP OF LEASED PROPERTY
6.1    Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property (including any Tenant Capital Improvements) is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” for all applicable legal and federal, state and local tax purposes and is not a mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.
(b)    Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property (other than for GAAP purposes), including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property (except as otherwise provided in Section 11.1(b)), (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code.

(c)    The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.
(d)    Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1.
6.2    Tenant’s Property. Tenant and each Operating Subtenant shall maintain sufficient Tenant’s Property (or personal property leased by Tenant or any Operating Subtenant or Corporate Shared Services Property) with respect to each Facility as may be necessary to comply with the Operating Standard. Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property in their sole discretion in a manner that does not impair any Facility’s compliance with the Operating Standard and Landlord shall have no rights to such disposed Tenant’s Property. Subject to Section 36.1 and Section 9.1(d), Tenant shall remove or cause to be removed all of Tenant’s Property from the Leased Property at the end of the Term at Tenant’s sole cost and expense. Subject to Section 36.1, any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a successor tenant or landlord shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything in the foregoing to the contrary, any transfer, conveyance or other disposition by Landlord or Tenant of any Gaming Equipment will be subject to the approval, to the extent required, of any applicable Gaming Authority. Notwithstanding the foregoing, Tenant shall not be required to maintain, and there shall be no restriction on Tenant’s or its Subsidiaries’ right to sell, transfer, convey or otherwise dispose of, Tenant’s Property with respect to any Voluntarily Closed Facility which has been deemed to have been assigned (i.e., counts as an assignment of the applicable Facility for the purposes of clause (5) of Section 22.2(iii)) but only for so long as such Facility remains a Facility which has been deemed to have been assigned (i.e., counts as an assignment of the applicable Facility for the purposes of clause (5) of Section 22.2(iii)).
6.3    Tenant’s Intellectual Property. Subject to the terms of the Intellectual Property License Agreement, (a) Landlord and Tenant acknowledge and agree that all trademarks, trade names and trade dress used in connection with the Leased Property and all other forms of Tenant’s intellectual property (collectively, “Tenant’s Intellectual Property”) shall be the sole and exclusive property of Tenant, Tenant’s Parent and their respective Affiliates, (b) Tenant, Tenant’s Parent and their respective Affiliates may sell, transfer, convey or otherwise dispose of, modify, use or discontinue use of Tenant’s Intellectual Property in their sole discretion, (c) Landlord and its Affiliates shall have no rights in or to Tenant’s Intellectual Property, (d) Landlord and its Affiliates shall not claim any rights in or to, or challenge, contest or otherwise interfere with Tenant’s, Tenant’s Parent’s or their respective Affiliates’, as applicable, sole and exclusive ownership of, Tenant's Intellectual Property and (e) Tenant may remove or otherwise dispose of Tenant’s Intellectual Property from the Leased Property at the end of the Term, or may modify the Leased Property at the end of the Term such that Landlord’s or any successor tenant’s use of the Leased Property does not infringe upon, dilute or adversely effect Tenant’s, Tenant’s Parent’s or their respective Affiliates’ ownership of Tenant’s Intellectual Property. For the avoidance of doubt, (i) no Tenant’s Intellectual Property shall be included in the provisions of Section 36.1 and (ii) nothing in this Section 6.3 shall vitiate the obligations of Tenant set forth in Section 7.2(a).
ARTICLE VII

CONDITION AND USE OF LEASED PROPERTY
7.1    Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.
7.2    Use of the Leased Property. (a) Tenant shall use or cause to be used the Leased Property and the improvements thereon of each Facility for its Primary Intended Use in accordance with the Operating Standard. Tenant shall not use or permit the use of the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold, condition or delay. Landlord acknowledges that operation of each Gaming Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor any Affiliate of Landlord may operate, control or participate in the conduct of a Gaming Facility.

(b)    Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility (except in connection with any use, or change of use, permitted pursuant to Section 7.2(a) above or in connection with a Facility (or any portion thereof) that is not and has not been operated as a Gaming Facility) after the expiration or earlier termination of the Term.
(c)    Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) would reasonably be expected to impair Landlord’s title thereto or to any portion thereof or (ii) would reasonably be expected to result in a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.
(d)    Except as a result of a Casualty Event or for the duration of an Unavoidable Delay or, with respect to a Facility undergoing a Landlord Approved Construction/Closure Project, for the duration of  the period in which Tenant is prosecuting such Landlord Approved Construction/Closure Project, Tenant shall continuously operate each of the Facilities for the Primary Intended Use in accordance with the Operating Standard. Notwithstanding the foregoing, Tenant in its discretion may elect to permanently or temporarily cease operations at any of the Facilities if (i) in Tenant’s reasonable discretion, such cessation would not reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole, or (ii) at the time of such Voluntary Cessation, the EBITDAR to Rent Ratio, calculated on a pro forma basis as if the Facility(ies) for which operations are to be terminated were not included in EBITDAR, for the trailing twelve (12) month period is not less than 1.9:1 (any cessation of operations under clause (i) above or this clause (ii), a “Voluntary Cessation”); provided, however, that to the extent any Voluntary Cessation exceeds and is continuing for more than a period of twelve (12) consecutive months, Landlord may provide written notice to Tenant (the “Voluntary Termination Notice”) of Landlord’s intent to exercise Landlord’s right to terminate Tenant’s Leasehold Interest in this Master Lease as set forth below with respect to only the Facility for which the Voluntary Cessation has occurred and, as a condition to any such termination, contemporaneously therewith enter into a new lease for such facility (a “Replacement Lease”) with a bona fide third party (a “Replacement Tenant”) at a commercially reasonable rent (giving due consideration to the fact that such Facility has been closed and is not operational) (“Landlord’s Termination Right”); provided further, that effective upon such termination, Rent under this Master Lease will be reduced by the amount of Rent required to be paid by such third party to the Landlord pursuant to such Replacement Lease. Notwithstanding the foregoing, Rent under this Master Lease will remain unchanged except as specifically set forth in the proviso of the preceding sentence (and, for the avoidance of doubt, solely in the event of a Replacement Lease). Notwithstanding the foregoing, if Landlord delivers a Voluntary Termination Notice to Tenant in accordance with the above, Tenant may within thirty (30) days after receipt of the Voluntary Termination Notice, provide notice to Landlord that Tenant intends to again operate the Facility in question (“Tenant’s Notice of Intent”) and (x) if Tenant does thereafter commence operation of the Facility in question prior to the date that is sixty (60) days after the delivery to Landlord of Tenant’s Notice of Intent (“Tenant’s

Recommencement Period”), and continues to operate such Facility for at least ninety (90) consecutive days in accordance with the terms of this Master Lease, then Landlord’s Termination Right shall not apply and (y) if Tenant does not thereafter commence operation of the Facility in question prior to the expiration of Tenant’s Recommencement Period, or does commence operation during Tenant’s Recommencement Period but does not continue to operate for such 90-day period, then Landlord shall have the right to exercise Landlord’s Termination Right provided that Landlord and Replacement Tenant enter into a binding agreement for the execution and delivery by Landlord and Replacement Tenant of a Replacement Lease within four (4) years following the expiration of Tenant’s Recommencement Period (such 4-year period, the “Re-tenanting Period”) and thereafter consummate the closing and enter into the Replacement Lease no later than one (1) year after execution and delivery of such binding agreement (such 1-year period, the “Replacement Lease Closing Period”), failing which, Landlord shall no longer be permitted to exercise Landlord’s Termination Right with respect to the Voluntary Cessation in question without first delivering a Voluntary Termination Notice to Tenant and providing Tenant with the rights set forth above in connection therewith. For purposes of clarity, (1) under no circumstances shall any termination of this Master Lease with respect to a Facility pursuant to this Section 7.2(d) become effective unless a Replacement Lease is executed and delivered contemporaneously therewith, and (2) if Tenant reopens a Facility as described in clause (x) of this Section 7.2(d) and continues to operate such Facility for at least ninety (90) consecutive days in accordance with the terms of this Master Lease, but thereafter, ceases operations at such Facility for more than a period of twelve (12) consecutive months, then, Landlord may provide another Voluntary Termination Notice to Tenant pursuant to this Section 7.2(d).
(e)    Without limitation of any other provisions of this Lease, Tenant shall comply in all material respects with all Property Documents and Landlord shall reasonably cooperate with Tenant (at Tenant’s sole cost and expense) to the extent necessary for Tenant to so comply.
(f)    Upon Landlord’s reasonable request from time to time, but not more frequently than once each year, Tenant shall provide Landlord with copies of any final third-party surveys, environmental, engineering, zoning, seismic or property condition reports (other than any which are subject to privilege) obtained by Tenant or any Operating Subtenant with respect to the Leased Property.
7.3    Other Facilities.
(a)    Subject to compliance with the provisions of Section 7.4, nothing contained in this Master Lease shall restrict Tenant’s or any Tenant’s Affiliates’ ability to develop, acquire, operate or sell any new Gaming Facilities (or any other property) which are not owned or operated by Tenant as of the Commencement Date and not subject to this Master Lease.
(b)    Landlord and Tenant acknowledge and agree that any Operating Subtenant or other affiliate of Tenant’s Parent may in the future develop the property adjacent to the Empire Facility (the “Empire Adjacent Property”) such that the Empire Adjacent Property is integrated with the Empire Facility, and Landlord agrees to reasonably cooperate, upon request by Tenant and at no out-of-pocket expense to Landlord, in any such development, including remapping of the Empire Facility, entering into restricted declarations and easements and approving any applications and site plans necessary in connection therewith.
7.4    Landlord ROFO.
(a)    Landlord’s Right to Purchase Additional Empire Facility. Tenant agrees that during the Term, neither Tenant nor any of its Affiliates shall sell any portion of the Empire Adjacent Property on which Tenant shall have constructed gaming facilities (the “Additional Empire Facility”) unless Tenant shall first offer Landlord the opportunity to purchase the Additional Empire Facility to be sold and, if consistent with the Sale Offer (as defined below), include the Additional Empire Facility as a Leased Property under this Master Lease, on the terms described herein below. In the event that Tenant intends to sell the Additional Empire Facility, Tenant shall deliver a notice to Landlord (a “Sale Offer Notice”) indicating the price and other material terms under which Tenant would agree to sell the Additional Empire Facility (including, if applicable, as determined by Tenant in its sole discretion, the terms under which Tenant would agree to lease the Additional Empire Facility from a purchaser) (a “Sale Offer”). Within thirty (30) days of Landlord’s receipt of a Sale Offer Notice, Landlord shall notify Tenant as to whether Landlord intends to offer to purchase the Additional Empire Facility and on what terms. If Landlord shall offer to purchase the Additional Empire Facility subject to the Sale Offer for at least one hundred and five percent (105%) of the purchase price contained in the Sale Offer on an all cash basis (and, if applicable, on the same rental terms and other lease terms as the Sale Offer), Tenant shall sell the Additional Empire Facility subject to the Sale Offer to Landlord for such cash price and subject to the remaining terms set forth in the Sale Offer within sixty (60) days of Landlord’s receipt of the Sale Offer Notice, or such longer period of time as may reasonably be required to the extent necessary to comply with Section 41.13 or as otherwise necessary to comply with Gaming Regulations. If Landlord shall indicate its willingness to purchase the Additional Empire Facility but shall offer less than one hundred and five percent (105%) of the purchase price stated in the Sale Offer (or shall otherwise not agree to any of the remaining material terms contained in the Sale Offer), the parties shall attempt to negotiate, in each party’s sole discretion, the terms and conditions upon which such sale would be effected. Should Landlord notify Tenant that Landlord does not intend to purchase the Additional Empire Facility subject to the Sale Offer (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties fail for any reason to reach agreement on the terms under which Landlord would acquire the Additional Empire Facility subject to the Sale Offer, in any event, within thirty (30) days after Landlord’s receipt of the Sale Office Notice, then Tenant shall have no further obligation to sell or offer to sell the Additional Empire Facility subject to the Sale Offer to Landlord and Tenant may freely sell the Additional Empire Facility subject to the Sale Offer to any third-party for no less than the purchase price contained in, and otherwise on terms not substantially more favorable to such third-party than the terms contained in, the Sale Offer. If Landlord purchases the Additional Empire Facility from Tenant and the Sale Offer or other terms agreed between Landlord and Tenant provide for Tenant to lease, from Landlord, the Additional Empire Facility, then the Additional Empire Facility shall become part of the Empire Facility hereunder, and this Master Lease shall be amended, including amending the Rent, in accordance with such terms set forth in the Sale Offer or as otherwise agreed between Landlord and Tenant; provided that such amendments shall be consistent with the parties’ intent that this Master Lease shall be treated as a “true lease” as further described in Section 6.1(a)(iii). In no event shall Landlord’s rights under this Section 7.4(a) be assignable to any other Person and such rights may only be exercised by Landlord.
(b)    No Other Restrictions. Notwithstanding anything to the contrary in this Section 7.4, Landlord shall not have any right to purchase, nor shall Tenant have any obligation to make any offer to Landlord pursuant to this Section 7.4 in connection with, any Property other than the Additional Empire Facility and in accordance with the terms of Article X). Further, neither Landlord nor Tenant shall be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities or any other property or asset, at any time; provided, however, that in no event shall Landlord at any time during the Term own or operate any Gaming Facility (other than holding the lessor’s interest pursuant to a triple net lease, or otherwise with the consent of Tenant, which consent Tenant may withhold in Tenant’s sole discretion).
ARTICLE VIII

COMPLIANCE WITH LAW; GROUND LEASES
8.1    Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
8.2    Compliance with Legal and Insurance Requirements, etc.
(a)    Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency which is not being reasonably addressed by Tenant or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord or its representatives may, but shall not be obligated to, subject to all Legal Requirements and the rights of subtenants, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it reasonably deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a Gaming Authority notifies Tenant or an Operating Subtenant that Tenant or such Operating Subtenant is in jeopardy of either failing to comply with any such Gaming Regulation or failing to maintain a Gaming License and such failure is material to this Master Lease or the continued operation of a Facility for its Primary Intended Use, and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address (or cause such Operating Subtenant to address) the regulatory issue (in all events, no less than the amount of time provided by the applicable Gaming Authority to address the regulatory issue), after which period (but in all events prior to an actual revocation of such Gaming License or the actual cessation of the use of the Facility for its Primary Intended Use), Tenant shall take (or shall cause such Operating Subtenant to take) reasonable steps to avoid the loss of such Gaming License or the actual cessation of the use of the Facility for its Primary Intended Use (subject to the provisions of Section 7.2(d)).
(b)    Landlord shall comply in all material respects with any Gaming Regulations required of it as landlord (under this Master Lease) of the Facilities taking into account their Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a Gaming Authority notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation material to the continued operation of a Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue (in all events, no less than the amount of time provided by the applicable Gaming Authority to address the regulatory issue), after which period (but in all events prior to an actual cessation of the use of any Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such Gaming Regulation) Landlord shall be required to sell the Leased Property relating to such Facility in a manner permitted by Section 18.1. In the event during the period in which Landlord is complying with the preceding sentence, such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.
8.3    Zoning and Uses. Tenant shall not, without the prior written consent of Landlord, (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance, material waiver or material deviation under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property;

(iii) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (iv) knowingly permit or suffer the Leased Property to be used by the public or any Person in such a manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement; provided, however, that Landlord’s approval with respect to any matter described in the preceding clauses (i) – (iii) shall not be unreasonably withheld, conditioned or delayed unless the same is reasonably likely to materially adversely affect the Primary Intended Use of the Leased Property in which event Landlord may withhold its consent in Landlord’s sole discretion, and further; provided, that Tenant or any Operating Subtenant may enter into any matter described in clause (i)-(ii) above if the same and any effect on the Facility is limited in duration to the Term (including all Renewal Terms) or earlier termination of this Master Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with Tenant (or any Operating Subtenant) and all applicable authorities in connection with the foregoing clauses (i)-(iv), including the provision and execution of such documents and other information as may be reasonably requested by Tenant or such authorities relating to the Leased Property and which are within Landlord’s reasonable control to obtain and provide.
8.4    Compliance with Ground Leases.
(a)    This Master Lease, to the extent affecting and solely with respect to any Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Leases. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Leases. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of the Ground Leases. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under the Ground Leases (and, at Landlord’s or Tenant’s option, Tenant shall make such payments directly to the Ground Lessors); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under the Ground Leases which are caused solely by Landlord after the Commencement Date without consent or fault of or omission by Tenant, (ii) to the extent Landlord is required to obtain the written consent of the lessor under any Ground Lease (a “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to a Ground Lease, Tenant shall likewise obtain such Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property, and (iii) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Leases. Without limitation of the preceding sentence or of any other rights or remedies of Landlord hereunder, in the event Tenant fails to comply with its obligations hereunder with respect to Ground Leases (without giving effect to any notice or cure periods thereunder), Landlord shall have the right (but without any obligation to Tenant or any liability for failure to exercise such right), following written notice to Tenant and the passage of a reasonable period of time (except to the extent the failure is of a nature such that it is not practicable for Landlord to provide such prior written notice, in which event Landlord shall provide written notice as soon as practicable) to cure such failure, in which event Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in connection with curing such failure.
(b)    In the event of cancellation or termination of a Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Master Lease, including extensions and renewals granted thereunder, then, at the applicable Ground Lessor’s option, Tenant shall make full and complete attornment to such Ground Lessor with respect to the obligations of Landlord to such Ground Lessor in connection with the applicable Ground Leased Property for the balance of the term of such Ground Lease (notwithstanding that this Master Lease shall have expired with respect to such Ground Leased Property as a result of the cancellation or termination of such Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that Tenant is in direct privity of contract with such Ground Lessor (i.e., that all obligations previously owed to Landlord under this Master Lease with respect to such Ground Lease or such Ground Leased Property shall be obligations owed to such Ground Lessor for the balance of the term of this Master Lease, notwithstanding that this Master Lease shall have expired with respect to such Ground Leased Property as a result of the cancellation or termination of such Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to such Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by such Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Master Lease shall create, or be construed as creating, any privity of contract or privity of estate between any Ground Lessor and Tenant.
(c)    For so long as the property leased under any Ground Lease is part of the Leased Property, Landlord and Tenant each agree to cooperate and take any actions reasonably necessary to extend the term of any such Ground Lease so that such Ground Lease does not expire prior to the expiration of the Term. In addition, to the extent requested by Landlord, and at no cost or expense to Tenant, Tenant shall cooperate with Landlord and take any actions reasonably necessary to extend the term of such Ground Lease beyond such period set forth in the preceding sentence. Landlord shall (a) not amend or modify any of the terms of any Ground Lease without the prior written consent of Tenant and (b) at the request of Tenant, Landlord shall enter into any amendments to any Ground Lease requested by Tenant so long as such amendments would not reasonably be expected to materially increase Landlord’s monetary obligations under such Ground Lease or materially affect Landlord’s rights or remedies under this Master Lease or such Ground Lease.
(d)    Nothing contained in this Master Lease amends, or shall be construed to amend, any provision of the Ground Leases.
(e)    (i)    Tenant shall have the right to take any and all actions and make all decisions which Lessee (as such term is defined in the Springfield Ground Lease) has the right to take or do under the Springfield Ground Lease; provided, that Tenant shall not take any action or make any decision to the extent Tenant is prohibited from taking such action or decision pursuant to the terms of this Master Lease. Landlord shall reasonably cooperate with Tenant with respect to all such actions and decisions.
(ii)    Landlord (which, for the avoidance of doubt, includes its successors and assigns) agrees that, subject to its rights and the limitations in clause (iv) below and Section 1.5 above, it shall at all times continue to own and control one hundred percent (100%) of the ownership interests in MGM Springfield ReDevelopment, LLC, a Massachusetts 121A limited liability company (the “121A Entity”).
(iii)    Upon a cancellation, expiration or termination of the Springfield Ground Lease for any reason whatsoever, Landlord shall and shall cause the 121A Entity, and Tenant shall have the right to require Landlord and the 121A Entity, to lease to Tenant all of Landlord’s right, title, and interest in and to Springfield, including, without limitation, the fee simple interest in Springfield pursuant to all of the same terms and conditions of this Master Lease and without any adjustment to the Rent or other terms of this Master Lease or other consideration.  Upon any such event, Landlord and Tenant will reasonably enter into an amendment to this Master Lease to reflect the foregoing and the addition of Springfield fee interest to this Master Lease.  Such amendment shall be effective as of the date of cancellation, expiration or termination of the Springfield Ground Lease.
(iv)    Landlord agrees that it shall not sell, assign or transfer (a) all or any portion of its leasehold interest in the Springfield Ground Lease to any party without simultaneously selling, assigning or transferring its interest in the 121A Entity (i.e., its indirect fee interests in Springfield) to such party or (b) all or any portion of its interest in the 121A Entity (i.e., its indirect fee interests in Springfield) to any party without simultaneously selling, assigning or transferring its leasehold interest in the Springfield Ground Lease to such party, both of which shall be transferred together as a unit. The provisions of this subsection (iv) shall be binding on any assignee or transferee of the Springfield Property and Landlord further agrees that it shall be a condition to any such assignment or transfer that any such assignee or transferee agrees to be bound by the provisions of this Section 8.4(e).
        (f)    If, at the expiration of the Term of this Master Lease (but not in the event of any earlier termination of this Master Lease), Tenant’s Parent or any other Affiliate of Tenant is then a guarantor under any guaranty of the obligations of Landlord under the National Harbor Ground Lease (such guarantor being referred to as a “Tenant NH Guarantor” and any such guaranty being referred to as a “Tenant NH Guaranty”), Landlord shall use commercially reasonable efforts to cause the Tenant NH Guarantor to be fully and unconditionally released, in connection with the expiration of this Master Lease with respect to the National Harbor Facility and pursuant to a release agreement, in form and substance reasonably acceptable to Tenant NH Guarantor, from all future liabilities and obligations arising under or in connection with the Tenant NH Guaranty from and after the date of expiration of the Term of this Master Lease. Until such release (the “NH Release”) is delivered to Tenant NH Guarantor, Landlord shall indemnify and hold Tenant NH Guarantor harmless from and against any and claims, losses, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by Tenant NH Guarantor under or pursuant to the Tenant NH Guaranty; provided, however, that such claims, losses, damages or expenses are not as a result of the actions of Tenant NH Guarantor, Tenant, Tenant’s Parent or any other Affiliate of Tenant, and such claims, losses, damages or expenses first accrue following the date of expiration of the Term of this Master Lease. Tenant NH Guarantor shall be a third party beneficiary of the provisions of this Section 8.4(f). This Section 8.4(f) shall survive the expiration (but not any termination) of this Master Lease and shall not survive beyond the date of delivery to Tenant NH Guarantor of the NH Release.

8.5    Tax Agreements.
(a)    Tenant shall have the right to cause Landlord to take any Facility Tax Action reasonably requested by Tenant, so long as such Facility Tax Action (i) would not reasonably be expected to increase (x) Landlord’s monetary obligations by more than a de minimis amount (which obligations are not otherwise Tenant’s obligations under this Master Lease) or (y) Landlord’s non-monetary obligations in any material respect, or adversely affect Landlord’s rights or remedies under this Master Lease in any material respect, (ii) is not intended or designed to (1) provide a benefit to an Affiliate of Tenant at the expense or to the detriment of the Facility or (subject to clause (3) below) without otherwise providing any substantially equivalent benefit to the Facility that is subject to such Facility Tax Action, (2) shift any obligation of Tenant to Landlord or any successor of Landlord or any successor of Tenant, or (3) inappropriately or unfairly, in Landlord’s reasonable discretion, discriminate against one or more Facilities, or (iii) would not reasonably be expected to result in an unfair increase in the obligations of Landlord or any successor of Landlord or any successor of Tenant with respect thereto (collectively, the “Landlord Tax Agreement Refusal Conditions”).
        (b)    Landlord shall enter into any Facility Tax Agreement(s) and/or any amendment(s) to a Facility Tax Agreement, in each case, reasonably requested by Tenant, so long as no Landlord Tax Agreement Refusal Condition exists.
ARTICLE IX

MAINTENANCE AND REPAIR
9.1    Maintenance and Repair. (a) Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s or any subtenant’s control in reasonably good order and repair whether or not the need for such repairs occurs as a result of Tenant’s or any subtenant’s use, any prior use, the elements or the age of the Leased Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. Tenant shall maintain Tenant’s Property (except Intellectual Property which is subject to Section 6.3) as Tenant reasonably determines is necessary or desirable for conduct of the Primary Intended Use at the Facilities. Landlord acknowledges that the condition of the Facilities and the other matters described in the first sentence of this Section 9.1 on the Commencement Date satisfies the requirements of this Article IX.
(b)    Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.
(c)    Subject to the specific provisions of Section 41.15, nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.
(d)    Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear, subject to casualty and Condemnation as provided in Article XIV and XV.
(e)    Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Master Lease, within sixty (60) days after the end of each calendar year (commencing with the calendar year ending December 31, 2022), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year spent, with respect to the Leased Property and Tenant’s Property, an aggregate amount equal to at least one percent (1%) of the actual Net Revenue of Tenant Parties (without duplication) from the Facilities for such calendar year on installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years. If Tenant fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a Notice from Landlord to either (i) cure such deficiency or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed a default hereunder. Net Revenue and expenditures satisfying the requirements of this Section 9.1(e) attributable to a removed Facility shall be included for purposes of the respective calculations under this section in respect of any period prior to the removal date of such removed Facility.
9.2    Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, subject to Tenant’s right to contest the existence of any such encroachment, violation or impairment, promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such encroachment, violation or impairment. Tenant shall be entitled to sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided, such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and

Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.
ARTICLE X

CAPITAL IMPROVEMENTS
10.1    Construction of Capital Improvements to the Leased Property.
(a)    Tenant and each Operating Subtenant shall, with respect to any Facility, have the right to make Capital Improvements, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of, or any notice to, Landlord if the Capital Improvement (i) does not involve the removal of any material existing structures (unless Tenant reasonably promptly proceeds to replace such removed structures with structures of at least reasonably comparable value or utility), (ii) does not have a material adverse effect on the structural integrity of any remaining Leased Improvements (other than as contemplated to be maintained or improved in connection with such Capital Improvement), (iii) is not reasonably likely to reduce the value of the Facility when completed, and (iv) is consistent with the Primary Intended Use; each of the foregoing (i)-(iv) as reasonably determined by Tenant. Any Capital Improvements described in the preceding sentence are referred to as, “Permitted Capital Improvements”.
(b)    If Tenant or any subtenant desires to make a Capital Improvement that is not a Permitted Capital Improvement (a “Landlord Approved Capital Improvement”), Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. All proposed Landlord Approved Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon, among other things, any or all of the following terms and conditions:
(i)    Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and
(ii)    No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes as of the date such Capital Improvement is placed in service.
(iii)    All Capital Improvements will become Landlord’s property when made; provided, however, that the foregoing shall not affect the provisions of Section 11.1(b).

(iv)    Landlord’s receipt of reasonable evidence of Tenant’s or Tenant’s Parent’s ability to complete and pay the cost of such Capital Improvement, pay Rent and Additional Charges and otherwise comply with this Master Lease.
Without limitation of the foregoing, in connection with any Landlord Approved Construction/Closure Project, it shall be reasonable for Landlord to consider the effect that any ceasing of operations in connection therewith may have upon Tenant, the applicable Facility, the Facilities and the Leased Property.
10.2    Construction Requirements for Capital Improvements. Tenant’s or any subtenant’s construction of Capital Improvements shall be performed in compliance with the following requirements which shall be applicable to Permitted Capital Improvements and Landlord Approved Capital Improvements except as indicated below:
(a)    Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application in respect of any Landlord Approved Capital Improvements shall have been so approved by Landlord;
(b)    Such construction shall not impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;
(c)    During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, that to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land in accordance with Section 10.1(a); or Tenant may acquire off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;
(d)    All work done in connection with such construction shall be done as soon as reasonably practicable and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable non-discrimination laws; and
(e)    Promptly following the completion of any Landlord Approved Capital Improvements only, Tenant shall deliver to Landlord “as built” drawings of such addition (or written confirmation from the relevant general contractor or architect that such Capital

Improvement has been built in accordance with the plans and specifications), certified as accurate by the licensed architect or engineer selected by Tenant, and copies of any new or revised certificates of occupancy.
10.3    Intentionally Omitted.
10.4    Ownership of Tenant Capital Improvements at end of Term. Upon the expiration or earlier termination of this Master Lease, all Tenant Capital Improvements shall remain the property of Landlord.
10.5    Funding of Tenant Capital Improvements. Landlord shall have the right, following a request from Tenant, to fund the cost of any proposed Tenant Capital Improvements on such arms-length terms and conditions as may be agreed to by Landlord and Tenant. In connection with any such funding, Landlord and Tenant may make agreed upon modifications to the Rent to reflect Landlord’s funding of the cost of such Tenant Capital Improvements.
ARTICLE XI

NO LIENS
11.1    Liens. (a) Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim (“Lien”) upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses except as permitted by Article XVII) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (1) this Master Lease; (2) the matters that existed as of the Commencement Date (and any renewals of such existing matters that do not materially increase the scope of or amount secured by such Lien); (3) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (4) liens for Impositions which Tenant is not required to pay hereunder (if any); (5) subleases permitted by Article XXII; (6) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided, that no foreclosure or similar remedies with respect to such Impositions have been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than twenty (20) days after such notice is issued; (7) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due; provided, any such liens are in the process of being contested as permitted by Article XII; (8) any liens created by Landlord; (9) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property;(10)  liens granted as security for the obligations of Tenant under a Debt Agreement or completion guarantee; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries or subtenants) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; (11) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property with respect to any Facility, taken as a whole; (12) any Permitted Encumbrance not made in violation of this Lease; (13) licenses of patents, trademarks and other intellectual property rights granted by Tenant or any of its Subsidiaries in the ordinary course of business (14) other Liens securing Indebtedness outstanding in an aggregate principal amount of no more than Twenty-Five Million Dollars ($25,000,000) and (15) any matters which would not survive the Term or which may be terminated by Landlord (without cost to Landlord unless otherwise reimbursed by Tenant) upon termination of this Master Lease either pursuant to their terms or by operation of law. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Tenant Change of Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant (other than Tenant’s leasehold estate in the Leased Property to a Permitted Leasehold Mortgagee in accordance herewith), including fixtures and personal property installed by Tenant at the Facilities, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided, that Tenant shall in no event pledge to any Person that is not a Permitted Leasehold Mortgagee hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) Gaming Equipment even if the removal thereof from the Leased Property could result in de minimis damage; provided, any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Master Lease.
(b)    Landlord and Tenant intend that this Master Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Master Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Master Lease is intended to constitute a “true lease” for all other purposes, including federal, state and local tax purposes, commercial purposes, and bankruptcy purposes and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation with respect to the Leased Property (but not with respect to any Tenant Capital Improvements, except as provided in the next sentence) for all federal, state and local tax purposes. Without prejudice to Sections 10.1(b)(iii) or 10.4, Tenant shall be entitled to all benefits of ownership of any Tenant Capital Improvements during the Term, including depreciation for all federal, state and local tax purposes, except to the extent of any Tenant Capital Improvements that are actually paid for by Landlord (it being understood that Landlord has no right or obligation to pay for any Tenant Capital Improvements). For the avoidance of doubt, the parties hereto acknowledge and agree that for all federal, state and local income tax purposes, the Park MGM Tenant Capital Improvements shall deemed to be the property of the Landlord and Landlord shall be entitled to all benefits of ownership of the Park MGM Tenant Capital Improvements, including depreciation.
(c)    At any time and from time to time upon the request of Landlord or Tenant, and at the expense of the requesting party, Tenant or Landlord, as applicable, shall promptly execute, acknowledge and deliver such further documents and do such other acts as the requesting party may reasonably request in order to effect fully this Master Lease or to more fully perfect or renew the rights of the requesting party with respect to the Leased Property. Upon the exercise by Landlord or Tenant of any power, right, privilege or remedy pursuant to this Master Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant or Landlord, as applicable, will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the exercising party may be required to obtain from such other party for such consent, approval, recording, qualification or authorization.
11.2    Landlord Encumbrance Obligations. Landlord agrees that Landlord shall not voluntarily create or cause any Affiliate of Landlord to voluntarily create at any time any Lessor Lien. Landlord shall, at its own cost and expense, promptly take such action as may be reasonably necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it or any of its Affiliates whether or not the same were voluntarily created by Landlord or any Affiliate of Landlord (and Tenant shall not be responsible for any monetary or other obligations under or in connection with any Lessor Lien); provided, however, that Landlord shall not be required to so discharge any such Lessor Lien(s) (i) while the same is being contested in good faith by appropriate proceedings diligently prosecuted (so long as neither the Leased Property, nor any Capital Improvement thereto, nor any part or interest in either thereof, would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings and provided that Tenant would not be in any imminent danger of civil or criminal liability on account thereof pending the outcome of such proceedings) or (ii) if such Lessor’s Lien(s) would not be reasonably expected to materially adversely affect the rights of Tenant under this Master Lease, impair in any material respect Tenant’s ability to perform its obligations under this Master Lease or impose additional obligations on Tenant under this Master Lease or result in the termination of this Master Lease. Landlord shall indemnify and hold harmless Tenant from and against any actual loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by Tenant, any Operating Subtenant or their respective Affiliates as the result of Landlord’s failure to discharge and satisfy any such Lessor Lien to the extent Landlord is required to do so in accordance with the terms hereof.

ARTICLE XII

PERMITTED CONTESTS
12.1    Permitted Contests. Tenant, upon prior Notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, or Lien; provided, however, that (a) in the case of an unpaid Imposition or Lien, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (b) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any imminent danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the case of a Legal Requirement, Imposition or Lien, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (e) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (f) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (g) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent Notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.
ARTICLE XIII

INSURANCE
13.1    General Insurance Requirements. During the Term, Tenant or a Tenant Party shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property of each Facility and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the applicable State. All policies required under this Master Lease must name Landlord as an “additional named insured” or “additional insured” as appropriate. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional named insured” or “additional insured” as appropriate, and “mortgagee/loss payee”, as their interest may appear, each Permitted Leasehold Mortgagee and as an “additional insured” and/or “mortgagee/loss payee” as their interest may appear, the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of 438BFU or other standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than One Hundred Million Dollars ($100,000,000) in which event no such consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant or a Tenant Party hereunder shall insure against all the following risks with respect to the Facilities:
(a)    Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage, collapse, windstorm and terrorism in an amount not less than One Billion Dollars ($1,000,000,000) and including a building ordinance coverage endorsement, provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Four Hundred Million Dollars ($400,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Four Hundred Million Dollars ($400,000,000) or as may be reasonably requested by Landlord and commercially available; provided, further, that in the event the premium cost of any earthquake, flood, windstorm (including named windstorm) or terrorism peril coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facilities) over the three years preceding the date of determination for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum amount of insurance coverage it reasonably deems most efficient and prudent to purchase for such peril and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that certain property coverages other than earthquake, flood and windstorm may be sub-limited as long as each sub-limit (x) is commercially reasonable and prudent as determined by Tenant and (y) to the extent that the amount of such sub-limit is less than the amount of such sub-limit in effect as of the Commencement Date, such sub-limit is approved by Landlord, such approval not to be unreasonably withheld;

(b)    Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;
(c)    Flood (when any of the improvements comprising the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) the probable maximum loss of a 250 year event (as determined by a qualified engineer), and (ii) Two Hundred Million Dollars ($200,000,000), or such amount as may reasonably be requested by Landlord and commercially available;
(d)    Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);
(e)    Claims for injury to persons or property damage under a policy of commercial general liability insurance including but not limited to coverage for premises/operations, blanket contractual liability, liquor liability, special events or activities to the extent insurable, independent contractors and personal injury with limits not less than Two Hundred Fifty Million Dollars ($250,000,000) each occurrence and Two Hundred Fifty Million Dollars ($250,000,000) in the annual aggregate, provided, that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;
(f)    Claims for bodily injury and property damage under a policy of business automobile liability including garage and garagekeepers liability and containing provisions and endorsements in accordance with state legal requirements, with primary limits not less than One Million Dollars ($1,000,000) per accident and excess limits provided in the excess liability policies referred to above;
(g)    During such time as Tenant or any subtenant is constructing any improvements at any Facility, Tenant, at its sole cost and expense, shall carry, or cause to be carried (a) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (b) a completed operations endorsement to the commercial general liability insurance policy referred to above, (c) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (d) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s or such subtenant’s contractors or subcontractors; and
(h)    If any operations of Tenant or any subtenant require the use of any aircraft or watercraft that is owned, leased or chartered by Tenant or any subtenant with respect to the Leased Property, Tenant shall maintain or cause to be maintained aircraft or watercraft liability insurance, as appropriate, with limits not less than Twenty-Five Million Dollars ($25,000,000) per occurrence for bodily injury and property damage including passengers and crew.
(i)    Tenant may provide or cause to be provided self-insured retentions for portions of the insurance contemplated under this Section 13.1 in commercially reasonable amounts, it being agreed that the amounts of the self-insured retentions in effect as of the Commencement Date are commercially reasonable. Tenant may elect to increase Tenant’s self-insured retentions subject to the approval of Landlord, such approval not to be unreasonably withheld. Upon (i) the termination of this Master Lease with respect to any Facility pursuant to Section 14.2, (ii) the election of any Facility Mortgagee pursuant to Section 14.1 to apply any proceeds payable under any property policy of insurance in accordance with the applicable Facility Mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by Landlord pursuant to Section 14.2(f), Tenant shall pay to Landlord the amount of any self-insured retentions.
13.2    Additional Insurance. In addition to the insurance described above, Tenant shall at all times maintain or cause to be maintained adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant or any Operating Subtenant on the Leased Property in accordance with Legal Requirements.
13.3    Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.
13.4    Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum Financial Strength Rating of “A-” and a Financial Size Rating of “VIII” or higher in the most recent version of Best’s Key Rating Guide, or a minimum rating of “A-” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) Notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property and liability insurance policies when issued by the insurers providing such coverage. Notwithstanding the foregoing, Tenant may procure any of the policies required under this Article XIII from MGMM Insurance Company or any other captive insurance company that is an Affiliate of Tenant’s Parent regardless of the fact that such insurer is not “rated” as otherwise required under this Section 13.4; provided, that (i) Landlord has been provided (and continues to be provided annually and as otherwise reasonably requested by Landlord) with the applicable captive insurance company’s most recent financial statements and actuarial report, a list of such captive insurance company’s reinsurers and their subscribed amounts and such other information regarding the applicable captive insurance company as is reasonably requested by Landlord, (ii) Landlord has approved the use of such captive insurer, such approval not to be unreasonably withheld; provided, however, that Landlord’s consent shall not be required to the extent that such captive insurance company reinsures all of its exposures (including, for the avoidance of doubt, any such exposures that relate to properties other than the Facilities), other than with respect to terrorism risks (which shall be subject to the final two sentences of this Section 13.4), with insurers meeting the requirements of this Section 13.4. Notwithstanding the foregoing, Landlord shall be deemed to have approved the use of a captive insurance company for terrorism risk coverage that is not reinsured by other insurance companies to the extent consistent with Tenant’s terrorism risk insurance program in effect as of the Commencement Date. Any material increase in the level of un-reinsured terrorism risk shall require the consent of Landlord, which consent shall not be unreasonably withheld.
13.5    Increase in Limits. If, from time to time after the Commencement Date, but not more than once in any twenty-four (24) month period, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided, that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.5.
13.6    Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant with respect to the Facilities as well as other properties or assets owned or leased by

Tenant and/or its Affiliates that are not subject to this Master Lease; provided, that (i) the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, (ii) Tenant maintains specific allocations acceptable to Landlord, (iii) limits reduced below amounts required in Section 13.1 due to reduction or exhaustion of aggregate limits from loss at properties or assets not subject to this Master Lease are replaced or reinstated as respects the Master Lease within sixty (60) days, and (iv) Landlord is otherwise reasonably satisfied that any such blanket policy affords Tenant and Landlord substantially the same protection that would be obtained from one or more policies of insurance that are not blanket policies. Landlord acknowledges that Tenant’s insurance as in effect on the Commencement Date satisfies each of the foregoing items (i), (ii) and (iv). For the avoidance of doubt, neither Landlord, nor any Facility Mortgagee shall have any rights whatsoever with respect to proceeds of such blanket policy to the extent such proceeds relate to properties or assets other than the Facilities.
13.7    No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional named insureds or additional insureds, as appropriate, and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage. In addition, nothing contained herein shall limit Tenant’s ability to procure policies of insurance with limits in excess of the requirements set forth in this Article XIII.
ARTICLE XIV

CASUALTY
14.1    Property Insurance Proceeds. All proceeds (except business interruption insurance proceeds not allocated to rent expenses which shall be payable to and retained by Tenant) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Facility Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rent due by Tenant hereunder as Rent becomes due; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Hundred Million Dollars ($100,000,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall notwithstanding the foregoing provisions be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5); provided, further, that, in each case, the Leased Property and such Tenant Capital Improvements for which Landlord has paid are rebuilt in a manner at least substantially equivalent to either that existing on the date of this Master Lease or existing immediately prior to the casualty or as otherwise reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the condition described in the preceding sentence shall be paid to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.
14.2    Tenant’s Obligations Following Casualty. (a) Subject to paragraphs (b), (c), (d), (e), (f) and (g) below, if a Facility and/or any Tenant Capital Improvements to a Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5)), to substantially the condition required by Section 14.1, (ii) such damage shall not terminate this Master Lease and (iii) subject to Section 14.5, Landlord shall cause the Facility Mortgagee to make the proceeds of any insurance held in accordance with Section 14.1 available to Tenant for such restoration in accordance with Section 14.1.
(b)    Notwithstanding the foregoing, in the event that any Facility is damaged and Tenant reasonably determines that the cost to restore such damage will exceed fifty percent (50%) of the then fair market value of such Facility immediately prior to such Casualty Event, Tenant may elect within one (1) year after the date of such Casualty Event to terminate this Master Lease as to such Facility (but not as to any other Facility) as of the date on which Notice of such determination is delivered to Landlord in which event, Rent will abate in accordance with Section 14.6 and all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord.
(c)    In addition to the rights provided in paragraph (b) above, in the event that any Facility is damaged during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered or is delivered pursuant to the proviso below) and the cost to restore such damage will exceed ten percent (10%) of the then fair market value of such Facility immediately prior to such Casualty Event, either Landlord or Tenant may terminate this Master Lease as to such Facility (but not as to any other Facility) as of the date of such damage, which termination right may be exercised by written notice to the other party no later than sixty (60) days following the determination of the cost reasonably expected to restore. If so terminated, Rent will continue unabated for the remainder of the Term and all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord (including, for the avoidance of doubt, any proceeds paid to Tenant pursuant to the second proviso in Section 14.1); provided, however, such termination by Landlord shall not be effective in the event that Tenant elects, within sixty (60) days of Landlord’s election to terminate, to exercise Tenant’s next arising option for a Renewal Term. Any dispute between Landlord and Tenant with respect to fair market value or the costs of restoration will be determined by Experts pursuant to Section 34.1. If Tenant elects to terminate this Master Lease with respect to a Facility during the final two years of the then-current Term in accordance with this Section 14.2, Tenant shall be deemed to have forfeited Tenant’s right to exercise any further Renewal Terms.
(d)    If Tenant is required, or elects to, restore the affected Facility and the reasonably anticipated cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Such excess amounts necessary to restore such Facility shall be paid by Tenant. If Tenant elects, but is not required, to restore the affected Facility, Landlord shall only be required to make insurance proceeds available to Tenant for such restoration in accordance with Section 14.1 if Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration.
(e)    If Tenant has not restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.
(f)    In the event that Tenant is neither required nor elects to repair and restore the Leased Property, all property insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5) (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.
(g)    In the event that (i) following a Casualty Event Tenant elects in accordance with Section 14.2(b) to terminate this Master Lease with respect to the affected Facility(ies) and (ii) the insurance proceeds payable to Landlord in accordance with Section 14.2(f) above with respect to such Casualty Event are less than the reasonable estimate of the cost to repair and restore the Leased Property (excluding any Tenant Capital Improvement (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5)) to substantially the same condition as existed immediately prior to the relevant Casualty Event (such difference being a “Casualty Shortfall”), (x) Tenant shall have no responsibility for the first Twenty-Five Million Dollars ($25,000,000) of Casualty Shortfall with respect to any Casualty Event with respect to any individual Facility, and (y) with respect to any Casualty Shortfall with respect to any Casualty Event with respect to any individual Facility in excess of Twenty-Five Million Dollars ($25,000,000), Tenant shall pay to Landlord with respect to each such Facility an amount (the aggregate of such amounts for all affected Facilities, “Tenant’s Portion of a Casualty Shortfall”) equal to the product of (x) one-half multiplied by (y) the difference between the amount of the Casualty Shortfall for such Casualty Event for such Facility less Twenty-Five Million Dollars ($25,000,000), and upon such payment of Tenant’s Portion of a Casualty Shortfall, Tenant shall have no further responsibility for such Casualty Shortfall and the same shall be borne by Landlord. Tenant may elect to pay to Landlord Tenant’s Portion of a Casualty Shortfall either (i) as a lump sum in cash due and payable within ninety (90) days following the later to occur of (x) the date of final determination of the amount of the Casualty Shortfall and (y) the date Tenant elects to terminate the Master Lease with respect to the affected Facility, or (ii) as additional Rent over the remaining Term. If Tenant elects to pay Tenant’s Portion of a Casualty Shortfall over the remaining Term in accordance with the preceding clause (ii) the following shall apply. The amount necessary to fully amortize Tenant’s Portion of a Casualty Shortfall over the remaining Term (assuming all Renewal Terms are exercised) based on equal monthly payments with interest at the Assumed Rate shall be payable each month on each Payment Date as Additional Charges. If Tenant fails to exercise all remaining Renewal Terms or this Master Lease is terminated prior to its expiration, then the outstanding principal balance of the remaining Tenant’s Portion of a Casualty Shortfall as of the expiration of the Term based on the foregoing amortization calculation shall be payable by Tenant to Landlord as Additional Charges upon the expiration or termination of this Master Lease. For the avoidance of doubt, the provisions of this Section 14.2(g) shall not apply to any Casualty Event as to which Section 14.2(c) is applicable and Tenant shall have no responsibility for any Casualty Shortfall with respect to any Casualty Event as to which Section 14.2(c) is applicable. Notwithstanding the foregoing, Tenant may, following the determination of the amount of any Casualty Shortfall, in Tenant’s sole discretion, elect to continue to pay Rent through the remaining Term of this Master Lease (including extensions) without any abatement of Rent that would otherwise be applicable pursuant to Section 14.6 below as a result of a termination of this Master Lease with respect to the affected Facility(ies), in which case Tenant shall not be responsible for any portion of such Casualty Shortfall. In the event that Landlord and Tenant are unable to agree on the amount of any Casualty Shortfall, either Landlord or Tenant may elect to have such amount determined by an Expert in accordance with Section 34.1.
14.3    No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4    Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.
14.5    Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Facility Mortgage, such proceeds (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage but in all events subject to Tenant’s right to such insurance proceeds (including Tenant’s right to receive all insurance proceeds for a Casualty Event less than One Hundred Million Dollars ($100,000,000) in accordance with Section 14.1) and provided, that, (i) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant elects within twelve (12) months of the date of the relevant Casualty Event to restore the affected Facility and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration (after the date of such Casualty Event but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant is required by this Master Lease to restore the affected Facility, Landlord will cause, subject to Section 14.2(e), any Facility Mortgagee that has received, or thereafter does receive, insurance proceeds to make such proceeds available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.
14.6    Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Facility pursuant to Section 8.2 (in respect of Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility), Section 14.2 (b) (in the event that Landlord or Tenant elect to terminate the Master Lease with respect to a Facility following a Casualty Event), Article XV, or any other provision of this Master Lease which provides for termination of this Master Lease with respect to a Facility (a “Leased Property Rent Adjustment Event”), then:
(i)    the Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount equal to the Allocable Rent Amount with respect to any such affected Facility; and
(ii)    Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII, except that any portion of Tenant’s Portion of a Casualty Shortfall that was paid as a result of Tenant’s failure to comply with Article XIII shall reduce any such liability on a dollar for dollar basis.
14.7    Multiple Facility Mortgagees. In any provisions of this Article XIV, Article XV or any other provision of this Master Lease providing for any determination, decision or election by a Facility Mortgagee, the determination, decision or election of the Facility Mortgagee of the highest priority with respect to the Facility in question shall be controlling.

ARTICLE XV

CONDEMNATION
15.1    Condemnation.
(a)    Total Taking. If there is a permanent Condemnation of Leased Property with respect to all or substantially all of any Facility, this Master Lease shall terminate with respect to such Facility (but no other portion of the Leased Property) as of the day before the Date of Taking for such Facility and Rent will abate in accordance with Section 14.6.
(b)    Partial Taking.
(i)    If there is a Condemnation of a portion of a Facility, this Master Lease shall remain in effect if the affected Facility is not thereby rendered, in the reasonable determination of Tenant, Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Master Lease shall at Tenant’s option terminate with respect to such Facility as of the date on which Notice of such determination is delivered to Landlord and Rent will abate in accordance with Section 14.6.
(ii)    Notwithstanding the foregoing, in the event of a Condemnation of a portion of a Facility representing fifty (50%) or more of the fair market value of such Facility, Tenant may terminate this Master Lease as to such Facility (but not as to any other Facility) as of the date on which Notice of such termination is delivered to Landlord in which event, Rent will abate in accordance with Section 14.6.
(iii)    In the event of a Condemnation of a portion of a Facility representing ten percent (10%) or more of the fair market value of such Facility during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered or is delivered pursuant to the proviso below), either Landlord or Tenant may terminate this Master Lease as to such Facility (but not as to any other Facility) as of the day before the Date of Taking and Rent will continue unabated for the remainder of the Term; provided, however, such termination by Landlord shall not be effective in the event that Tenant elects, within sixty (60) days of Landlord’s election to terminate, to exercise Tenant’s next arising option for a Renewal Term. Any dispute between Landlord and Tenant with respect to the extent of a Condemnation will be determined by Experts pursuant to Section 34.1. If Tenant elects to terminate this Master Lease with respect to a Facility during the final two years of the then-current Term in accordance with this Section 15.1, Tenant shall be deemed to have forfeited Tenant’s right to exercise any further Renewal Terms.
(c)    Restoration. If there is a partial Condemnation of a Facility and this Master Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property, and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of ninety (90) days after the occurrence of the Condemnation, then the Rent for such Facility shall be proportionately reduced based on the relative values of the property taken by condemnation and the portion of the affected Facility remaining subject to the Master Lease. In the event that Landlord and Tenant are unable to agree on such relative values within such ninety (90) day period, either Landlord or Tenant may request that such relative values be determined by an Expert in accordance with Section 34.1. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Condemnation. If Tenant has not so restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration, any remaining Award shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.
15.2    Award Distribution. Except as set forth below, the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Condemnation for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5, including the Park MGM Tenant Capital Improvements) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord. For the avoidance of doubt, the portion of any Award allocated to the Park MGM Tenant Capital Improvements shall belong and be paid to Landlord.
15.3    Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a Condemnation only when the use and occupancy by the taking authority is reasonably expected to exceed 180 consecutive days (any such taking that does not constitute a Condemnation shall be referred to as a “Temporary Taking”). During any Temporary Taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant. Notwithstanding the foregoing or anything to the contrary contained herein and without prejudice to any of Tenant’s other rights under this Article XV, Tenant shall be entitled to receive all Awards with respect to any Condemnation which is not reasonably expected to exceed the earlier of (x) three (3) consecutive years and (y) the expiration of the then-current Term (e.g., a construction easement), and which, by its nature, is not reasonably expected to have a material adverse effect on the Leased Property or any applicable Facility.
15.4    No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Master Lease shall remain unabated during the period required for claiming an Award, satisfying Legal Requirements and restoration.
15.5    Waiver. Tenant waives any statutory rights of termination which may arise by reason of any Condemnation of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XV.

15.6    Award Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Facility Mortgage, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage; provided, that, (i) in the event of a Condemnation where Tenant elects within twelve (12) months of the date of the relevant Condemnation to restore the affected Facility and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration (after the date of such Condemnation but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Condemnation where Tenant is required by this Master Lease to restore the affected Facility, Landlord will cause, subject to the final sentence of Section 15.1(c), any Facility Mortgagee that has received, or thereafter does receive, any Award to make such Award available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.
15.7    Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Condemnation pursuant to Section 15.1(a), (b)(i) or (b)(ii), the Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined in the same manner as set forth in Section 14.6 hereof.
ARTICLE XVI

DEFAULT; REMEDIES
16.1    Events of Default. (a) Any one or more of the following shall constitute an “Event of Default”:
(i)    Tenant shall fail to pay any installment of Rent within five (5) Business Days of when due and such failure is not cured within three (3) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due; provided, that Tenant shall be entitled to only one (1) such notice and additional three (3) Business Day cure period in any Lease Year;
(ii)    Tenant shall fail to pay any Additional Charge when due and such failure is not cured within five (5) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due;
(iii)    a default shall occur under the Guaranty which is not cured within thirty (30) days after Notice from Landlord to Guarantor;
(iv)    Tenant, Defaulting Operating Subtenants or Guarantor shall:
(1)    admit in writing its inability to pay its debts generally as they become due;

(2)    file a petition in bankruptcy or a petition to take advantage of any insolvency act;
(3)    make an assignment for the benefit of its creditors;
(4)    consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or
(5)    file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;
(v)    Tenant, Defaulting Operating Subtenants or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, Defaulting Operating Subtenants or Guarantor, a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s, Defaulting Operating Subtenants’ or Guarantor’s property, or approving a petition filed against Tenant, Defaulting Operating Subtenants or Guarantor seeking reorganization or arrangement of Tenant, Defaulting Operating Subtenants or Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;
(vi)    Tenant, Defaulting Operating Subtenants or Guarantor shall be liquidated or dissolved (except that Guarantor may be liquidated or dissolved into Tenant or any other Person so long as its assets are distributed following such liquidation or dissolution to Tenant or such other Person);
(vii)    the estate or interest of Tenant or any Operating Subtenant in the Leased Property or any part thereof shall be levied upon or attached as a result of a final, non-appealable judgment in any proceeding relating to more than Ten Million Dollars ($10,000,000) and the same shall not be vacated, discharged (or bonded or otherwise similarly secured) within the later of ninety (90) days after such final, non-appealable judgment is entered or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;
(viii)    except as permitted in accordance with Section 7.2(d), Tenant voluntarily ceases operations for its Primary Intended Use at a Facility;
(ix)    any representation made by Tenant pursuant to Section 8.1 proves to be untrue when made in any material respect and the same materially and adversely affects Landlord;
(x)    any applicable license (including Gaming Licenses) material to a Facility’s operation for its Primary Intended Use is at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at a

Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole; provided, that the foregoing shall not constitute an Event of Default if Tenant would then be permitted to cease operating such Facility pursuant to Section 7.2(d);
(xi)    except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;
(xii)    (1) a transfer of Tenant’s interest in this Lease (including pursuant to a Tenant Change of Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below and in either case the same is not cured within thirty (30) days after written notice from Landlord to Tenant, or (2) a transfer of Operating Subtenant’s interest in the Operating Sublease shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII and the same is not cured within thirty (30) days after written notice from Landlord to Tenant or Operating Subtenant;
(xiii)    if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease in any material respect and such failure is not cured by Tenant within thirty (30) days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; and
(xiv)    breach by Tenant of the Financial Covenant set forth in Section 23.3 hereof for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters, commencing with the two consecutive Test Periods ending on September 30, 2022 and December 31, 2022 or, if the Commencement Date occurs after June 30, 2022, the two consecutive Test Periods ending on the last day of the first two full consecutive fiscal quarters occurring after the Commencement Date (e.g., if the Commencement Date is July 15, 2022, the Test Periods ending on December 31, 2022 and March 31, 2023), and failure of Tenant to deposit the required amount (which may be provided through cash, one or more Letters of Credit or combination thereof or such other form of credit support reasonably acceptable to Landlord) into the Covenant Security Escrow Account pursuant to the terms of Section 23.3(b). For the avoidance of doubt, so long as Tenant complies with the requirement to deposit the required amount into the Covenant Security Escrow Account within the time period specified in Section 23.3, then breach of the Financial Covenant shall not constitute a Default or an Event of Default.
(b)    No Event of Default (other than a failure to make payment of money) shall be deemed to exist under Section 16.1 during any time the curing thereof is prevented by an

Unavoidable Delay, provided, that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.
(c)    Notwithstanding the foregoing, in the event that Landlord believes that there has been a breach that would constitute an Event of Default under Section 16.1(a) (ii), (iii), subclause (1) of (iv), (viii), (ix), (x), (xi), (xii), (xiii) or (xiv), above, Landlord shall notify Tenant of such breach and, if Tenant disagrees as to the existence of such breach or that such breach would constitute an Event of Default, Landlord and Tenant shall submit the determination of whether or not there exists an Event of Default to Experts pursuant to Section 34.1. If the Expert determines that the matter in question is or would give rise to an Event of Default, Tenant shall have an additional thirty (30) day period to cure such breach before such breach constitutes an Event of Default, unless such breach cannot with due diligence be cured within a period of thirty (30) days, in which case such breach shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the breach and diligently completes the curing thereof within one hundred twenty (120) days after such determination.
16.2    Certain Remedies.
(a)    If an Event of Default shall have occurred and be continuing, Landlord may (i) terminate this Master Lease by giving Tenant no less than ten (10) days’ Notice of such termination (and Tenant shall have the right to cure the event giving rise to the Event of Default during such ten (10) day period) and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (ii) seek damages as provided in Section 16.3 hereof, and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property.
(b)    Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to terminate this Master Lease by reason of an Event of Default (but Landlord may exercise all other rights and remedies), unless and until Landlord has, following the occurrence of an Event of Default, delivered a notice (“Event of Default Notice”) to Tenant stating the Event of Default, and containing the following caption (in bold 16 point type):
“THIS IS AN EVENT OF DEFAULT NOTICE. FAILURE TO TAKE IMMEDIATE ACTION AND TO CURE THE EVENT(S) OF DEFAULT AS

SPECIFIED BELOW WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE MAY LEAD TO LANDLORD’S TERMINATION OF THE MASTER LEASE AND/OR THE EXERCISE OF OTHER REMEDIES THEREUNDER.”
16.3    Damages. None of (i) the termination of this Master Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease to and including the date of such termination. Thereafter:
Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages, as Landlord’s sole monetary remedy (without prejudice to any rights of Landlord pursuant to Article XXI, the indemnity in the final proviso of Section 5.1, the indemnity in the last sentence of Section 12.1, Section 16.2(a), Section 32.4 or Section 37.1), for the occurrence of an Event of Default, either:
(A)    the sum of:
(i)    the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;
(ii)    the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(iii)    the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
(iv)    any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom.
As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve

Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.
or
(B)    if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).
16.4    Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.
16.5    Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.
16.6    Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.
ARTICLE XVII

TENANT’S FINANCING
17.1    Permitted Leasehold Mortgagees.
(a)    On one or more occasions without Landlord’s prior consent, Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Master Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided, that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement providing (i) that (unless this Master Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee (or, in the case of any Facility added to the Master Lease after such date, as of the date that such Facility is added to the Master Lease), and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(ii)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Master Lease, and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease. Any Facility Mortgagee and its successors and assigns, by accepting any Facility Mortgage, shall be deemed without executing any further document or instrument, to have also agreed to recognize the rights of any Permitted Leasehold Mortgagee as provided in this Article XVII and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to Landlord in this Master Lease or available at law or in equity to Landlord by reason of the default by Tenant under this Master Lease.
(b)    Notice to Landlord.
(i)    (1) If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with Notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such Notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.
(2)    In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, Notice of the new name and address shall be provided to Landlord.
(ii)    Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.
(iii)    After Landlord has received the notice provided for by subsection (b)(i) above, Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.
(c)    Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Master Lease or (ii) a termination of this Master Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Master Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.
(d)    Notice to Permitted Leasehold Mortgagee. Anything contained in this Master Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Master Lease, Landlord shall have no right to terminate this Master Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:
(i)    notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii)    pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and
(iii)    comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Master Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against Tenant’s interest in this Master Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee or any matter which Permitted Leasehold Mortgagee is prevented from performing because of any injunction or stay applicable during any bankruptcy or other judicial proceeding; and
(iv)    during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Master Lease.
(e)    Procedure on Default.
(i)    If Landlord shall elect to terminate this Master Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Master Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided, that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection (e)(ii) below):
(1)    pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Master Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Master Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Master Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and
(2)    if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Master Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii)    If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Master Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Master Lease beyond the original term thereof as extended by any options to extend the Term of this Master Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease.
(iii)    If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease, provided, that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.
(iv)    For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Master Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Master Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Master Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Master Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold

Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of Tenant to be performed hereunder and meet the qualifications of Section 22.2 or be reasonably consented to by Landlord in accordance with Section 22.1 hereof).
(v)    Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(ii) of this Master Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Article XXII of this Master Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.
(vi)    Notwithstanding any other provisions of this Master Lease, any sale of this Master Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Master Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Master Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Master Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(ii) of this Master Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.1 hereof.
(f)    New Lease. In the event of the termination of this Master Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with Notice that this Master Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Master Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) for the remainder of the Term (including any Renewal Terms) of this Master Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Master Lease, provided:
(i)    Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Master Lease given pursuant to this Section 17.1(f);
(ii)    Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Master Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and
(iii)    Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.
(g)    New Lease Priorities. It is the intention of the parties that such New Lease shall continue to maintain the same priority as this Master Lease with regard to any Facility Mortgage or any other lien, charge or encumbrance created by the acts of Landlord on the Leased Property or any part thereof or this Master Lease (but Landlord shall not be deemed to make any representation or warranty to that effect). If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Master Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.
(h)    Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(a)(iii), (iv), (v), (vi), (vii) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided, such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) or (ix) and any other sections of this Master Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).
(i)    Contest of Event of Default. Notwithstanding anything to the contrary contained in this Master Lease, any Permitted Leasehold Mortgagee (and if more than one, the Permitted Leasehold Mortgagee whose lien is most senior) may, in good faith, contest through appropriate proceedings whether an alleged non-monetary default in fact constitutes an Event of Default, and the cure period available under the terms hereof to such Permitted Leasehold Mortgagee shall be extended so long as such Permitted Leasehold Mortgagee shall be diligently pursuing such contest, provided, that: (i) such Permitted Leasehold Mortgagee shall have commenced such contest prior to the expiration of the applicable notice and cure period herein for such alleged non-monetary Event of Default; (ii) Tenant shall not be, or shall not have, separately contested such alleged non-monetary Event of Default; (iii) pending the outcome of such contest, such Permitted Leasehold Mortgagee shall make payment of all Rent due and payable hereunder, as and when due and payable, and shall make payment and shall otherwise cure all non-monetary Events of Default which are not being contested by such Permitted Leasehold Mortgagee within applicable cure periods provided herein for such non-monetary Events of Default; and (iv) such Permitted Leasehold Mortgagee shall make payment to Landlord of all reasonable attorneys’ fees and costs incurred by Landlord in connection with such contest in the event that such Permitted Leasehold Mortgagee is not successful in such contest.
(j)    Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Master Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Tenant (but not such proceeds, if any, payable jointly to Landlord and Tenant or to Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Master Lease.
(k)    Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Master Lease.
(l)    No Merger. So long as any Permitted Leasehold Mortgage is in existence, unless all Permitted Leasehold Mortgagees for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall otherwise expressly consent in writing, the fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Master Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.
(m)    Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.
(n)    Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property subject to the applicable Permitted Leasehold Mortgage, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.
(o)    Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the process described in Article XXXVI be commenced, the determination and agreement of the Tenant’s Property FMV and negotiation with Landlord with respect thereto), in each case, in accordance with and subject to the terms and provisions of Article XXXVI.
(p)    Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Master Lease.
17.2    Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder or takes any action prohibited hereunder and Tenant fails to cure the same within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act or remediate or cure such action for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.
17.3    Tenant’s Debt Agreements. Tenant agrees that each and any agreement related to Material Indebtedness (or the principal or controlling agreement relating to such Material Indebtedness) in each case entered into after the Commencement Date will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default.
17.4    Landlord Cooperation. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable attorneys’ fees.
ARTICLE XVIII

SALE OF LEASED PROPERTY
18.1    Sale of the Leased Property. Except solely as provided in the last sentence of this Section 18.1, Landlord shall not be restricted from selling all or any portion of the Leased Property (including by entering into a merger or other transaction or by any Landlord Change of Control or any other transaction at any tier of ownership). Any sale or other transfer by Landlord of all or any portion of the Leased Property shall be subject in each instance to all of the rights of Tenant under this Master Lease, and Landlord and Landlord’s successor or purchaser must comply with the provisions of Section 8.2 applicable to Landlord and, to the extent necessary, any purchaser or successor Landlord and/or other Related Person of purchaser or successor Landlord (or other Landlord Change of Control) must be approved by all applicable Gaming Authorities to ensure that there is not reasonably likely to be any material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Gaming Facilities for gaming activities in substantially the same manner as immediately prior to Landlord’s sale or other transfer.
18.2    Transfers to Tenant Competitors. In the event that, and so long as, Landlord is a Tenant Competitor, then, notwithstanding anything herein to the contrary, the following shall apply:
(a)    Without limitation of Section 23.1(c) of this Master Lease, Tenant shall not be required (1) to deliver the information required to be delivered to Landlord pursuant to Section 23.1(b) hereof to the extent the same would give Landlord a “competitive” advantage with respect to markets in which Landlord and Tenant or Tenant’s Parent might be competing at any time (it being understood that Landlord shall retain audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Master Lease (and Landlord shall be permitted to comply with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements with regard to such information) and provided that appropriate measures are in place to ensure that only Landlord’s auditors (which for this purpose shall be a “big four” firm designated by Landlord) and attorneys (as reasonably approved by Tenant) (and not Landlord or any Affiliates of Landlord or any direct or indirect parent company of Landlord or any Affiliate of Landlord) are provided access to such information) or (2) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.
(b)    With respect to all consent, approval and decision-making rights granted to Landlord under this Master Lease relating to any competitively sensitive matters pertaining to the use and operation of the Leased Property and Tenant’s or any Operating Subtenant’s business conducted thereat (other than any right of Landlord to grant waivers and amend or modify any of the terms of this Master Lease), Landlord shall establish an independent committee to evaluate, negotiate and approve such matters, independent from and without interference from Landlord’s management or Board of Directors. Any dispute over whether a particular decision should be determined by such independent committee shall be submitted for resolution by an Expert pursuant to Section 34.1 hereof.
18.3    Identity of Tenant Competitors. From time to time (but not earlier than the fifth (5th) anniversary of the Commencement Date and not more than once in any five (5) year period thereafter), each of Landlord and Tenant may provide written notice to the other (a “Tenant Competitor Notice”) which identifies one or more Person(s) which such notifying party reasonably determines (a) is engaged in online gaming, sports betting or the operation of Gaming Facilities and is a competitor of Tenant, in which event such Person(s) would be deemed to be Tenant Competitors, or (b) no longer is engaged in online gaming, sports betting or the operation of Gaming Facilities or is no longer a competitor of Tenant, in which event such Person(s) would no longer be deemed to be Tenant Competitors. If the party receiving such Tenant Competitor Notice disagrees with the determination of whether a Person referenced in such Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor, then any such dispute will be resolved by Experts pursuant to Section 34.1.
ARTICLE XIX

HOLDING OVER
19.1    Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month twice the monthly Rent applicable to the prior Lease Year for such Facility, together with any Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease.
ARTICLE XX

RISK OF LOSS
20.1    Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

INDEMNIFICATION
21.1    General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant or any subtenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant or any subtenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; (vi) the violation by Tenant or any subtenant of any Legal Requirement; and (vii) any matter arising out of Tenant’s (or any Operating Subtenant’s or any other subtenant’s or any manager’s) management, operation, use or possession of any Facility (or any part thereof) or any business or other activity carried on, at, from or in relation to any Facility (or any part thereof) (including any litigation, suit, proceeding or claim asserted against Landlord). Any amounts which become payable by Tenant to Landlord under this Article XXI shall be paid within ten (10) Business Days after receipt of Notice from Landlord requesting payment of the same, which notice may not be given until liability therefor has been determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant or any subtenant, or by their respective employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant or any subtenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.
ARTICLE XXII

SUBLETTING AND ASSIGNMENT
22.1    Subletting and Assignment. Tenant shall not, except as otherwise permitted pursuant to this Master Lease, without Landlord’s prior written consent, which shall not be unreasonably withheld, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation and undergoing any Tenant Change of Control) in whole or in part this Master Lease or Tenant’s Leasehold Estate (or any Operating Subtenant’s subleasehold interest therein) with respect to any Facility or sublet all or any portion of any Facility. Tenant acknowledges that Landlord is relying upon the expertise of

Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate such Facilities during the entire Term. Any Tenant Change of Control (other than a Tenant Change of Control pursuant to clause (ii) of the definition thereof) or transfer of any direct or indirect ownership interests in Tenant shall not constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and shall not be prohibited, and the provisions requiring consent of Landlord contained herein shall not apply thereto, if and for so long as, Tenant remains wholly owned and Controlled, directly or indirectly, by Tenant’s Parent (it being understood, however, that a Tenant Change of Control pursuant to clause (ii) of the definition thereof shall be prohibited except as, and to the extent, provided in Section 22.2(i) below).
22.2    Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1 and subject to compliance with all applicable Gaming Regulations, Tenant may, without Landlord’s prior written consent:
(i)    assign this Master Lease to a Discretionary Transferee in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facilities; provided, that (1) such Discretionary Transferee becomes party to and bound by this Master Lease and agrees in writing to assume the obligations of Tenant under this Master Lease without amendment or modification other than as provided below; (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provides a Guaranty; (3) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (4) Landlord shall have received executed copies of all documents for such assignment;
(ii)    (x) assign this Master Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person (any such foreclosure or assignment, a “Foreclosure Assignment”) or (y) undergo a Tenant Change of Control whereby a Person acquires beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant as a result of the purchase at a foreclosure of a permitted pledge of the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (z) effect the first subsequent sale or assignment of the Leasehold Estate or Tenant Change of Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, in each case if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of Tenant under this Master Lease without amendment or modification other than as provided below (which written assumption may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee after a Foreclosure Assignment or Foreclosure COC) and (3) except in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of (x) Tenant (after giving effect to the transfer or assignment) or (y) the entity that succeeds to the assets of Tenant, if any, has become a Guarantor and provided a Guaranty or, if such Discretionary Transferee does not have a Parent Company and such Discretionary Transferee has not assumed the obligations of Tenant under this Master Lease, such Discretionary Transferee has become a Guarantor and provided a Guaranty;
(iii)    assign Tenant’s Leasehold Estate in this Master Lease with respect to one or more individual Facilities to a Discretionary Transferee; provided, that (1) such Discretionary Transferee enters into a Separate Lease in accordance with Section 1.5 mutatis mutandis (and in such event Landlord will also enter into such Separate Lease and appropriate documentation to delete the assigned Facility from this Master Lease); (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty, (3) the use of each Facility continues to comply with the requirements of this Master Lease; (4) Landlord shall have received executed copies of all documents for such assignment; and (5) in no event shall Tenant be permitted to assign its Leasehold Estate pursuant to this clause (iii) with respect to more than one (1) Facility which is located in Las Vegas, Nevada and (A) during the first fifteen (15) Lease Years, more than one (1) Facility that is not located in Las Vegas, Nevada and (B) during any Lease Year after the fifteenth (15th) Lease Year in addition to the rights set forth in the preceding clause (A) Tenant may assign Tenant’s Leasehold Estate with respect to one (1) additional Facility not located in Las Vegas, Nevada (for a total of two (2) such Facilities not located in Las Vegas, Nevada during the Term). Any termination of this Master Lease with respect to a Facility pursuant to the provisions of Section 7.2(d) shall count as an assignment of the applicable Facility for the purposes of clause (5) of this Section 22.2(iii). In addition to the foregoing, the following provisions shall apply with respect to any Facility closed pursuant to the provisions of Section 7.2(d) (a “Voluntarily Closed Facility”): (a) a Voluntarily Closed Facility shall be deemed to have been assigned (i.e., shall count as an assignment of the applicable Facility for the purposes of clause (5) of this Section 22.2(iii)) only if Tenant (x) does not timely deliver to Landlord Tenant’s Notice of Intent pursuant to Section 7.2(d), stating that Tenant intends to again operate the Voluntarily Closed Facility or (y) timely delivers to Landlord Tenant’s Notice of Intent pursuant to Section 7.2(d), stating that Tenant intends to again operate the Voluntarily Closed Facility, but does not thereafter (i) commence operation of the Voluntarily Closed Facility prior to the expiration of Tenant’s Recommencement Period, and (ii) continue to operate such Facility for at least ninety (90) consecutive days in accordance with the terms of this Master Lease; (b) if, during the Re-Tenanting Period (plus the Replacement Lease Closing Period, if applicable), (x) Landlord does not terminate this Master Lease with respect to the Voluntarily Closed Facility pursuant to the provisions of Section 7.2(d) or (y) (i) Tenant seeks approval from Landlord to reopen the Voluntarily Closed Facility (which approval Landlord may grant or withhold in its sole and absolute discretion), (ii) Landlord approves such reopening, (iii) Tenant commences operation of the Voluntarily Closed Facility prior to the date that is sixty (60) days after the date of Landlord’s approval of the reopening of the Voluntarily Closed Facility, and (iv) Tenant continues to operate such Facility for ninety (90) consecutive days in accordance with the terms of this Master Lease, then, in the case of either clause (x) or (y) of this clause (b), the applicable Voluntarily Closed Facility shall no longer be deemed to have been assigned (i.e., shall no longer count as an assignment of the applicable Facility for the purposes of clause (5) of this Section 22.2(iii)). For the avoidance of doubt, if (I) during the Re-Tenanting Period (plus the Replacement Lease Closing Period, if applicable), Landlord does not terminate this Master Lease with respect to the Voluntarily Closed Facility pursuant to the provisions of Section 7.2(d), and thereafter, Landlord elects to provide to Tenant another

Voluntary Termination Notice, or (II) Tenant reopened the applicable Facility as provided in clause (b)(y) above, then, in each case, the applicable provisions of Section 7.2(d) and the applicable provisions of this Section 22.2(iii) shall again be applicable;
(iv)    assign this Master Lease, or Tenant’s Leasehold Estate in this Master Lease with respect to all, but not less than all, of the Facilities, to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant; provided, (1) such assignee becomes party to and bound by this Master Lease and agrees in writing to assume the obligations of Tenant under this Master Lease without amendment or modification other than as provided below; (2) Tenant remains fully liable hereunder; (3) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (4) Landlord shall have received executed copies of all documents for such assignment; and
(v)    pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and/or pledge the direct or indirect Equity Interests in Tenant to a Permitted Leasehold Mortgagee.
Upon the effectiveness of any assignment permitted pursuant to this Section 22.2, such Discretionary Transferee or Permitted Leasehold Mortgagee Foreclosing Party (and, if applicable, its Parent Company) and Landlord and Tenant shall make such amendments and other modifications to this Master Lease as are reasonably requested by either party to give effect to such assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such assignment. After giving effect to any such assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee (or Permitted Leasehold Mortgagee Foreclosing Party) or its Parent Company, as applicable.
22.3    Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1 and compliance with all applicable Gaming Regulations, (a) Tenant or any Operating Subtenant may, without Landlord’s prior written consent:
(i)    sublease the Leased Property or any Facility, or portion thereof to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Operating Subtenant;
(ii)    sublease any portion of any Facility (but not an entire Facility) to any Person; provided, that Tenant or any applicable Operating Subtenant does not sublet a Material Portion of any such Facility; and
(iii)    sublet a Facility in order to comply with Section 8.2 hereof.
(b)    After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this

Master Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder.
(c)    If reasonably requested by Tenant in connection with a sublease permitted under this Section 22.3 with a subtenant that is not an Affiliate of Tenant or in connection with a management agreement which is permitted under Section 22.8 with a manager that is not an Affiliate of Tenant, Landlord and such sublessee or manager, as applicable, shall enter into a nondisturbance and attornment agreement with respect to any sublease or management agreement, as applicable, which is entered into by Tenant in good faith with a subtenant or manager that is not an Affiliate of Tenant, such non-disturbance and attornment agreement to be substantially in the form attached hereto as Exhibit F-1 (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such non-disturbance and attornment agreement) whereby the subtenant or manager, as applicable, agrees to attorn to Landlord (or a Facility Mortgagee) and Landlord (and the Facility Mortgagee) agree to recognize such subtenant rights under its sublease or manager rights under its management agreement, as applicable.
(d)    Tenant shall have the right, without the consent of Landlord, to enter into subleases with terms, including extensions thereof, that do not exceed the then-existing Term with subtenants which will occupy space primarily for purposes such as, including without limitation, hotel use, meetings and conferences, e-sports, entertainment and experiences venues, show room, night/day clubs, retail sales, bars, food and beverage sales, race and gaming operations, sportsbooks, and other such uses within the Primary Intended Use (and provided Tenant or any applicable Operating Subtenant does not enter into a sublease with respect to a Material Portion of any such Facility). In addition, Tenant shall have the right to enter into subleases for purposes described in the preceding sentence with terms, including extensions thereof, that exceed the then-existing Term with Landlord’s consent, which consent Landlord shall not be unreasonably withheld, conditioned or delayed. Any sublease entered into pursuant to this Section 22.3(d) shall be entitled to the foregoing provisions of Section 22.3(c) regarding the right of such subtenant to a non-disturbance and attornment agreement. Landlord’s withholding of consent to any of the foregoing shall be deemed unreasonable if such sublease is on commercially reasonable terms at the time in question taking into consideration, among other things, the identity of the sublessee, the extent of sublessee’s investment in the subleased space, the term of such sublease and Landlord’s interest in the applicable Facility (including the resulting impact on Landlord’s ability to lease such Facility on commercially reasonably terms after the Term of this Master Lease).
(e)    The portion of any Facility that Tenant or any applicable Operating Subtenant does not sublease in order to comply with the requirement that Tenant or any applicable Operating Subtenant not sublet a Material Portion of such Facility shall also be the portion of such Facility with respect to which Tenant or any applicable Operating Subtenant does not enter into management agreements in order to comply with the similar requirement contained in Section 22.8.

22.4    Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide that:
(i)    in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease;
(ii)    the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease and any restrictions on Tenant’s activities at the relevant Facility shall also similarly apply to any sublessee’s activities at the relevant Facility;
(iii)    except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Facility or assign this Master Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Master Lease (it being understood that any subtenant may pledge and mortgage its subleasehold estate (or allow the pledge of its Equity Interests) to a Permitted Leasehold Mortgagee);
(iv)    in the case of a sublease, in the event of cancellation or termination of this Master Lease for any reason whatsoever or of the surrender of this Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which the subtenant shall execute and deliver within thirty (30) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Master Lease; and
(v)    in the event the subtenant receives a Notice from Landlord stating that this Master Lease has been cancelled, surrendered or terminated, then, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Master Lease.
Without limitation of the foregoing, (x) any sublease or other agreement or arrangement (including any Operating Sublease) allowing for occupancy or management with respect to a Facility entered into by and between any Tenant Party(ies) and any Affiliate(s) thereof on, prior to, or after the Commencement Date shall be subject and subordinate to all of the terms and conditions of this Master Lease, and each such agreement or arrangement hereafter made shall expressly so provide, and (y) no Operating Subtenant shall be permitted to assign its Operating Sublease other than to a Subsidiary of Tenant’s Parent and any such Operating Subtenant shall at all times remain a Subsidiary of Tenant’s Parent (it being understood that nothing in this clause (y) shall vitiate Tenant’s rights under Section 22 hereof).
22.5    Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment or subletting or management agreement (including any request for a subordination, non-disturbance and attornment agreement), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease or assignment agreement is actually consummated.
22.6    No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to this Article XXII, in connection with a sale or assignment of the entire Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder or reduce any such obligations. All obligations and other terms of this Master Lease applicable to Tenant and Tenant’s activities and properties shall also apply to each assignee of this Master Lease. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease, provided, that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant. Notwithstanding the foregoing, in the event of an assignment permitted under Section 22.2(iii), Landlord will agree, with respect only to those Facilities so assigned, to release Tenant and Guarantor from their respective obligations solely pertaining to those Facilities so assigned under this Master Lease and any Guaranty, provided; that the assignment is to a Discretionary Transferee and the Parent Company of the Discretionary Transferee, if any, executes a Guaranty as required by Section 22.2(iii). As a condition precedent to Landlord’s release of Tenant and/or Guarantor, the successor guarantor shall execute and deliver a Guaranty in substantially the same form and substance as the Guaranty being released and Landlord and such Discretionary Transferee, as the successor tenant, shall execute a new master lease with respect to the assigned Facilities in substantially the same form and substance as this Master Lease as provided in Section 1.5 mutatis mutandis.
22.7    Separate Lease; Rent Allocated. If reasonably requested by Tenant in connection with an assignment of Tenant’s Leasehold Estate with respect to one or more Facilities permitted under Section 22.2(iii), Landlord will agree to enter into a replacement master lease with respect to the relevant Facility(ies) with the assignee thereof in form and substance substantially identical to this Master Lease (subject to such reasonable modifications as are reasonably agreed to by the parties in order to reflect a single asset gaming REIT lease transaction), with Rent equal to (or, if applicable, apportioned between such new master lease and this Master Lease based on) the Allocable Rent Amount and to remove such Leased Property from this Master Lease, all in accordance with the procedure set forth in Section 1.5 mutatis mutandis. In such case, the Parent Company of the Discretionary Transferee, if any, shall deliver a Guaranty to Landlord with respect to all obligations under the Separate Lease, and Tenant and Guarantor shall have no further obligations under this Master Lease or the Guaranty with respect to the applicable Facility(ies). Notwithstanding Section 1.5(e), any costs and expenses relating to a Separate Lease entered into pursuant to Section 22.2 shall be borne by Tenant and not by Landlord.
22.8    Management Agreements. Tenant represents and warrants that Schedule 5 contains a true, correct and complete list of all material management agreements or similar arrangements in effect with respect to the Leased Property on the Commencement Date. Nothing contained herein shall prohibit or restrict Tenant’s ability to hereafter enter into management agreements or similar arrangements (including any amendments thereto) with third parties or amend or modify existing management agreements or similar arrangements so long as the same are limited in duration to the then-existing Term provided that they do not relate to the entirety of any Facility and are expressly subordinate to this Master Lease (and provided Tenant or any applicable Operating Subtenant does not enter into management agreements or similar arrangements with respect to a Material Portion of any Facility). In addition, Tenant shall have the right to enter into management agreements or similar arrangements (including any amendments thereto) or amend or modify existing management agreements or similar arrangements that exceed the then-existing Term with third parties with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood, Landlord’s withholding of consent to any of the foregoing shall be deemed unreasonable if such management agreement is on commercially reasonable terms at the time in question taking into consideration, among other things, the identity of the manager, the term of such management agreement and Landlord’s interest in the applicable Facility (including the resulting impact on Landlord’s ability to lease such Facility on commercially reasonable terms after the Term of this Master Lease)). Any management agreement entered into pursuant to this Section 22.8 shall be entitled to the provisions of Section 22.3(c) regarding the right of such manager to a non-disturbance and attornment agreement. The portion of any Facility with respect to which Tenant or any applicable Operating Subtenant does not enter into management agreements in order to comply with the requirement that it not enter into management agreements with respect to a Material Portion of such Facility shall also be the portion of such Facility that Tenant or any applicable Operating Subtenant does not sublease in order to comply with the similar requirement contained in Section 22.3. For the avoidance of doubt, all management agreements made or amended pursuant to this Section 22.8 shall be subject to Section 40.1 and in compliance with all applicable Gaming Regulations.
ARTICLE XXIII

REPORTING; CONFIDENTIALITY
23.1    Officer’s Certificate and Financial Statements.
(a)    Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time, but no more frequently than once per Lease Year, upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish a certificate executed by an appropriate officer with knowledge of the matters set forth therein in the form attached hereto as Exhibit C. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee,

Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property.
(b)    Statements. Tenant shall furnish the following statements to Landlord:
(i)    (I) In the event that Tenant’s Parent is a reporting company under the Exchange Act, on the earlier of five (5) Business Days following (x) each date specified in the Exchange Act and the SEC’s related rules and regulations (including any additional time permitted under Rule 12b-25 or any successor provision thereof) that the Tenant’s Parent is required to file SEC Reports (each a “SEC Filing Deadline”) and (y) the date the Tenant’s Parent files its SEC Reports with the SEC or (II) in the event that Tenant’s Parent is not a reporting company under the Exchange Act, no later than five (5) Business Days prior to Landlord REIT’s applicable SEC requirements, if any, to file, or include in any of Landlord REIT’s SEC Reports, Tenant Parent’s Financial Statements: (A) Tenant’s Parent’s Financial Statements required to be included in such SEC Report or the SEC Report containing such Financial Statements; (B) a certificate, executed by a Responsible Officer of the Tenant or Tenant’s Parent certifying that no default has occurred under this Master Lease or, if such a default has occurred, specifying the nature and status of such default; and (C) (1) with respect to annual Financial Statements, a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s independent registered public accounting firm, which report shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Tenant’s Parent and its subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Master Lease in such twelve month period) and that such Financial Statements have been prepared in accordance with GAAP and Tenant’s Parent’s accountants have examined such Financial Statements in accordance with the standards of the PCAOB (or generally accepted auditing standards, if not required to file SEC Reports at such time) and (2) with respect to quarterly Financial Statements, a certificate, executed by a Responsible Officer of the Tenant’s Parent, certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period (subject to normal year-end audit adjustments, the absence of footnotes and other informational disclosures customarily omitted from interim financial statements). Financial statements required to be delivered pursuant to this Section 23.1(b)(i) will be deemed delivered to the extent such documents are included in materials filed with the SEC and shall be deemed to have been delivered on the date such documents are publicly available on the SEC’s website;
(ii)    Within seventy-five (75) days after the end of each of the Tenant’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2022), (a) a budget and projection by fiscal month for the Fiscal Year in which the budget is delivered, including projected Net Revenue and EBITDAR with respect to each Facility, (b) a budget and projection by fiscal year for the second and third subsequent Fiscal Years, including projected Net Revenue and EBITDAR with respect to each Facility, and (c) a capital budget for each Facility for the Fiscal Year in which the budget is delivered and for the following Fiscal Year;
(iii)    Within thirty (30) days after the end of each calendar month, the following items as they pertain to each Facility: occupancy percentages, including average daily rate and revenue per available room for the subject month, the monthly and year-to-date operating statements prepared for each calendar period, noting net revenue, operating expenses and operating income, and other information reasonably necessary and sufficient to fairly represent the financial position and results of operations of each Facility and its respective Operating Subtenant during such calendar period;
(iv)    Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report, which report shall include an Officer’s Certificate in substantially the form attached hereto as Exhibit H, certifying that the Financial Covenant is in compliance under Section 23.3 together with reasonable detail evidencing such compliance;
(v)    (a) commercially reasonable efforts to deliver such additional financial information and projections as may be reasonably requested by Landlord, so long as any reasonable out-of-pocket cost of Tenant or its Related Persons is borne by Landlord, in connection with syndications, private placements or public offerings by Landlord of debt securities or loans or equity or hybrid securities and (b) such additional information, Tenant’s Parent Financial Statements if not otherwise provided pursuant to Section 23.1(b)(i), and unaudited quarterly financial information concerning the Leased Property, Tenant, and Tenant’s Parent as Landlord or its Affiliates may require for their filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Master Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries;
(vi)    Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way materially adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any material part of the Primary Intended Use of all or any portion of the Leased Property;
(vii)    Upon request, not to be made more than once per fiscal quarter, an updated rent roll for each Facility; and
(viii)    Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s internal financial and reporting database, and (ii) permit Landlord to calculate any rent, fee or other payments due under Ground Leases. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Master Lease (including, without limitation, calculation of Net Revenues).
(c)    Notwithstanding the foregoing provisions of this Section 23.1 or any other provision under this Master Lease, Tenant shall not be obligated under any circumstances (1) to provide information that is subject to (i) a bona fide confidentiality agreement, (ii) the quality assurance immunity, or (iii) attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could reasonably be expected to give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of (i) the Escalation amount and (ii) Tenant’s compliance with Section 9.1(e) and Section 23.3 hereof, provided that, the foregoing information shall be provided on a portfolio-wide (as opposed to Facility-by-Facility) basis, except where required by Landlord to be able to make submissions to, or otherwise to comply with requirements of, gaming and other regulatory authorities, in which case such additional information (including Facility-by-Facility performance information) will be provided by Tenant to Landlord to the extent so required (provided, that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the terms of this Master Lease (and Landlord’s or its Affiliates compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided, that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than Landlord or a Subsidiary of Landlord, in each case, on a “need to know” basis) that directly or indirectly owns or operates any gaming business or is a Tenant Competitor; provided, further, that in no event shall Landlord disclose any Restricted Information or any other information that is Confidential Information (except as permitted by Section 23.2(b)) provided pursuant to this Master Lease to any Person involved in the ownership (directly or indirectly), management or operation of any Tenant Competitor.
(d)    In each case so long as the following does not place an unreasonable burden on Tenant and so long as any out-of-pocket cost of Tenant or its Related Persons is borne by Landlord, Tenant shall, and shall cause Tenant’s Parent and its direct and indirect Subsidiaries to, afford Landlord, Landlord’s Parent and their Related Persons reasonable access, within a reasonable period after request, during normal business hours to (A) the books and records pertaining to the original tax basis of the assets of Tenant’s Parent and its direct and indirect Subsidiaries related to the Leased Properties, including, without limitation: (i) the date each asset was placed in service, (ii) accumulated depreciation, (iii) depreciable lives and depreciation methods and conventions, (iv) information to determine depreciation under both MACRS and ADS, (v) detailed 704(c) schedules, reflecting the 704(c) layers for each asset by partner at the applicable subsidiary level and (vi) any other information as is reasonably requested to assist Landlord, Landlord’s Parent and their Related Persons in determining tax basis and tax depreciation and tax allocations post transaction, and (B) (i) by December 31 of each calendar year, a schedule listing the adjusted tax bases of assets retired or disposed during such year that was part of the initial Leased Property as of the Commencement Date and (ii) a final schedule listing the adjusted tax bases of assets retired or disposed during such year by June 30 of the following year.  To the extent that Tenant or Tenant’s Parent requires the services of a cost segregation provider in order to prepare the reports described in clause (B)(i) or (B)(ii) above, such costs will be borne by the Landlord, subject to Landlord’s prior approval of such services and costs. Landlord and Tenant agree to cooperate to identify assets that will be subject to the reporting in this clause (B). Upon request by Landlord, the information described in this paragraph shall be provided promptly in Microsoft Excel or such other reasonable format as determined by Tenant. In addition, each of Tenant’s Parent and its direct and indirect Subsidiaries shall use their respective reasonable efforts to cause their respective appropriate Related Persons to participate in meetings and telephone conferences with Landlord, Landlord’s Parent and/or their Related Persons at such times as may be reasonably requested during regular business hours.

23.2    Confidentiality; Public Offering Information.
(a)    The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Master Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Master Lease. Notwithstanding the foregoing, in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt Notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b)    Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, (3) the EBITDAR to Rent Ratio of the Tenant Parties, or (4) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided, that, with respect to matters permitted to be disclosed solely under clauses (1) and (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, neither Landlord nor Landlord’s Parent shall revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or Landlord’s Parent pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental information filed or furnished in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or their respective Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, reasonable participation in road shows and other presentations at Landlord’s or Landlord’s Parent’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or Landlord’s Parent or to satisfy Landlord’s or Landlord’s Parent’s SEC disclosure requirements. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.
(c)    Except as provided in clause (a) or (b) above, nothing herein shall permit the disclosure of Confidential Information regarding Tenant, Tenant’s Parent or their Affiliates to any Tenant Competitor.
(d)    Each of Landlord and/or Landlord’s Parent, on the one hand, and Tenant and/or Tenant’s Parent, on the other hand, shall cooperate with such other parties to provide such information and documentation as may be reasonably requested by such other parties in connection with or in furtherance of the accounting considerations for the classification of this Lease and any subsequent modifications thereto, including, without limitation, the implicit rate in this Master Lease, as determined in accordance with GAAP, and the corresponding supporting documentation necessary to satisfy accounting and audit requirements, including without limitation, residual value assumptions, valuation reports obtained from a qualified “Big 4” accounting firm, Grant Thornton or equivalent appraiser providing for the fair value of the Facilities and their economic useful lives, and other inputs into the implicit rate.

23.3    Financial Covenants.
(a)    Tenant’s Parent on a consolidated basis with Tenant shall maintain a ratio of (x) EBITDA (plus, without duplication, any rent expense associated with any ground leases pursuant to which Tenant’s Parent or any of its Subsidiaries leases real property, and rent expense under this Master Lease (as may be amended from time to time) or any similar lease) plus rent expense under any similar lease to (y) Rent plus cash rent paid under any similar lease, determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on the later of September 30, 2022 and the last day of the first full calendar quarter commencing immediately following the Commencement Date (the “First Test Period”)) of at least 1.1:1 (the foregoing required Tenant’s Parent EBITDA to Rent ratio being referred to as the “Coverage Ratio,” and the test being referred to as the “Financial Covenant”). In the event that Tenant’s interest in this Master Lease is assigned, the foregoing Financial Covenant shall apply on a consolidated basis to such successor Tenant and any parent entity(ies) of any successor Tenant that has provided a Guaranty.
(b)    If (commencing with the First Test Period or for any Test Period thereafter) Tenant fails to meet the Financial Covenant, then Tenant may, at Tenant’s option, within thirty (30) days after the earlier of the date Tenant delivers to Landlord the Officer’s Certificate required to be delivered pursuant to Section 23.1(b)(iv) of this Master Lease or the date by which the same is required to be delivered, that evidences the commencement of a Covenant Failure Period, cause an amount (which may be provided through cash, one or more Letters of Credit or combination thereof or such other form of credit support reasonably acceptable to Landlord) equal to (x) the Rent that would be payable for the period of one (1) calendar year or (y) solely in the event that Tenant’s failure to meet the Financial Covenant with respect to the applicable Test Periods precipitating such Covenant Failure Period was a Covenant Failure (Unavoidable Delay), the Rent that would be payable for the period of six (6) months, in each case commencing immediately subsequent to the date of such determination (taking into account the Escalation) to be deposited into a Covenant Security Escrow Account in accordance with irrevocable escrow instructions consistent with this paragraph and reasonably satisfactory to Landlord and Tenant. At all times until the Covenant Security Coverage Cure has occurred, the amount of the Covenant Security Escrow Account (or the amount of the Letters of Credit, or both) shall equal the Rent that would be payable for the next calendar year (or next six (6) months, as applicable) (taking into account the Escalation, as applicable), and Tenant shall increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit, or both) in order to satisfy any deficiency within five (5) Business Days’ notice from Landlord. In the event that Tenant has delivered a Renewal Notice and a Covenant Security Coverage Cure has not occurred, then Tenant shall be required to increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit, or both) in order to reflect the increase in the Rent (and any Escalation) for the next one year period or six (6) month period, as applicable. The amounts held in a Covenant Security Escrow Account shall remain in such account except to the extent that they are required to be released to Landlord or Tenant in accordance with this paragraph. Upon the date that Tenant delivers to Landlord and Officer’s Certificate pursuant to Section 23.1(b)(iv) of this Master Lease that evidences a Covenant Security Coverage Cure or the expiration or earlier termination of this Master Lease (other than a termination as a result of an Event of Default by Tenant), if Tenant has deposited funds or Letters of Credit pursuant to the provisions of this Section 23.3, such funds or Letters of Credit (in each case, to the extent remaining) shall promptly be returned to Tenant by the escrow agent. If an Event of Default has occurred and is continuing, Landlord shall be entitled to receive the amount in the Covenant Security Escrow Account and such amount shall be applied to Landlord’s damages, pursuant to Article XVI. The irrevocable escrow instructions will provide for escrow agent to release funds to Landlord to Tenant only upon written demand to the escrow agent and the other party and failure of such other party to object to such release within five (5) Business Days thereafter. For the avoidance of doubt, the process described in this Section 23.3 is not limited to one occurrence and could repeat multiple times during the Term.
23.4    Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements or any other information provided by Tenant may be non-public financial or operational Confidential Information with respect to Tenant and/or its Affiliates, including with respect to Tenant’s or any Operating Subtenant’s operation of the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public Confidential Information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information in compliance with Section 23.2(b) hereof and with Landlord’s officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided, that (x) such Landlord Representative is advised of the confidential nature of such Confidential Information and agrees to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (y) such information shall not be disclosed to any Tenant Competitor and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such Confidential Information provided by or on behalf of Landlord or Landlord’s Parent (provided, that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Master Lease or the Leased Property in connection with Tenant’s review of the treatment of this Master Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such Confidential Information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and Tenant and Tenant’s Parent’s respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s

Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such Confidential Information and agrees (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord or Landlord’s Parent based on any such Confidential Information provided by or on behalf of Tenant or Tenant’s Parent (provided, that this provision shall not govern the provision of information by Landlord or Landlord’s Parent).
ARTICLE XXIV

LANDLORD’S RIGHT TO INSPECT
24.1    Landlord’s Right to Inspect. Subject to any restrictions imposed by any Gaming Regulations or Gaming Authorities, upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives to inspect its Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency. Landlord shall indemnify and hold Tenant harmless from and against any claims, losses, costs or expenses arising as a result of Landlord’s or its representative’s entry onto the Leased Property.
ARTICLE XXV

NO WAIVER
25.1    No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
ARTICLE XXVI

REMEDIES CUMULATIVE
26.1    Remedies Cumulative. Unless otherwise provided herein and to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.
ARTICLE XXVII

ACCEPTANCE OF SURRENDER
27.1    Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
ARTICLE XXVIII

NO MERGER
28.1    No Merger. There shall be no merger of this Master Lease or of the Leasehold Estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the Leasehold Estate created hereby or any interest in this Master Lease or such Leasehold Estate and (ii) the fee estate in the Leased Property.
ARTICLE XXIX

CONVEYANCE BY LANDLORD
29.1    Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Master Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
ARTICLE XXX

QUIET ENJOYMENT
30.1    Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or specifically provided for in this Master Lease or consented to by Tenant in writing. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.
ARTICLE XXXI

LANDLORD’S FINANCING
31.1    Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage or any Foreclosure Purchaser (as defined below) including any Facility Mortgage in place at the time of execution of this Master Lease or contemporaneously herewith shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit F-2 or as otherwise satisfactory to Tenant and the Facility Mortgagee. Landlord shall deliver such a subordination, non-disturbance and attornment agreement to Tenant contemporaneously with the execution of this Master Lease with respect to any Facility Mortgage existing at the time of execution of this Master Lease. With respect to any Facility Mortgage on any vessel or barge, Landlord shall be required to deliver such subordination, nondisturbance and attornment agreement to Tenant from each holder of a Facility Mortgage on such vessel or barge prior to the recording or registration of such Facility Mortgage on such vessel or barge in a manner that would not, or the enforcement of remedies thereunder would not, affect or disturb the rights of Tenant under this Master Lease or the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee, in the case of any Permitted Leasehold Mortgagee; provided, that upon the request of Landlord, such subordination, nondisturbance and attornment agreement shall be executed by Tenant as well as Landlord and be in substantially the form attached hereto as Exhibit F-2 or as otherwise satisfactory to Tenant and the Facility Mortgagee. Each such subordination, nondisturbance and attornment agreement shall bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property by assignment or in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property as well as their respective successors and assigns (each, a “Foreclosure Purchaser”) and which shall provide that the holder of such Facility Mortgage, and any Foreclosure Purchaser shall not disturb Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, or any of Tenant’s rights, privileges and options, and shall give effect to this Master Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (it being understood that if an Event of

Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F-2 or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees.
31.2    Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous material modification or amendment to this Master Lease or any previous prepayment of more than one month’s rent, unless such material modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Master Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.
ARTICLE XXXII

HAZARDOUS SUBSTANCES
32.1    Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided,

however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility or to the extent in existence at any Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.
32.2    Notices. Tenant shall provide to Landlord, within ten (10) Business Days after Tenant’s receipt thereof, a copy of any written notice or written notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property relating to Hazardous Substances located in, on, or under the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance or violation of Environmental Law; and (iv) any reports which Tenant is aware of made to any federal, state or local environmental agency arising out of or in connection with the release of any Hazardous Substance in, on, under or removed from the Leased Property.
32.3    Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate Hazardous Substance in, on, under or about the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.
32.4    Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of or resulting from, directly or indirectly, the following, but only to the extent such occurs before or during (but not after) the Term and is not caused solely by the actions of Landlord: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any

Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.
Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:
(a)    in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;
(b)    in bringing the Leased Property into compliance with all Legal Requirements; and
(c)    in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.
If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of Notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.
32.5    Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days’ Notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Master Lease.
ARTICLE XXXIII

MEMORANDUM OF LEASE
33.1    Memorandum of Lease. Either party may request that the other party enter into one or more short form memoranda of this Master Lease, in the form attached hereto as Exhibit G. The party requesting the recordation of such memoranda shall be responsible for all costs and expenses of recording any such memorandum, and Tenant shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.
ARTICLE XXXIV

APPOINTING EXPERTS
34.1    Expert Dispute Resolution Process.
(a)    In the event that the opinion of “Experts” is required under this Master Lease, Landlord and Tenant shall negotiate in good faith for no longer than ten (10) Business Days to appoint a single Expert. If Landlord and Tenant have not been able to reach agreement on such Person after such ten (10) Business Days of good faith negotiations, then Landlord and Tenant shall each within ten (10) Business Days after either party notifying the other of the need to appoint Experts and the subject matter of the dispute, appoint an Expert and Landlord’s and Tenant’s Experts shall, within ten (10) Business Days of their appointment, jointly appoint a third Expert (such three Experts, or such single Expert agreed upon by Landlord and Tenant, as applicable, shall be referred to herein as the “Experts”). The three Experts so appointed, if applicable, shall make all decisions by majority vote of such Experts. If the two Experts so appointed are unable to appoint a third Expert within such ten (10) Business Day period, then either Landlord or Tenant may ask any court of competent jurisdiction to appoint the third Expert. If either Landlord or Tenant fails to timely appoint an Expert, the Expert appointed by the other party shall be the sole Expert in determining the relevant matter. Each Expert appointed hereunder shall have at least ten (10) years of experience valuing commercial real estate and/or in leasing or with respect to the matters to be determined, as applicable with respect to any of the matters to be determined by the Experts.
(b)    Once the Expert or Experts are selected, either by agreement of the parties or by selection of separate Experts followed by the appointment of a third Expert, the Experts will determine the matter in question, by proceeding as follows:

(i)    In the case of Experts required for the purposes of the definition of Allocable Rent Amount, Landlord and Tenant shall submit to the Experts their respective determinations of the relative fair value of each Facility in accordance with GAAP. The Experts will determine which determination of relative fair value most closely approximates the relative fair value of such Facility and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of relative fair value.
(ii)    In the case of Experts required for the purposes of Section 3.5 hereof, Landlord and Tenant shall submit to the Experts their respective determinations of Fair Market Rent of each Appraiser. The Experts (applying the Fair Market Rent Assumptions) will determine which determination of Fair Market Rent most closely approximates Fair Market Rent and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of Fair Market Rent.
(iii)    In the case of Experts required for the purposes of Section 4.1(g) hereof, Landlord and Tenant shall submit to the Experts their respective determinations of the GRT Payment. The Experts will determine which determination of such GRT Payment is most appropriate and may not select any other determination of such GRT Payment or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of the GRT Payment.
(iv)    In the case of Experts required for the purposes of Section 5.1 hereof, Landlord and Tenant shall submit to the Experts their respective determinations of the allocation of Title Insurance Proceeds. The Experts will determine which determination of such allocation is most appropriate and may not select any other allocation or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of the allocation of Title Insurance Proceeds.
(v)    In the case of Experts required for the purpose of Section 14.2(b) or (c), Landlord and Tenant shall submit to the Experts their respective determinations for fair market value of the relevant Facility. The Experts may only select either the fair market value set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of fair market value as the conclusive determination of the fair market value.
(vi)    In the case of Experts required for the purpose of Section 14.2(g), Landlord and Tenant shall submit to the Experts their respective determinations of the amount of the relevant Casualty Shortfall. The Experts may only select either the amount of the Casualty

Shortfall set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the amount of the Casualty Shortfall as the conclusive determination of the Casualty Shortfall.
(vii)    In the case of Experts required for the purpose of Section 15.1, Landlord and Tenant shall submit to the Experts their respective determinations of the percentage of a Facility taken by Condemnation and/or the fair market value of the relevant Facility. The Experts may only select either the percentage of a Facility and/or the fair market value set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the percentage of a Facility and/or the fair market value as the conclusive determination of such percentage and/or fair market value.
(viii)    In the case of Experts required for the purpose of Section 15.1(c), Landlord and Tenant shall submit to the Experts their respective determinations of the relative values of the property taken by Condemnation and the portion of the affected Facility remaining subject to the Master Lease. The Experts may only select either such relative values set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of such relative values as the conclusive determination of such relative values.
(ix)    In the case of Experts required for the purpose of Section 16.1, Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to Landlord’s belief that an Event of Default exists. The Experts may only determine whether or not the Event of Default alleged by Landlord has occurred and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination as to whether or not such an Event of Default has occurred as the conclusive determination of such matter.
(x)    In the case of Experts required for the purpose of Section 18.2(b), Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to whether a particular decision should be determined by an independent committee. The Experts may only determine whether or not such particular decision should be determined by an independent committee and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination as to whether or not such particular decision should be determined by an independent committee as the conclusive determination of such matter.

(xi)    In the case of Experts required for the purpose of Section 18.3, Landlord and Tenant shall submit to the Experts their respective determinations of whether a Person referenced in a Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor.  The Experts may only determine whether or not a Person referenced in a Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor, and may not make any other determination (and the Experts shall be so instructed).  The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination as to whether or not a Person referenced in a Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor as the conclusive determination of such matter.
(xii)    In the case of Experts required for the purpose of Section 36.1, Landlord and Tenant shall submit to the Experts their respective determinations of the Tenant’s Property FMV. The Experts may only select either the Tenant’s Property FMV set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination of the Tenant’s Property FMV as the conclusive determination of such matter.
(c)    In each case, the Experts will make the relevant determination by a “baseball arbitration” proceeding with the Experts limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted), which shall then be final and binding on the parties and not subject to appeal or court review. Either party may seek an order of a court of competent jurisdiction to enforce such determination. The Experts, in their sole discretion, shall consider any and all materials that they deem relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Experts may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame set by the Experts to allow the Experts to make the relevant determination in the time allowed pursuant to this Section 34.1.
(d)    All communications between a party and the Experts shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Experts.
(e)    Each of Landlord and Tenant shall pay the cost of the Expert appointed by it. The costs of the third Expert engaged with respect to any issue under Section 34.1 of this Master Lease shall be borne by the party against whom the Experts rule on such issue. If Landlord pays such Expert and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

NOTICES
35.1    Notices. Except as permitted in Section 35.2 below, any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or nationally recognized express courier service to the following address:

To Tenant:	MGM Lessee, LLC 6385 S. Rainbow Boulevard, Suite 500 Las Vegas, NV 89118 Attention: Corporate Legal
With a copy to: (that shall not constitute notice)	Email: legalnotices@mgmresorts.com
With a copy to: (that shall not constitute notice)	Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael Aiello Jannelle Seales Email: michael.aiello@weil.com jannelle.seales@weil.com

To Landlord:	MGP Lessor, LLC c/o VICI Properties Inc. 535 Madison Avenue, 28th Floor New York, New York 10022 Attention: General Counsel Email: corplaw@viciproperties.com

And with copy to (which shall not constitute notice):	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Tzvi Rokeach Email: trokeach@kramerlevin.com or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. A confirmatory copy of any such notice shall also be sent by email. Notwithstanding the foregoing or anything to the contrary contained in this Master Lease, Landlord shall accept delivery of any Specified Communications solely via email transmission to Landlord at corplaw@viciproperties.com with copies to VICILeaseAdmin@viciproperties.com; and further waives for all purposes any other delivery method prescribed in this Master Lease and any delivery of the same to any other Person.
35.2    Deemed Approval Period with respect to certain Items Requiring Consent. Any request for consent to or approval of any plan, document, transaction, action, election, notification or similar matter set forth in this Master Lease that requires the consent or approval of Landlord, excluding Articles XIV, XV and XVI (each, an “Item Subject to Deemed Consent”) shall be subject to the terms set forth in this Section 35.2. Tenant shall submit its request for such approval through a written notice in accordance with this Agreement. That notice shall include a reasonably detailed description of the applicable Item Subject to Deemed Consent, a copy of all material documents reflecting the terms and conditions of the applicable Item Subject to Deemed Consent, including the documentation required to be delivered under this Master Lease in connection with such request, and such additional information or documentation relating to the Item Subject to Deemed Consent as may be reasonably available to Tenant and that is reasonably necessary for the evaluation of the applicable Item Subject to Deemed Consent. Such request shall include in bold lettering the following statement: “FIRST NOTICE – THIS IS A REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that first request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “SECOND NOTICE – THIS IS A SECOND REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS SECOND NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that second request within five (5) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “THIS IS A THIRD AND FINAL REQUEST FOR LANDLORD’S CONSENT AND FAILURE TO RESPOND TO THIS THIRD REQUEST WITHIN THREE (3) BUSINESS DAYS WILL RESULT IN THE DEEMED APPROVAL OF THE REQUEST.” If Landlord does not respond to that third request within three (3) Business Days following its receipt thereof (which response may be by e-mail), then Landlord shall be deemed to have approved the applicable Item Subject to Deemed Consent as of the end of such three (3) Business Day period. Notwithstanding anything to the contrary contained herein, with respect to a request for consent under Section 8.3, Tenant shall only be required to provide a first notice and second notice and a third notice shall not be required.
35.3    Unavoidable Delays. Tenant shall notify Landlord promptly upon the occurrence of an event which constitutes an Unavoidable Delay, and shall keep Landlord apprised of the status of such Unavoidable Delay and the expiration thereof. Upon any Unavoidable Delay which Tenant can anticipate or otherwise mitigate the effect of on a commercially reasonable basis, Tenant shall undertake commercially reasonable actions to mitigate, or which are intended to mitigate, the effect of any such Unavoidable Delay.

ARTICLE XXXVI

TRANSITION UPON EXPIRATION OR TERMINATION
36.1    Transfer of Tenant’s Assets at the Facilities. Upon the written notice (an “End of Term Asset Transfer Notice”) of (i) upon expiration or earlier termination of the Term, Landlord or (ii) upon expiration of the Term at the end of all applicable Renewal Terms, Tenant, in each case at least six months prior to the expiration (or, if applicable, within ten (10) days following the earlier termination) of the Term, in the case of clause (i), Landlord may require that Tenant sell, or, in the case of clause (ii), Tenant may require that Landlord buy, as applicable, all tangible personal property constituting Tenant’s Property (including Gaming Equipment and hotel furniture, fixtures and equipment, but excluding, for the avoidance of doubt, Tenant’s business operations, Tenant’s Intellectual Property, Gaming Licenses, Excluded Assets, customer lists and other proprietary information used by Tenant in connection with its business operations and any Tenant Capital Improvements) (but including Corporate Shared Services Property to the extent transferable and necessary to satisfy the Operating Standard, and to the extent not transferable, Tenant will reasonably cooperate to transition such services provided with Corporate Shared Services Property to Landlord or Landlord’s designee in a manner that minimizes disruptions in operations at the Facilities) for consideration to be received by Tenant (or its Subsidiaries) from Landlord in an amount equal to the fair market value of such Tenant’s Property (the “Tenant’s Property FMV”). Within ten (10) Business Days of Landlord’s delivery or receipt of an End of Term Asset Transfer Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Tenant’s Property FMV. If Tenant disagrees with Landlord’s determination of the Tenant’s Property FMV, Tenant shall, within ten (10) Business Days of receipt of Landlord’s determination, notify Landlord in writing of Tenant’s determination of Tenant’s Property FMV. Landlord and Tenant shall negotiate in good faith to agree upon the Tenant’s Property FMV for an additional thirty (30) day period and if Landlord and Tenant are unable to agree during such 30 day period, the Tenant’s Property FMV will be determined by Experts in accordance with Section 34.1. Following the determination of the Tenant’s Property FMV, Landlord shall, on the later of ten (10) Business Days following such determination and the expiration of the Term, pay to Tenant or Tenant’s designee an amount equal to the Tenant’s Property FMV and Tenant shall sell, transfer and assign (subject to compliance with any applicable Gaming Regulations) all of Tenant’s right, title and interest in such Tenant’s Property to Landlord or Landlord’s designee free and clear of any liens or encumbrances but on an “as-is” basis with no representations or warranties whatsoever. For the avoidance of doubt, it shall be a condition precedent to Tenant’s obligation to transfer any of Tenant’s Property pursuant to this Article XXXVI that the transferee shall comply with all Legal Requirements, including any Gaming Regulations with respect to the ownership of such property.
ARTICLE XXXVII

ATTORNEY’S FEES
37.1    Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Master Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.
ARTICLE XXXVIII

BROKERS
38.1    Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.
ARTICLE XXXIX

OFAC
39.1    Sanctions Representations.
(a)    Landlord and Tenant each hereby represent and warrant that neither they, nor, to their knowledge, any person that owns, directly or indirectly, any interest in Landlord or Tenant or any of Tenant’s affiliates as applicable, is (i) in material violation of any sanctions program that is administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or any other agency of any government whose law applies to Landlord or Tenant (collectively, “Sanctions Authority”); (ii) in material violation of the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the U.S.A. Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001), if applicable, or any Executive Order of the President issued pursuant to such statutes; (iii) subject to any sanctions administered by any Sanctions Authority (collectively, “Prohibited Persons”); or (iv) located in, or established under the laws of, any jurisdiction that is subject to an embargo administered by any Sanctions Authority.
(b)    Neither Landlord nor Tenant will, during the Term of this Master Lease, knowingly engage in any transactions or dealings with, or otherwise knowingly be associated with, any Prohibited Persons in connection with the ownership, or use or occupancy of, the Leased Property, as applicable. Tenant also shall not cause Landlord to violate any sanctions administered by any Sanctions Authority, including, but not limited to, OFAC. A breach of the representations (being untrue at any time during the Term) or covenants contained in this Section 39.1 by Landlord or Tenant shall constitute a material breach of this Master Lease and shall entitle the other party to any and all remedies available hereunder, or at law or in equity.
ARTICLE XL

REIT REQUIREMENTS
40.1    REIT Protection.
(a)    The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Master Lease shall be interpreted consistent with this intent.
(b)    Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (i) sublet, assign or enter into a management arrangement for the Leased Property that is treated as an amount received for the use of or the right to use the Leased Property for purposes of Section 856(d) of the Code (as determined in the sole and absolute discretion of Landlord) to or with any Person in which Landlord REIT Affiliate owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (ii) assign all or a portion of the Leasehold Estate in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. Landlord shall make reasonable best efforts to respond to any such request by Tenant (which request may be made solely through email transmission to Landlord at the email address set forth in Section 35.1 notwithstanding anything to the contrary set forth in such section) for consent to any arrangement described in this Section 40.1(b) within ten (10) Business Days. If Tenant fails to obtain Landlord’s consent as required pursuant to this Section 40.1(b), then Tenant shall have the opportunity to cure such failure as provided by Section 16.1(a)(xiii); provided, however, that Landlord shall waive the requirement for Tenant to cure such failure if (i) Tenant has acted in good faith and notifies Landlord of such failure promptly after becoming aware of such failure, and (ii) such failure, taken together with all other failures (including those waived pursuant to this sentence) and nonqualifying income items previously consented to by Landlord pursuant to this Section 40.1(b)) would not result in more than 0.5% of the Rent under this Master Lease (or any replacement lease contemplated by Section 22.2(iii)) failing to qualify as “rents from real property” within the meaning of Section 856(d) of the Code during any taxable year of Landlord. The requirements of this Section 40.1(b) shall apply, mutatis mutandis to any further sublease, assignment, or management contract by any subtenant, assignee, or manager.
(c)    Anything contained in this Master Lease to the contrary notwithstanding (except as provided in Section 18.1), the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord REIT Affiliate’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.
(d)    Anything contained in this Master Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense (other than de minimis cost) to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Landlord REIT Affiliate’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Upon the request of Landlord, but no more frequently than one (1) time per Fiscal Quarter, Tenant shall use reasonable best efforts to respond to inquiries by Landlord regarding REIT compliance and confirm to Landlord that Tenant has reviewed its transactions during the most recent fiscal quarter and is in compliance with the provisions set forth in Section 40.1(a). If any Rent hereunder shall fail to qualify as “rent from real property” within the meaning of Section 856(d) of the Code (including by reason of any personal property in excess of the fifteen percent (15%) limit in Section 856(d)(2)(A)), the parties will cooperate in good faith to amend this Master Lease such that (or take such other action as reasonably required to ensure that) no such Rent fails to so qualify, provided that such amendment or action does not (i) increase Tenant’s monetary obligations under this Master Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

ARTICLE XLI

MISCELLANEOUS
41.1    Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.
41.2    Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.
41.3    Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause. Neither Landlord nor Tenant shall be liable to the other, nor shall either make any claim against the other, for punitive damages.
41.4    Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.
41.5    Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

41.6    Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
41.7    Entire Agreement. This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Master Lease.
41.8    Headings; Consent. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. When the consent of any party hereunder may not be unreasonably withheld, such consent also may not be unreasonably conditioned or delayed.
41.9    Counterparts. This Master Lease may be executed in any number of counterparts and by facsimile or electronic signatures, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
41.10    Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11    Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
41.12    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease.
41.13    Gaming Regulations. (a) Notwithstanding anything to the contrary in this Master Lease, this Master Lease and any agreement formed pursuant to the terms hereof are subject to the Gaming Regulations and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, Landlord, and its respective Related Persons, successors and assigns acknowledges that (i) it is subject to being called forward by the Gaming Authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Master Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and Landlord’s right to possession or control of Gaming Equipment, alcoholic beverages or a Gaming License or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authority and/or Liquor Authority.
(b)    Notwithstanding anything to the contrary in this Master Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto and/or the Facilities, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Master Lease or any agreement formed pursuant to the terms hereof.
41.14    Regulatory Requirements.
(a)    New Jersey Approval by Casino Control Commission.
(i)    This Master Lease and the parties, in each case as it relates to Borgata Hotel Casino & Spa, Atlantic City, New Jersey (“Borgata”) only, are subject to compliance with the requirements of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., (the “Act”), and the regulations promulgated thereunder.
(ii)    In accordance with the requirements of N.J.S.A. 5:12-82c, this Master Lease and any further amendments thereto must be filed with the New Jersey Casino Control Commission (“Commission”) and the New Jersey Division of Gaming Enforcement (“Division”) and, to the extent that this Master Lease and any further amendment thereto relates to Borgata, the same is effective as to Borgata only if approved by the Commission.

(iii)    In accordance with the requirements of N.J.S.A. 5:12-82c(10), with respect to Borgata only, each party to this Master Lease is jointly and severally liable for all acts, omissions and violations of the Act by any party, regardless of actual knowledge of such act, omission or violation. Notwithstanding the foregoing, the party violating the Act shall indemnify the non-violating party for any liability incurred by the non-violating party as a result of any such violation in a manner consistent with Article XXI of this Master Lease; provided, however, that neither party shall be required to indemnify the other party for any liabilities relating to, arising out of or resulting from any required sale of Borgata pursuant to paragraphs (vi-ix) of this Section 41.14(a) below (including, without limitation, the payment of the Borgata Fair Market Value, as finally determined in accordance with this Section 41.14(a), or any closing costs associated therewith).
(iv)    In accordance with the requirements of N.J.S.A. 5:12-104b, this Master Lease, as it relates to Borgata only, may be reviewed by the Division on the basis of the reasonableness of the terms of this Master Lease, including the terms of compensation, and of the qualifications of the owners, officers, employees, and directors of Landlord, which qualifications shall be reviewed according to the standards enumerated in N.J.S.A. 5:12-86. If the Division disapproves of this Master Lease as it relates to Borgata only, or the owners, officers, employees, and directors of Sublandlord, the Division may require the termination of this Master Lease with respect to Borgata only; provided, that any such termination shall not apply or effect in any way any of the Leased Property other than Borgata. In the event of any such termination, the Master Lease shall no longer apply to Borgata.
(v)    In accordance with the requirements of N.J.S.A. 5:12-104b, the Master Lease as it relates to Borgata only may be terminated by the Commission without liability on the part of Tenant or Landlord if the Commission disapproves of the Master Lease, as it relates to the Borgata only, pursuant to the Commission’s authority under the Act; provided, that any such termination shall not apply or effect in any way any of the Leased Property other than Borgata. In the event of any such termination, this Master Lease shall no longer apply to Borgata.
(vi)    In accordance with the requirements of N.J.S.A. 5:12-82c(5), if at any time during the term of this Master Lease (so long as Borgata remains a Facility under this Master Lease), the Landlord or any person associated with Landlord (other than Tenant or any Operating Subtenant), is found by the Commission or the Director of the Division to be unsuitable to be associated with a casino enterprise in New Jersey, and is not removed from such association in a manner acceptable to the Commission or the Director of the Division, as applicable, then upon written notice delivered by Tenant to Landlord (the “Borgata Purchase Notice”), following such final unstayed decision of the Commission or the Director of the Division, as applicable, which provides that a purchase of Landlord’s fee and leasehold interest in Borgata is required, Tenant may elect either (a) to require Landlord to sell all (but not less than all) of Landlord’s fee and leasehold interest in Borgata (but no other Facility under this Master Lease) to a third party in the manner provided in, and subject to, Section 1.5 of this Master Lease (except that such sale shall be required, and not at the election, of Landlord); provided, that the Commission or the Director of the Division, as applicable, does not object, or (b) to purchase all (but not less than all) of Landlord’s fee and leasehold interest in Borgata (but no other Facility under this Master Lease) for an amount equal to 100% of the Borgata Fair Market Value (as finally determined in accordance with paragraph (vii) of this Section 41.14(a) below), which amount shall be payable in cash.
(vii)    The “Borgata Fair Market Value” shall be an amount equal to the fair market value of Borgata based on the amount that would be paid by a willing purchaser to a willing seller if neither were under any compulsion to buy or sell. If the parties are unable to mutually agree upon the Borgata Fair Market Value within thirty (30) days after delivery of the Borgata Purchase Notice, the Borgata Fair Market Value will be determined by Experts appointed in accordance with Section 34.1 in which case Landlord and Tenant shall each submit to the Experts their respective determinations of the Borgata Fair Market Value. The Experts may only select either the Borgata Fair Market Value set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the Borgata Fair Market Value as the conclusive determination of the Borgata Fair Market Value.
(viii)    In the event that Tenant has elected to purchase Borgata, the closing of the purchase and sale of Borgata shall occur not later than ninety (90) days after determination of the Borgata Fair Market Value, or such other time as may be directed by the New Jersey Gaming Authorities. At such closing, the Landlord shall deliver to the Tenant all fee and leasehold title to Borgata, free and clear of any liens, claims or other encumbrances other than (A) any liens and encumbrances that were created or in place as of the Commencement Date and (B) any liens and encumbrances caused by Tenant or as permitted by the Master Lease. Landlord shall use all its commercially reasonable efforts to deliver title to Borgata in the condition required in this Section 41.14(a)(viii). All closing costs and expenses, including any applicable real property transfer taxes or fees, of conveying Borgata to Tenant shall be allocated between Landlord and Tenant in the manner the same are customarily allocated between a seller and buyer of similar real property located in the State of New Jersey. Upon such closing the Master Lease, as it relates to Borgata only, shall automatically terminate and be of no further force and effect, and Rent under the Master Lease from and after the date of such closing shall be reduced in the manner set forth in Section 14.6 of this Master Lease. Nothing in this Section 41.14(a) shall be deemed to supersede any provision of this Master Lease which expressly survives the termination of this Master Lease, and nothing contained in this Section 41.14(a) shall be deemed to release either party from any obligation or liability relating to any Facility other than Borgata or any obligation or liability relating to Borgata which shall have arisen under this Master Lease prior to the effective date of the sale to Tenant of Borgata.
(ix)    In the event that Tenant has elected to require Landlord to sell Borgata to a third-party, in connection with the closing of the purchase and sale of Borgata from Landlord to such third-party, Tenant and such third-party shall enter into a Separate Lease and the Master Lease shall be amended in accordance with Section 1.5 of this Master Lease to reflect the removal of Borgata from this Master Lease.

(b)    Maryland Regulatory Requirements. This Master Lease does not (i) create any property right in the video lottery operation license awarded or issued to MGM National Harbor, LLC and/or any other license awarded or issued under MD Code, State Government, §9-1A-01 et seq.; (ii) accrue any monetary value to the privilege of participation in video lottery; or transfer any license issued under MD Code, State Government, §9-1A-01 et seq., including, for the avoidance of doubt, the video lottery operation license and/or the sports wagering facility license awarded and/or issued to MGM National Harbor, LLC. Notwithstanding anything to the contrary in this Master Lease, the participation in video lottery and/or sports wagering operations shall be conditioned solely on the continuing individual qualifications of the person who seeks the privilege.
(c)    Massachusetts Regulatory Requirements.
(i)    Springfield’s inclusion as a Leased Property of this Master Lease required certain Massachusetts regulatory filings and approvals including applications to determine suitability of MGP and each of its subsidiaries and controlled affiliates as determined by the Massachusetts Gaming Commission (“Commission”) pursuant to 205 CMR 115 and Interim Authorization pursuant to 205 CMR 116.10. Springfield’s Interim Authorization as Leased Property of this Master Lease is subject to the Commission’s right to order that Springfield be transferred to the Amended and Restated Springfield Nominee Trust if the Commission has reasonable cause to believe that MGP or any of its subsidiaries or controlled affiliates may be found unsuitable. Landlord and Tenant agree to cooperate with the Commission’s ongoing final determination of MGP’s suitability and follow all lawful directives from the Commission.
(ii)    Landlord and Tenant acknowledge and agree to the provisions of Section 2.7 of the Master Transaction Agreement dated as of May 11, 2021 by and among Landlord, Tenant, Blue Tarp reDevelopment, LLC (“Blue Tarp”), MGP Lessor Holdings, LLC, the Operating Partnership, Tenant’s Parent and MGP REIT (the “Springfield MTA”). In the event that Springfield is at any time required, for regulatory requirements, to be transferred to Blue Tarp or the Trust (as defined in the Springfield MTA), Landlord agrees to be bound by such requirements and to convey Springfield in accordance with the Springfield MTA. Upon such conveyance, Springfield shall cease to be demised pursuant to the Master Lease and the provisions of Section 1.5 of the Master Lease with respect to a Removal Facility will apply thereto. Notwithstanding Section 1.5(e), any costs and expenses relating to a Separate Lease entered into pursuant to this Section 41.14(c) shall be borne by Tenant and not by Landlord.
41.15    Certain Provisions of Nevada Law. Promptly upon Tenant’s request, Landlord shall, pursuant to Section 108.2405(1)(b) of the Nevada Revised Statutes (“NRS”), record an additional or amended written notice of waiver of Landlord's rights set forth in NRS 108.234 with respect to all works of improvement with the office of the recorder of Clark County, Nevada. Pursuant to NRS 108.2405(2), Landlord shall serve such notice and any previously recorded notice by certified mail, return receipt requested, upon the prime contractor of each work of improvement and all other lien claimants who may give the owner a notice of right to lien pursuant to NRS 108.245, within ten (10) days after Landlord's receipt of a notice of right to lien or ten (10) days after the date on which the notice of waiver is recorded, whichever is later.
41.16    Sale/Leaseback Accounting. Landlord and Tenant agree to enter into any modifications to this Master Lease or such other agreements reasonably necessary, in the opinion of a “Big Four” accounting firm, to achieve “sale/leaseback accounting treatment” for Tenant; provided, that such modifications do not materially increase either party’s obligations, or materially diminish either parties rights, under the Master Lease or affect the other party’s tax or accounting treatment of the transactions contemplated by this Master Lease.
SIGNATURES ON FOLLOWING PAGE

EXHIBIT A
LIST OF FACILITIES

Name of Facility	Address of Facility
Beau Rivage	875 Beach Blvd., Biloxi, Harrison County, MS 39530
Borgata Hotel Casino & Spa	1 Borgata Way, Atlantic City, Atlantic County, NJ 08401
Empire City Casino and Yonkers Raceway, Yonkers, New York	810 Yonkers Ave, Yonkers, Westchester County, NY 10704
Excalibur Hotel and Casino	3850 and 3858 Las Vegas Blvd. South, Las Vegas, Clark County, NV 89109
Luxor Hotel and Casino	3900 Las Vegas Blvd. South, Las Vegas, Clark County, NV 89119
MGM Grand Detroit Hotel and Casino	1777 Third Street, Detroit, Wayne County, MI 48226
MGM National Harbor Resort & Casino	101 MGM National Ave., Forest Heights, Prince George’s County, MD 20745
MGM Springfield	One MGM Way, Springfield, Hampden County, MA 01103
New York-New York Hotel and Casino	3790 Las Vegas Blvd. South, Las Vegas, Clark County, NV 89109
Park MGM	3770 Las Vegas Blvd. South, Las Vegas, Clark County, NV 89109
The Park	3778 Las Vegas Blvd. South, Las Vegas, Clark County, NV 89109

A-1